Exhibit 99.1

Item 1.	Business

General

Health Care REIT, Inc., a Delaware Corporation, is an equity real estate investment trust (“REIT”) that invests across the full spectrum of senior housing and health care real estate, including continuing care retirement communities, independent living, assisted living, skilled nursing, hospitals, long-term acute care hospitals and medical office buildings. We also offer a full array of property management and development services. Founded in 1970, we were the first REIT to invest exclusively in health care properties. As of December 31, 2007, we had $5,020,026,000 of real estate investments in 638 properties located in 38 states.

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest in the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

Depending on the availability and cost of external capital, we anticipate investing in additional properties and providing loans to qualified obligors. Capital for future investments may be provided by borrowing under our unsecured line of credit arrangement, public or private offerings of debt or equity securities, or the incurrence or assumption of secured indebtedness.

References herein to “we,” “us,” “our” or the “Company” refer to Health Care REIT, Inc. and its subsidiaries unless specifically noted otherwise.

Windrose Medical Properties Trust Merger

As discussed in our Annual Report on Form 10-K/A for the year ended December 31, 2006, we completed our merger with Windrose Medical Properties Trust on December 20, 2006. These operations are the principal component of our medical office building segment. The results of operations for this segment represent the primary change in our consolidated results of operations from the prior year. Allocation of the purchase price has been finalized. See Note 2 to our consolidated financial statements for additional information.

Rendina/Paramount Acquisition

In May 2007, we completed the acquisition of 17 medical office buildings and Paramount Real Estate Services, a property management company, from affiliates of Rendina Companies. The results of operations for these properties and Paramount have been included in our consolidated results of operations from the date of acquisition. Allocation of the purchase price has been finalized. See Note 2 to our consolidated financial statements for additional information.

Portfolio of Properties

The following table summarizes our portfolio as of December 31, 2007:

	Investments	Percentage of	Revenues(1)	Percentage of	Number of	# Beds/Units	Investment per	Operators/
Type of Property	(In thousands)	Investments	(In thousands)	Revenues	Properties	or Sq. Ft.	metric (2)	Tenants	States

Independent
living/CCRCs	$777,349	15%	$45,502	9%	62	7,509 units	$157,564 per unit	21	22
Assisted living
facilities	1,043,467	21%	114,961	23%	206	12,750 units	98,087 per unit	24	33
Skilled nursing
facilities	1,592,035	32%	159,033	32%	227	30,647 beds	52,752 per bed	21	28
Medical office
buildings	1,248,264	25%	112,317	23%	121	5,032,333 sq. ft.	276 per sq. ft.	913	18
Specialty care
facilities	358,911	7%	25,484	5%	22	1,541 beds	248,321 per bed	11	10
Interest income			25,823	5%
Other income			10,035	3%

Totals	$5,020,026	100%	493,155	100%	638

(1)	Revenues include gross revenues and revenues from discontinued operations for the year ended December 31, 2007.

(2)	Investment per metric was computed by using the total investment amount of $5,820,723,000 which includes real estate investments and unfunded construction commitments for which initial funding has commenced which amounted to $5,020,026,000 and $800,697,000, respectively.

Property Types

Our primary property types include investment properties and medical office buildings. Investment properties are those in which we do not participate in the management of the property and include skilled nursing facilities, assisted living facilities, independent living/continuing care retirement communities and certain specialty care facilities. Our medical office buildings are those in which we are responsible for the management of the property. Our properties include stand-alone facilities that provide one level of service, combination facilities that provide multiple levels of service, and communities or campuses that provide a wide range of services. The following is a summary of our various property types.

Assisted Living Facilities

Assisted living facilities are state regulated rental properties that provide the same services as independent living facilities, but also provide supportive care from trained employees to residents who require assistance with activities of daily living, including management of medications, bathing, dressing, toileting, ambulating and eating.

Alzheimer’s/Dementia Care Facilities  Certain assisted living facilities may include state licensed settings that specialize in caring for those afflicted with Alzheimer’s disease and/or similar forms of dementia.

Skilled Nursing Facilities

Skilled nursing facilities are licensed daily rate or rental properties where the majority of individuals require 24-hour nursing and/or medical care. Generally, these properties are licensed for Medicaid and/or Medicare reimbursement.

Independent Living/Continuing Care Retirement Communities

These communities may include one or more of the following property types.

Continuing Care Retirement Communities  Continuing care retirement communities include a combination of detached homes, an independent living facility, an assisted living facility and/or a skilled nursing facility on one campus. These communities are appealing to residents because there is no need for relocating when health and medical needs change. Resident payment plans vary, but can include entrance fees, condominium fees and rental fees. Many of these communities also charge monthly maintenance fees in exchange for a living unit, meals and some health services.

Active Adult Communities  Active adult communities contain primarily for-sale single-family homes, townhomes, cluster homes, mobile homes and/or condominiums with no specialized services. These communities are typically restricted or targeted to adults at least 55 years of age or older. Residents generally lead an independent lifestyle. Communities may include amenities such as a clubhouse, golf course and recreational spaces.

Independent Living Facilities  Independent living facilities are age-restricted multifamily properties with central dining facilities that provide residents access to meals and other services such as housekeeping, linen service, transportation and social and recreational activities.

Specialty Care Facilities

Our specialty care facilities generally include acute care hospitals, long-term acute care hospitals and other specialty care facilities. Acute care hospitals provide a wide range of inpatient and outpatient services, including, but not limited to, surgery, rehabilitation, therapy and clinical laboratories. Long-term acute care hospitals provide inpatient services for patients with complex medical conditions that require more intensive care, monitoring or emergency support than that available in most skilled nursing facilities. Other specialty care facilities typically provide specialized inpatient and outpatient care for specific illnesses or diseases, including, among others, orthopedic and neurologic care.

Medical Office Buildings

Medical office buildings are office and clinic facilities, often located near hospitals or on hospital campuses, specifically constructed and designed for the use by physicians and other health care personnel to provide services to their patients. They may also include ambulatory surgery centers that are used for general or specialty surgical procedures not requiring an overnight stay in a hospital. Medical office buildings typically contain sole and group physician practices and may provide laboratory and other patient services.

Investments

We invest in senior housing and health care real estate. We diversify our investment portfolio by property type, operator/tenant and geographic location. In determining whether to invest in a property, we focus on the following: (1) the experience of the obligor’s management team; (2) the historical and projected financial and operational performance of the property; (3) the credit of the obligor; (4) the security for the lease or loan; and (5) the capital committed to the property by the obligor. We conduct market research and analysis for all potential investments. In addition, we review the value of all properties, the interest rates and covenant requirements of any debt to be assumed and the anticipated sources of repayment of any existing debt that is not to be assumed.

We monitor our investments through a variety of methods determined by the type of property and obligor. Our asset management process generally includes review of monthly financial statements and other operating data for each property, periodic review of obligor creditworthiness, periodic property inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

Through asset management and research, we evaluate the operating environment in each property’s market to determine whether payment risk is likely to increase. When we identify unacceptable levels of payment risk, we seek to mitigate, eliminate or transfer the risk. We categorize the risk as obligor, property or market risk. For obligor risk, we typically find a substitute operator/tenant to run the property. For property risk, we usually work with the operator/tenant to institute property-level management changes to address the risk. Finally, for market risk, we often encourage an obligor to change its capital structure, including refinancing the property or raising additional equity. Through these asset management and research efforts, we are generally able to intervene at an early stage to address payment risk, and in so doing, support both the collectibility of revenue and the value of our investment.

Depending upon market conditions, we believe that new investments will be available in the future with spreads over our cost of capital that will generate appropriate returns to our stockholders.

Segment Reporting

Our business consists of two business segments — investment properties and medical office buildings. For additional information regarding business segments, see Note 18 to our audited consolidated financial statements.

Investment Properties

Real Property.  Our investment properties are those in which we do not participate in the management of the property and are primarily land, building, improvements and related rights that are leased to operators under long-term operating leases. The net value of our investment properties aggregated approximately $3,076,660,000 at December 31, 2007. The leases generally have a fixed contractual term of 12 to 15 years and contain one or more five to 15-year renewal options. Most of our rents are received under triple-net leases requiring the operator to pay rent and all additional charges incurred in the operation of the leased property. The tenants are required to repair, rebuild and maintain the leased properties. Substantially all of these operating leases are designed with either fixed or contingent escalating rent structures. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectibility assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period.

At December 31, 2007, 87% of our investment properties were subject to master leases. A master lease is a lease of multiple properties to one tenant entity under a single lease agreement. From time to time, we may acquire additional properties that are then leased to the tenant under the master lease. The tenant is required to make one monthly payment that represents rent on all the properties that are subject to the master lease. Typically, the master lease tenant can exercise its right to purchase the properties or to renew the master lease only with respect to all leased properties at the same time. This bundling feature benefits us because the tenant cannot limit the purchase or renewal to the better performing properties and terminate the leasing arrangement with respect to the poorer performing properties. This spreads our risk among the entire group of properties within the master lease. The bundling feature may provide a similar advantage if the master lease tenant is in bankruptcy. Subject to certain restrictions, a debtor in bankruptcy has the right to assume or reject each of its leases. It is our intent that a tenant in bankruptcy would be required to assume or reject the master lease as a whole, rather than deciding on a property by property basis.

Construction.  We currently provide for the construction of properties for tenants as part of long-term operating leases. We capitalize certain interest costs associated with funds used to pay for the construction of properties owned by us. The amount capitalized is based upon the amount advanced during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. We also typically charge a transaction fee at the commencement of construction. The construction period commences upon funding and terminates upon the earlier of the completion of the applicable property or the end of a specified period. During the construction period, we advance funds to the tenants in accordance with agreed upon terms and conditions which require, among other things, periodic site visits by a Company representative. During the construction period, we generally require an additional credit enhancement in the form of payment and performance bonds and/or completion guaranties. At December 31, 2007, we had outstanding construction investments of $313,709,000 and were committed to providing additional funds of approximately $800,697,000 to complete construction.

Real Estate Loans.  Our real estate loans are typically structured to provide us with interest income, principal amortization and transaction fees and are generally secured by a first, second or third mortgage lien, leasehold mortgage, corporate guaranties and/or personal guaranties. At December 31, 2007, we had outstanding real estate loans of $381,394,000. The interest yield averaged approximately 9.24% per annum on our outstanding real estate loan balances. Our yield on real estate loans depends upon a number of factors, including the stated interest rate, average principal amount outstanding during the term of the loan and any interest rate adjustments. The real estate loans outstanding at December 31, 2007 are generally subject to three to 20-year terms with principal amortization schedules and/or balloon payments of the outstanding principal balances at the end of the term. Typically, real estate loans are cross-defaulted and cross-collateralized with other real estate loans, operating leases or agreements between us and the obligor and its affiliates.

Medical Office Buildings

Our medical office buildings primarily consist of multi-tenant properties leased to health care providers. Management of these properties is provided by Paramount Real Estate Services, our property management company. Leases with our tenants are primarily triple net leases that require the tenants to pay their proportionate share of operating expenses. Other lease types with our tenants are gross or modified gross leases, where all or a portion of our operating expenses are not reimbursed by tenants. Accordingly, we incur certain property operating expenses, such as real estate taxes, repairs and maintenance, utilities and insurance. At December 31, 2007, 78% of our operating property leases were triple net as compared to 8% gross and 14% modified gross leases. Substantially all of our leases at medical office buildings include annual base rent escalation clauses that are either predetermined fixed increases or are a function of an inflation index, and typically have an initial term ranging from one to 20 years, with a weighted average remaining term of approximately six years as of December 31, 2007. Medical office building leases are normally credit enhanced by guaranties and/or letters of credit. The net value of our medical office buildings aggregated approximately $1,248,264,000 at December 31, 2007.

Development Services Group

Through our subsidiary, HCN Development Services Group, Inc. (“DSG”), we develop quality specialty medical properties. Formerly known as Hospital Affiliates Development Corporation or “HADC,” DSG develops and constructs new “build-to-suit” and multi-tenant facilities for us, and in some instances, for third parties who are expected to develop long-term relationships with the Company. DSG provides services such as property development, facility and medical equipment planning and implementation services to healthcare services, physician groups and third party medical property owners.

Equity Investments

Equity investments consist of an investment in a public company that has a readily determinable fair market value. We classify this equity investment as available-for-sale and, accordingly, record this investment at its fair market value with unrealized gains and losses included in accumulated other comprehensive income, a separate component of stockholders’ equity. This investment represents a minimal ownership interest in the company.

Borrowing Policies

We utilize a combination of debt and equity to fund the purchase of new properties and to provide loan financing. Our debt and equity levels are determined by management to maintain a conservative credit profile. Generally, we intend to issue unsecured, fixed rate public debt with long-term maturities to approximate the maturities on our leases and loans. For short-term purposes, we may borrow on our unsecured line of credit arrangement. We replace these borrowings with long-term capital such as senior unsecured notes, common stock or preferred stock. When terms are deemed favorable, we may invest in properties subject to existing mortgage indebtedness. In addition, we may obtain secured financing for unleveraged properties in which we have invested or may refinance properties acquired on a leveraged basis. It is our intent to limit secured indebtedness. In our agreements with our lenders, we are subject to restrictions with respect to secured and unsecured indebtedness.

Competition

We compete with other real estate investment trusts, real estate partnerships, private equity and hedge fund investors, banks, insurance companies, finance/investment companies, government-sponsored agencies, taxable and tax-exempt bond funds, health care operators, developers and other investors in the acquisition, development, leasing and financing of health care and senior housing properties. Some of our competitors are larger with greater resources and lower costs of capital than us. Increased competition inhibits our ability to identify and successfully complete investments. We compete for investments based on a number of factors including rates, financings offered, underwriting criteria and reputation. Our ability to successfully compete is also impacted by economic and population trends, availability of acceptable investment opportunities, our ability to negotiate beneficial investment terms, availability and cost of capital, construction and renovation costs and new and existing laws and regulations.

The operators/tenants of our properties compete on a local and regional basis with operators/tenants of properties that provide comparable services. Operators/tenants compete for patients and residents based on a number of factors including quality of care, reputation, physical appearance of properties, services offered, family preferences, physicians, staff and price. We also face competition from other health care facilities for tenants, such as physicians and other health care providers that provide comparable facilities and services.

For additional information on the risks associated with our business, please see “Item 1A — Risk Factors” of this Annual Report on Form 10-K.

Employees

As of December 31, 2007, we had 198 employees.

Customer Concentrations

The following table summarizes certain information about our customer concentrations as of December 31, 2007 (dollars in thousands):

	Number of	Total	Percent of
	Properties	Investment	Investment(1)

Concentration by investment:
Emeritus Corporation	50	$355,147	7%
Signature Healthcare LLC	34	325,744	6%
Brookdale Senior Living, Inc	84	258,990	5%
Life Care Centers of America, Inc.	25	255,168	5%
Senior Living Communities, LLC	8	187,437	4%
Remaining portfolio	437	3,637,540	73%

Totals	638	$5,020,026	100%

	Number of	Total	Percent of
	Properties	Revenue(2)	Revenue(3)

Concentration by revenue:
Emeritus Corporation	50	$39,546	8%
Brookdale Senior Living, Inc	84	37,791	8%
Home Quality Management, Inc.	35	24,512	5%
Life Care Centers of America, Inc.	25	23,854	5%
Tara Cares, LLC	33	18,982	4%
Remaining portfolio	411	338,435	68%
Other income	n/a	10,035	2%

Totals	638	$493,155	100%

(1)	Investments with our top five customers comprised 32% of total investments at December 31, 2006.

(2)	Revenues include gross revenues and revenues from discontinued operations for the year ended December 31, 2007.

(3)	Revenues from our top five customers were 43% and 43% for the years ended December 31, 2006 and 2005, respectively.

Certain Government Regulations

Health Law Matters — Generally

We invest in assisted living, skilled nursing, independent living/continuing care retirement communities, medical office buildings and specialty care facilities, which represented approximately 21%, 32%, 15%, 25% and 7%, respectively, of our investments at December 31, 2007.

Typically, operators of assisted living and independent living facilities do not receive significant funding from governmental programs and are regulated by the states, not the federal government. Operators of skilled nursing and specialty care facilities do receive significant funding from governmental programs and are subject to federal and state laws that regulate the type and quality of the medical and/or nursing care provided, ancillary services (e.g., respiratory, occupational, physical and infusion therapies), qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment, distribution of pharmaceuticals, reimbursement and rate setting and operating policies. In addition, as described below, a number of our property operators are subject to extensive laws and regulations pertaining to health care fraud and abuse, including kickbacks, physician self-referrals and false claims. Hospitals, physician group practice clinics, and other health care facilities in our portfolio are subject to extensive federal, state and local licensure, certification, and inspection laws and regulations. Our tenants’ failure to comply with any of these laws could result in loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification or exclusion from federal and state health care programs, loss of license or closure of the facility.

Licensing and Certification

The primary regulations that affect assisted living facilities are the states’ licensing laws. In granting and renewing these licenses, the regulatory authorities consider numerous factors relating to a property’s physical plant and operations including, but not limited to, admission and discharge standards and staffing and training. A decision to grant or renew a license is also affected by a property’s record with respect to patient and consumer rights and medication guidelines and rules. Certain of the senior housing facilities mortgaged to or owned by us may require the resident to pay an entrance or upfront fee, a portion of which may be refundable. These entrance fee communities are subject to significant state regulatory oversight, including, for example, oversight of each facility’s financial condition, establishment and monitoring of reserve requirements and other financial restrictions, the right of residents to cancel their contracts within a specified period of time, lien rights in favor of residents, restrictions on change of ownership and similar matters. Such oversight and the rights of residents within these entrance fee communities may have an effect on the revenue or operations of the operators of such facilities and therefore may adversely affect us.

Skilled nursing facilities are subject to a variety of licensure and certificate of need (“CON”) laws and regulations. CON laws in those states that have them generally require a facility to demonstrate the need for constructing a new facility, expanding an existing facility, changing the ownership or control of an existing licensed facility, or terminating services that have been approved through the CON process. CONs, where applicable, generally are required before a covered facility can construct a new facility, add beds or expand services, invest in major capital equipment or add new services, or terminate services for which the facility has previously been awarded a CON and a license. The CON laws and regulations may restrict the ability of operators to add new properties or expand an existing facility’s size or services. In addition, CON laws may constrain the ability of an operator to transfer responsibility for operating a particular facility to a new operator. If we have to replace a barred property operator, our ability to replace the operator may be affected by CON rules and policies governing changes in control.

With respect to licensure, generally our skilled nursing and specialty care facilities are required to be licensed and certified for participation in the Medicare and Medicaid programs. This generally requires license renewals and compliance surveys on an annual or bi-annual basis. The failure of our operators to maintain or renew any required license or regulatory approval or the failure to correct serious survey deficiencies identified in compliance surveys could prevent them from continuing operations at a property. In addition, if a property is found out of compliance with the conditions of participation in Medicare, Medicaid or other health care programs, the property may be barred from participation in government reimbursement programs. Any of these occurrences may impair the ability of our operators to meet their obligations to us. If we have to replace a barred property operator, our ability to replace the operator may be affected by federal and state rules and policies governing changes in control. This may result in payment delays, an inability to find a replacement operator, a significant working capital commitment from us to a new operator or other difficulties.

Reimbursement

Assisted Living Facilities.  Approximately 23% of our rental revenues for the year ended December 31, 2007, were attributable to assisted living facilities. The majority of the revenues received by the operators of our assisted living facilities are from private pay sources. The remaining revenue source is primarily Medicaid under certain waiver programs. As a part of the Omnibus Budget Reconciliation Act (“OBRA”) of 1981, Congress established a waiver program enabling some states to offer Medicaid reimbursement to assisted living facilities as an alternative to institutional long-term care services. The provisions of OBRA and the subsequent OBRA Acts of 1987 and 1990 permit states to seek a waiver from typical Medicaid requirements to develop cost-effective alternatives to long-term care, including Medicaid payments for assisted living and home health. At December 31, 2007, five of our 24 assisted living operators received Medicaid reimbursement pursuant to Medicaid waiver programs. For the twelve months ended September 30, 2007, approximately 12% of the revenues at our assisted living facilities were from Medicaid reimbursement. There can be no guarantee that a state Medicaid program operating pursuant to a waiver will be able to maintain its waiver status. If a state loses its waiver status under Medicaid, the state will be unable to maintain Medicaid reimbursement to assisted living facilities, which will reduce the revenues of some of our operators, making it more difficult for such operators to cover expenses, including our rent or debt service.

Rates paid by self-pay residents are set by the facilities and are largely determined by local market conditions and operating costs. Generally, facilities receive a higher payment per day for a private pay resident than for a Medicaid beneficiary who requires a comparable level of care. The level of Medicaid reimbursement varies from state to state. Thus, the revenues generated by operators of our assisted living facilities may be adversely affected by payor mix, acuity level and changes in Medicaid eligibility and reimbursement levels. In addition, a state could lose its Medicaid waiver and no longer be permitted to utilize Medicaid dollars to reimburse for assisted living services. Changes in revenues could in turn have a material adverse effect on an operator’s ability to meet its obligations to us.

Skilled Nursing Facilities and Specialty Care Facilities.  Skilled nursing and specialty care facilities typically receive most of their revenues from Medicare and Medicaid, with the balance representing private pay, including private insurance. Consequently, changes in federal or state reimbursement policies may also adversely affect an operator’s ability to cover its expenses, including our rent or debt service. Skilled nursing and specialty care facilities are subject to periodic pre- and post-payment reviews and other audits by federal and state authorities. A review or audit of claims of a property operator could result in recoupments, denials or delays of payments in the future, which could have a material adverse effect on the operator’s ability to meet its obligations to us. Due to the significant judgments and estimates inherent in payor settlement accounting, no assurance can be given as to the adequacy of any reserves maintained by our property operators for potential adjustments to reimbursements for payor settlements. Due to budgetary constraints, governmental payors may limit or reduce payments to skilled nursing and specialty care facilities. As a result of government reimbursement programs being subject to such budgetary pressures and legislative and administrative actions, an operator’s ability to meet its obligations to us may be significantly impaired.

Medicare Reimbursement and Skilled Nursing Facilities.  For the twelve months ended September 30, 2007, approximately 29% of the revenues at our skilled nursing facilities (which comprised 32% of our rental revenues for the year ended December 31, 2007) were from Medicare reimbursement. In an effort to reduce federal spending on health care, the Balanced Budget Act of 1997 (“BBA”) fundamentally altered Medicare payment methodologies for skilled nursing facilities by mandating the institution of the skilled nursing facility prospective payment system. The prospective payment system shifted reimbursement from reasonable cost to a prospective fee schedule that generally reduced Medicare reimbursement for skilled nursing facility services. The reductions in Medicare payments resulted in immediate financial difficulties for skilled nursing facilities and caused a number of operators to seek bankruptcy protection. The federal government subsequently passed legislation to lessen the negative financial impact from the prospective payment system. These payment increases have since expired.

Skilled nursing facilities received a 3.3% inflationary market basket increase in Medicare payments for federal fiscal year 2008, which represents $690 million of additional Medicare spending. Section 5008 of the Deficit Reduction Act of 2005 directs the Secretary (as defined in that statute) to conduct a demonstration program beginning January 1, 2008 assessing the costs and outcomes of patients discharged from hospitals in a variety of post-acute care settings, including skilled nursing facilities. The outcome of that demonstration program could lead to changes in Medicare coverage and reimbursement for post-acute care. It is not known how either the demonstration program, or any other changes in Medicare reimbursement or regulatory obligations that might be proposed, might impact tenants of the Company’s properties.

The BBA mandated caps on Medicare reimbursement for certain therapy services. However, Congress imposed various moratoriums on the implementation of those caps. The moratoriums on the therapy caps for Part B outpatient rehabilitation services expired December 31, 2005. The annual payment cap of $1,810 per patient applies to occupational therapy and a separate $1,810 cap applies to speech and physical therapy. Until June 30, 2008, patients exceeding the cap will be able to obtain additional Medicare coverage through a waiver program if the therapy is deemed medically necessary. If the waiver program is not further extended, patients will need to use private funds to pay for the cost of therapy above the caps. The waiver has historically been extended.

Medicare Reimbursement and Specialty Care Facilities.  For the twelve months ended September 30, 2007, approximately 39% of the revenues at our specialty care facilities (which comprised 5% of our rental revenues for the year ended December 31, 2007) were from Medicare. Specialty care facilities generally are reimbursed by Medicare under either the diagnosis related group prospective payment system reimbursement methodology for inpatient hospitals, or the long-term acute care hospital prospective payment system for long-term acute care hospitals. Acute care hospitals provide a wide range of inpatient and outpatient services including, but not limited to, surgery, rehabilitation, therapy and clinical laboratories. Long-term acute care hospitals provide inpatient services for patients with complex medical conditions that require more intensive care, monitoring or emergency support than that available in most skilled nursing facilities.

With respect to Medicare’s diagnosis related group/outpatient prospective payment system methodology for regular hospitals, reimbursement for inpatient services is on the basis of a fixed, prospective rate based on the principal diagnosis of the patient. Hospitals are at risk to the extent that their costs in treating a specific case exceed the fixed payment. The diagnosis related group reimbursement system was significantly changed for 2008, with the expansion of diagnosis groups from 538 to 745 diagnosis related groups to greater reflect severity. It is possible that this change in the DRG system will adversely impact reimbursement for some of our hospitals. In some cases, a hospital might be able to qualify for an outlier payment if the hospital’s losses exceed a threshold.

Medicaid Reimbursement.  Medicaid is a major payor source for residents in our skilled nursing and specialty care facilities. For the twelve months ended September 30, 2007, approximately 52% of the revenues of our skilled nursing facilities and 28% of the revenues of our specialty care facilities were attributable to Medicaid payments. The federal government and the states share responsibility for financing Medicaid. The federal matching rate, known as the Federal Medical Assistance Percentage, varies by state based on relative per capita income, but is at least 50% in all states. On average, Medicaid is the largest component of total state spending, representing approximately 22.0% of total state spending. The percentage of Medicaid dollars used for long-term care varies from state to state due in part to different ratios of elderly population and eligibility requirements. Within certain federal guidelines, states have a wide range of discretion to determine eligibility and reimbursement methodology. Many states reimburse long-term care facilities using fixed daily rates, which are applied prospectively based on patient acuity and the historical costs incurred in providing patient care. Reasonable costs typically include allowances for staffing, administrative and general, and property and equipment (e.g., real estate taxes, depreciation and fair rental).

In most states, Medicaid does not fully reimburse the cost of providing skilled nursing services. Certain states are attempting to slow the rate of growth in Medicaid expenditures by freezing rates or restricting eligibility and benefits. States in which we have skilled nursing property investments increased their per diem Medicaid rates roughly 3.3% on average for fiscal year 2008. Three of our states have effectively frozen rates for fiscal year 2008, which will impact profitability to the extent that expenses continue to rise. In addition, Medicaid rates may decline if revenues in a particular state are not sufficient to fund budgeted expenditures.

The Medicare Part D drug benefit became effective January 1, 2006. The direct impact on nursing facilities is that residents dually eligible for Medicare (and enrolled in one of the new Part D plans) and Medicaid now may enroll and receive reimbursement for drugs through Medicare Part D rather than through Medicaid. Part D will result in increased administrative responsibilities for nursing home operators because enrollment in Part D is voluntary and residents have the choice of multiple prescription drug plans. Operators may also experience increased expenses to the extent that patients’ specific prescribed drugs may not be on the Part D drug plan formulary for the plan in which specific patients are enrolled.

The reimbursement methodologies applied to health care facilities continue to evolve. Federal and state authorities have considered and may seek to implement new or modified reimbursement methodologies that may negatively impact health care property operations. The impact of any such change, if implemented, may result in a material adverse effect on our skilled nursing and specialty care property operations. No assurance can be given that current revenue sources or levels will be maintained. Accordingly, there can be no assurance that payments under a government reimbursement program are currently, or will be in the future, sufficient to fully reimburse the property operators for their operating and capital expenses. As a result, an operator’s ability to meet its obligations to us could be adversely impacted.

Other Related Laws

Skilled nursing and specialty care facilities (and assisted living facilities that receive Medicaid payments) are subject to federal, state and local laws and regulations that govern the operations and financial and other arrangements that may be entered into by health care providers. Certain of these laws prohibit direct or indirect payments of any kind for the purpose of inducing or encouraging the referral of patients for medical products or services reimbursable by governmental programs. Other laws require providers to furnish only medically necessary services and submit to the government valid and accurate statements for each service. Still other laws require providers to comply with a variety of safety, health and other requirements relating to the condition of the licensed property and the quality of care provided. Sanctions for violations of these laws and regulations may include, but are not limited to, criminal and/or civil penalties and fines and a loss of licensure, immediate termination of governmental payments, and exclusion from eligibility for any governmental reimbursement. In certain circumstances, violation of these rules (such as those prohibiting abusive and fraudulent behavior) with respect to one property may subject other facilities under common control or ownership to sanctions, including exclusion from participation in the Medicare and Medicaid programs. In the ordinary course of its business, a property operator is regularly subjected to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations.

Each skilled nursing and specialty care property (and any assisted living property that receives Medicaid payments) is subject to the federal anti-kickback statute that generally prohibits persons from offering, providing, soliciting or receiving remuneration to induce either the referral of an individual or the furnishing of a good or service for which payment may be made under a federal health care program such as the Medicare and Medicaid programs. Skilled nursing and specialty care facilities are also subject to the federal Ethics in Patient Referral Act of 1989, commonly referred to as the Stark Law. The Stark Law generally prohibits the submission of claims to Medicare for payment if the claim results from a physician referral for certain designated services and the physician has a financial relationship with the health service provider that does not qualify under one of the exceptions for a financial relationship under the Stark Law. Similar prohibitions on physician self-referrals and submission of claims apply to state Medicaid programs. Further, skilled nursing and specialty care facilities (and assisted living facilities that receive Medicaid payments) are subject to substantial financial penalties under the Civil Monetary Penalties Act and the False Claims Act and, in particular, actions under the False Claims Act’s “whistleblower” provisions. Private enforcement of health care fraud has increased due in large part to amendments to the False Claims Act that encourage private individuals to sue on behalf of the government. These whistleblower suits by private individuals, known as qui tam actions, may be filed by almost anyone, including present and former patients, nurses and other employees. Some cases have been brought under the federal False Claims Act asserting claims for treble damages and up to $11,000 per claim on the basis of the alleged failure of a nursing facility to meet applicable regulations relating to the operation of the nursing facility. Prosecutions, investigations or whistle blower actions could have a material adverse effect on a property operator’s liquidity, financial condition and results of operations which could adversely affect the ability of the operator to meet its obligations to us. Finally, various state false claim and anti-kickback laws also may apply to each property operator. Violation of any of the foregoing statutes can result in criminal and/or civil penalties that could have a material adverse effect on the ability of an operator to meet its obligations to us.

Other legislative developments over the past several years, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), have greatly expanded the definition of health care fraud and related offenses and broadened its scope to include private health care plans in addition to government payors. Congress also has greatly increased funding for the Department of Justice, Federal Bureau of Investigation and the Office of the Inspector General of the Department of Health and Human Services to audit, investigate and prosecute suspected health care fraud. Moreover, a significant portion of the billions in health care fraud recoveries over the past several years has also been returned to government agencies to further fund their fraud investigation and prosecution efforts.

Additionally, other HIPAA provisions and regulations provide for communication of health information through standard electronic transaction formats and for the privacy and security of health information. In order to comply with the regulations, health care providers must undergo significant operational and technical changes. Operators also face significant financial exposure if they fail to maintain the confidentiality of medical records and personal, identifiable health information about individuals.

In November 2002, the Centers for Medicare & Medicaid Services (CMS), an agency of the U.S. Department of Health and Human Services, began a national Nursing Home Quality Initiative (NHQI). Under this initiative, historical survey information, the NHQI Pilot Evaluation Report and the NHQI Overview is made available to the public on-line. The NHQI website provides consumer and provider information regarding the quality of care in nursing homes. The data allows consumers, providers, states and researchers to compare quality information that shows how well nursing homes are caring for their residents’ physical and clinical needs. The posted nursing home quality measures come from resident assessment data that nursing homes routinely collect on the residents at specified intervals during their stay. If the operators of nursing facilities are unable to achieve quality of care ratings that are comparable or superior to those of their competitors, they may lose market share to other facilities, reducing their revenues and adversely impacting their ability to make rental payments.

Finally, government investigation and enforcement of health care laws has increased dramatically over the past several years and is expected to continue. Some of these enforcement actions represent novel legal theories and expansions in the application of false claims laws. The costs for an operator of a health care property associated with both defending such enforcement actions and the undertakings in settlement agreements can be substantial and could have a material adverse effect on the ability of an operator to meet its obligations to us.

Environmental Laws

A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect health care facility operations or special medical properties. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender (such as the Company) may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The cost of any required remediation, removal, fines or personal or property damages and the owner’s or secured lender’s liability for such costs could exceed the value of the property, and/or the assets of the owner or secured lender. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce revenues.

Taxation

Federal Income Tax Considerations

The following summary of the taxation of the Company and the material federal tax consequences to the holders of our debt and equity securities is for general information only and is not tax advice. This summary does not address all aspects of taxation that may be relevant to certain types of holders of stock or securities (including, but not limited to, insurance companies, tax-exempt entities, financial institutions or broker-dealers, persons holding shares of common stock as part of a hedging, integrated conversion, or constructive sale transaction or a straddle, traders in securities that use a mark-to-market method of accounting for their securities, investors in pass-through entities and foreign corporations and persons who are not citizens or residents of the United States).

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This summary is based on current U.S. federal income tax law. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of our securities as set forth in this summary. Before you purchase our securities, you should consult your own tax advisor regarding the particular U.S. federal, state, local, foreign and other tax consequences of acquiring, owning and selling our securities.

General

We elected to be taxed as a real estate investment trust (or “REIT”) commencing with our first taxable year. We intend to continue to operate in such a manner as to qualify as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. Qualification and taxation as a REIT depends upon our ability to meet a variety of qualification tests imposed under federal income tax law with respect to income, assets, distribution level and diversity of share ownership as discussed below under “— Qualification as a REIT.” There can be no assurance that we will be owned and organized and will operate in a manner so as to qualify or remain qualified.

In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed. If we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of our undistributed long-term capital gain in income, but they will receive a refundable credit for their share of any taxes paid by us on such gain.

Despite the REIT election, we may be subject to federal income and excise tax as follows:

•	To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates;

•	We may be subject to the “alternative minimum tax” on certain items of tax preference to the extent that this tax exceeds our regular tax;

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•	Any net income from prohibited transactions (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than dispositions of foreclosure property and dispositions of property due to an involuntary conversion) will be subject to a 100% tax;

•	If we fail to satisfy either the 75% or 95% gross income tests (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of (i) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% gross income test (discussed below) or (ii) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% gross income test (discussed below) multiplied by (2) a fraction intended to reflect our profitability;

•	If we fail to distribute during each year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for such year (other than capital gain that we elect to retain and pay tax on) and (3) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over amounts actually distributed; and

•	We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reallocation under certain federal income tax principles in order to more clearly reflect income of the taxable REIT subsidiary. See “— Qualification as a REIT — Investments in Taxable REIT Subsidiaries.”

If we acquire any assets from a corporation which is or has been a “C” corporation in a carryover basis transaction, we could be liable for specified liabilities that are inherited from the “C” corporation. A “C” corporation is generally defined as a corporation that is required to pay full corporate level federal income tax. If we recognize gain on the disposition of the assets during the ten-year period beginning on the date on which the assets were acquired by us, then to the extent of the assets’ “built-in gain” (i.e., the excess of the fair market value of the asset over the adjusted tax basis in the asset, in each case determined as of the beginning of the ten-year period), we will be subject to tax on the gain at the highest regular corporate rate applicable. The results described in this paragraph with respect to the recognition of built-in gain assume that the built-in gain assets, at the time the built-in gain assets were subject to a conversion transaction (either where a “C” corporation elected REIT status or a REIT acquired the assets from a “C” corporation), were not treated as sold to an unrelated party and gain recognized.

Qualification as a REIT

A REIT is defined as a corporation, trust or association:

(1)	which is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation but for the federal income tax law relating to REITs;

(4)	which is neither a financial institution nor an insurance company;

(5)	the beneficial ownership of which is held by 100 or more persons in each taxable year of the REIT except for its first taxable year;

(6)	not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, excluding its first taxable year, directly or indirectly, by or for five or fewer individuals (which includes certain entities) (the “Five or Fewer Requirement”); and

(7)	which meets certain income and asset tests described below.

Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6).

Based on publicly available information, we believe we have satisfied the share ownership requirements set forth in (5) and (6) above. In addition, Article VI of our Amended and Restated By-Laws provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

We have complied with, and will continue to comply with, regulatory rules to send annual letters to certain of our stockholders requesting information regarding the actual ownership of our stock. If, despite sending the annual letters, we do not know, or after exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the Five or Fewer Requirement. If we fail to comply with these regulatory rules, we will be subject to a monetary penalty. If our failure to comply was due to intentional disregard of the requirement, the penalty would be increased. However, if our failure to comply were due to reasonable cause and not willful neglect, no penalty would be imposed.

We may own a number of properties through wholly owned subsidiaries. A corporation will qualify as a “qualified REIT subsidiary” if 100% of its stock is owned by a REIT and the REIT does not elect to treat the subsidiary as a taxable REIT subsidiary. A “qualified REIT subsidiary” will not be treated as a separate corporation, and all assets, liabilities and items of income, deductions and credits of a “qualified REIT subsidiary” will be treated as assets, liabilities and items (as the case may be) of the REIT. A “qualified REIT subsidiary” is not subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of our total assets, as described below under “— Asset Tests.”

If we invest in a partnership, a limited liability company or a trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. Likewise, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. These “look-through” rules apply for purposes of the income tests and assets tests described below.

Income Tests.  There are two separate percentage tests relating to our sources of gross income that we must satisfy for each taxable year.

•	At least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from “rents from real property,” other income from investments relating to real property or mortgages on real property or certain income from qualified temporary investments.

•	At least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% gross income test and from dividends (including dividends from taxable REIT subsidiaries) and interest.

For taxable years beginning on or before October 22, 2004, (1) payments to us under an interest rate swap or cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to reduce interest rate risk on indebtedness incurred or to be incurred and (2) gain from the sale or other disposition of any such investment are treated as income qualifying under the 95% gross income test. As to transactions entered into in taxable years beginning after October 22, 2004, any of our income from a “clearly identified” hedging transaction that is entered into by us in the normal course of business, directly or indirectly, to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by us, or such other risks that are prescribed by the Internal Revenue Service, is excluded from the 95% gross income test. In general, a hedging transaction is “clearly identified” if (1) the transaction is identified as a hedging transaction before the end of the day on which it is entered into and (2) the items or risks being hedged are identified “substantially contemporaneously” with the hedging transaction. An identification is not substantially contemporaneous if it is made more than 35 days after entering into the hedging transaction.

Rents received by us will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT only if several conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage or percentages of receipts or sales.

•	Rents received from a tenant will not qualify as rents from real property if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of the tenant, unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented.

•	If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•	For rents to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in the geographic area in which the property is located in connection with the rental of real property for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.”

For taxable years beginning after August 5, 1997, a REIT has been permitted to render a de minimis amount of impermissible services to tenants and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, impermissible services may be furnished to tenants by a taxable REIT subsidiary subject to certain conditions, and we may still treat rents received with respect to the property as rent from real property.

The term “interest” generally does not include any amount if the determination of the amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief. For taxable years beginning on or before October 22, 2004, these relief provisions generally will be available if (1) our failure to meet such tests was due to reasonable cause and not due to willful neglect; (2) we attach a schedule of the sources of our income to our return; and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. For taxable years beginning after October 22, 2004, these relief provisions generally will be available if (1) following our identification of the failure, we file a schedule for such taxable year describing each item of our gross income and (2) the failure to meet such tests was due to reasonable cause and not due to willful neglect.

It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (a) the gross income attributable to (1) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% income test and (2) 95% of our gross income (90% of our gross income for taxable years beginning on or before

October 22, 2004) over the amount of qualifying gross income for purposes of the 95% income test, multiplied by (b) a fraction intended to reflect our profitability.

Asset Tests.  Within 30 days after the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets determined in accordance with generally accepted accounting principles. At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation), government securities and qualified temporary investments. Although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote (the “10% vote test”) or value (the “10% value test”) of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Further, no more than 20% of the total assets may be represented by securities of one or more taxable REIT subsidiaries (the “20% asset test”) and no more than 5% of the value of our total assets may be represented by securities of any non-governmental issuer other than a qualified REIT subsidiary (the “5% asset test”), another REIT or a taxable REIT subsidiary. Each of the 10% vote test, the 10% value test and the 20% and 5% asset tests must be satisfied at the end of each quarter. There are special rules which provide relief if the value related tests are not satisfied due to changes in the value of the assets of a REIT.

For taxable years beginning after December 31, 2000, certain items are excluded from the 10% value test, including (1) straight debt securities of an issuer (including straight debt that provides certain contingent payments); (2) any loan to an individual or an estate; (3) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (4) any obligation to pay rents from real property; (5) certain securities issued by a state or any subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (6) any security issued by a REIT; and (7) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of security (“excluded securities”). Special rules apply to straight debt securities issued by corporations and entities taxable as partnerships for federal income tax purposes. If a REIT, or its taxable REIT subsidiary, holds (1) straight debt securities of a corporate or partnership issuer and (2) securities of such issuer that are not excluded securities and have an aggregate value greater than 1% of such issuer’s outstanding securities, the straight debt securities will be included in the 10% value test.

For taxable years beginning after December 31, 2000, a REIT’s interest as a partner in a partnership is not treated as a security for purposes of applying the 10% value test to securities issued by the partnership. Further, any debt instrument issued by a partnership will not be a security for purposes of applying the 10% value test (1) to the extent of the REIT’s interest as a partner in the partnership and (2) if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) would qualify for the 75% gross income test. For taxable years beginning after October 22, 2004, for purposes of the 10% value test, a REIT’s interest in a partnership’s assets is the REIT’s proportionate interest in any securities issued by the partnership (other than the excluded securities described in the preceding paragraph).

With respect to corrections of failures for which the requirements for corrections are satisfied after October 22, 2004, regardless of whether such failures occurred in taxable years beginning on, before or after such date, as to violations of the 10% vote test, the 10% value test or the 5% asset test, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations of any of the REIT asset tests due to reasonable cause and not willful neglect that exceed the thresholds described in the preceding sentence, a REIT can avoid disqualification as a REIT after the close of a taxable quarter by taking certain steps, including disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets and filing a schedule with the Internal Revenue Service that describes the non-qualifying assets.

Investments in Taxable REIT Subsidiaries.  For taxable years beginning after December 31, 2000, REITs may own more than 10% of the voting power and value of securities in taxable REIT subsidiaries. We and any taxable corporate entity in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.”

Certain of our subsidiaries have elected to be treated as a taxable REIT subsidiary. Taxable REIT subsidiaries are subject to full corporate level federal taxation on their earnings but are permitted to engage in certain types of activities that cannot be performed directly by REITs without jeopardizing their REIT status. Our taxable REIT subsidiaries will attempt to minimize the amount of these taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent our taxable REIT subsidiaries are required to pay federal, state or local taxes, the cash available for distribution as dividends to us from our taxable REIT subsidiaries will be reduced.

The amount of interest on related-party debt that a taxable REIT subsidiary may deduct is limited. Further, a 100% tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is not commercially reasonable. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any of these restrictions.

The Internal Revenue Service may reallocate costs between a REIT and its taxable REIT subsidiary where there is a lack of arm’s-length dealing between the parties. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% tax. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

Annual Distribution Requirements.  In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain distributions) to our stockholders which qualify for the dividends paid deduction in an amount at least equal to (1) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the after-tax net income, if any, from foreclosure property, minus (2) a portion of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after such declaration. The amount distributed must not be preferential. This means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (1) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of income and deduction of expenses in arriving at our taxable income, or (2) the payment of severance benefits that may not be deductible to us. In the event that timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay dividends in the form of taxable stock dividends in order to meet the distribution requirement.

Under certain circumstances, in the event of a deficiency determined by the Internal Revenue Service, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency distributions; however, we will be required to pay applicable penalties and interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year. All distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to these distributions and, subject to certain limitations, will be eligible for the dividends received deduction for corporate stockholders. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. Failure to qualify for even one year could result in our need to incur indebtedness or liquidate investments in order to pay potentially significant resulting tax liabilities.

In addition to the relief described above under “— Income Tests” and “— Asset Tests,” relief is available in the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision, and (3) the violation does not include a violation described under “— Income Tests” or “— Asset Tests” above. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions.

Federal Income Taxation of Holders of Our Stock

Treatment of Taxable U.S. Stockholders.  The following summary applies to you only if you are a “U.S. stockholder.” A “U.S. stockholder” is a stockholder of shares of stock who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.

So long as we qualify for taxation as a REIT, distributions on shares of our stock made out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for U.S. corporate stockholders.

Generally, for taxable years ending after May 6, 2003 through December 31, 2010, the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax is 15%. Except in limited circumstances, this tax rate will not apply to dividends paid to you by us on our shares, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to our shares that are attributable to: (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries; (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year); or (3) the amount of any earnings and profits that were distributed by us and accumulated in a non-REIT year.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which you held our stock. However, if you are a corporation, you may be required to treat a portion of some capital gain dividends as ordinary income.

If we elect to retain and pay income tax on any net long-term capital gain, you would include in income, as long-term capital gain, your proportionate share of this net long-term capital gain. You would also receive a refundable tax credit for your proportionate share of the tax paid by us on such retained capital gains and you would have an increase in the basis of your shares of our stock in an amount equal to your includable capital gains less your share of the tax deemed paid.

You may not include in your federal income tax return any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to you. In addition, any distribution declared by us in October, November or December of any year on a specified date in any such month shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us no later than January 31 of the following year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “— General” and “— Qualification as a REIT — Annual Distribution Requirements” above. As a result, you may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any “deficiency dividend” will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits. Any other distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent these distributions do not exceed the adjusted tax basis of your shares of our stock. You will be required to reduce the tax basis of your shares of our stock by the amount of these distributions until the basis has been reduced to zero, after which these distributions will be taxable as capital gain, if the shares of our stock are held as a capital asset. The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the shares of our stock. Any loss upon a sale or exchange of shares of our stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent you previously received capital gain distributions with respect to these shares of our stock.

Upon the sale or exchange of any shares of our stock to or with a person other than us or a sale or exchange of all shares of our stock (whether actually or constructively owned) with us, you will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in these shares of our stock. This gain will be capital gain if you held these shares of our stock as a capital asset.

If we redeem any of your shares in us, the treatment can only be determined on the basis of particular facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your shares redeemed if such redemption results in a “complete termination” of your interest in all classes of our equity securities, is a “substantially disproportionate redemption” or is “not essentially equivalent to a dividend” with respect to you. In applying these tests, there must be taken into account your ownership of all classes of our equity securities (e.g., common stock, preferred stock, depositary shares and warrants). You also must take into account any equity securities that are considered to be constructively owned by you.

If, as a result of a redemption by us of your shares, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is probable that the redemption of your shares would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss to you. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.

Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares will be transferred to any other shareholdings in us that you own. If you own no other shareholdings in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Gain from the sale or exchange of our shares held for more than one year is taxed at a maximum long-term capital gain rate, which is currently 15%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the long-term capital gains rate or as gain taxable to individual stockholders at a maximum rate of 25%.

Treatment of Tax-Exempt U.S. Stockholders.  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). The Internal Revenue Service has issued a published revenue ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on this ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the shares of our stock with debt, a portion of its income from us will constitute UBTI pursuant to the “debt financed property” rules. Likewise, a portion of the Exempt Organization’s income from us would constitute UBTI if we held a residual interest in a real estate mortgage investment conduit.

In addition, in certain circumstances, a pension trust that owns more than 10% of our stock is required to treat a percentage of our dividends as UBTI. This rule applies to a pension trust holding more than 10% of our stock only if (1) the percentage of our income that is UBTI (determined as if we were a pension trust) is at least 5%, (2) we qualify as a REIT by reason of the modification of the Five or Fewer Requirement that allows beneficiaries of the pension trust to be treated as holding shares in proportion to their actuarial interests in the pension trust, and (3) either (i) one pension trust owns more than 25% of the value of our stock or (ii) a group of pension trusts individually holding more than 10% of the value of our stock collectively own more than 50% of the value of our stock.

Backup Withholding and Information Reporting.  Under certain circumstances, you may be subject to backup withholding at applicable rates on payments made with respect to, or cash proceeds of a sale or exchange of, shares of our stock. Backup withholding will apply only if you: (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. You should consult with a tax advisor regarding qualification for exemption from backup withholding, and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to payment to a stockholder will be allowed as a credit against such stockholder’s United States federal income tax liability and may entitle such stockholder to a refund, provided that the required information is provided to the Internal Revenue Service. In addition, withholding a portion of capital gain distributions made to stockholders may be required for stockholders who fail to certify their non-foreign status.

Taxation of Foreign Stockholders.  The following summary applies to you only if you are a foreign person. The federal taxation of foreign persons is a highly complex matter that may be affected by many considerations.

Except as discussed below, distributions to you of cash generated by our real estate operations in the form of ordinary dividends, but not by the sale or exchange of our capital assets, generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and you file with us the required form evidencing the lower rate.

In general, you will be subject to United States federal income tax on a graduated rate basis rather than withholding with respect to your investment in our stock if such investment is “effectively connected” with your conduct of a trade or business in the United States. A corporate foreign stockholder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax, which is payable in addition to regular United States corporate income tax. The following discussion will apply to foreign stockholders whose investment in us is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to you unless (1) you file an Internal Revenue Service Form W-8ECI with us claiming that the distribution is “effectively connected” or (2) certain other exceptions apply.

Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to you under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) as if these distributions were gains “effectively connected” with a United States trade or business. Accordingly, you will be taxed at the normal capital gain rates applicable to a U.S. stockholder on these amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a branch profits tax in the hands of a corporate foreign stockholder that is not entitled to treaty exemption.

We will be required to withhold from distributions subject to FIRPTA, and remit to the Internal Revenue Service, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of the prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding.

For taxable years beginning after October 22, 2004, any capital gain dividend with respect to any class of stock that is “regularly traded” on an established securities market will be treated as an ordinary dividend if the foreign stockholder did not own more than 5% of such class of stock at any time during the taxable year. Once this provision takes effect, foreign stockholders generally will not be required to report distributions received from us on U.S. federal income tax returns and all distributions treated as dividends for U.S. federal income tax purposes including any capital gain dividend will be subject to a 30% U.S. withholding tax (unless reduced under an applicable income tax treaty) as discussed above. In addition, the branch profits tax will no longer apply to such distributions.

Unless our shares constitute a “United States real property interest” within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of our shares by you generally will not be subject to United States taxation. Our shares will not constitute a United States real property interest if we qualify as a “domestically controlled REIT.” We do, and expect to continue to, qualify as a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by foreign stockholders. However, if you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, you will be subject to a 30% tax on such capital gains. In any event, a purchaser of our shares from you will not be required under FIRPTA to withhold on the purchase price if the purchased shares are “regularly traded” on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser may be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

Backup withholding tax and information reporting will generally not apply to distributions paid to you outside the United States that are treated as (1) dividends to which the 30% or lower treaty rate withholding tax discussed above applies; (2) capital gains dividends; or (3) distributions attributable to gain from the sale or exchange by us of U.S. real property interests. Payment of the proceeds of a sale of stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that he or she is not a U.S. person (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or otherwise established an exemption. You may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

U.S. Federal Income Taxation of Holders of Depositary Shares

Owners of our depositary shares will be treated as if you were owners of the series of preferred stock represented by the depositary shares. Thus, you will be required to take into account the income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock.

Conversion or Exchange of Shares for Preferred Stock.  No gain or loss will be recognized upon the withdrawal of preferred stock in exchange for depositary shares and the tax basis of each share of preferred stock will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged. If you held your depositary shares as a capital asset at the time of the exchange for shares of preferred stock, the holding period for your shares of preferred stock will include the period during which you owned the depositary shares.

U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities

The following is a general summary of the United States federal income tax consequences and, in the case that you are a holder that is a non-U.S. holder, as defined below, the United States federal estate tax consequences, of purchasing, owning and disposing of debt securities periodically offered under one or more indentures (the “notes”). This summary assumes that you hold the notes as capital assets. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. In addition, this summary does not consider any foreign, state, local or other tax laws that may be applicable to us or a purchaser of the notes.

U.S. Holders

The following summary applies to you only if you are a U.S. holder, as defined below.

Definition of a U.S. Holder.  A “U.S. holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.

Payments of Interest.  Stated interest on the notes generally will be taxed as ordinary interest income from domestic sources at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

Sale, Exchange or Other Disposition of Notes.  The adjusted tax basis in your note acquired at a premium will generally be your cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to any accrued interest, which will be taxable in the manner described under “— Payments of Interest” above; and

•	your adjusted tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

Backup Withholding and Information Reporting.  In general, “backup withholding” may apply to any payments made to you of principal and interest on your note, and to payment of the proceeds of a sale or other disposition of your note before maturity, if you are a non-corporate U.S. holder and (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

The amount of any reportable payments, including interest, made to you (unless you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the Internal Revenue Service for each calendar year. You should consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and will be credited against your U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note and are not a U.S. holder, as defined above (a “non-U.S. holder”).

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Withholding Tax.  Subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent, in its capacity as such, of principal and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not (1) a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership, as provided in the Internal Revenue Code, or (2) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•	you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a U.S. person within the meaning of the Internal Revenue Code and providing your name and address to:

•	us or our paying agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of such statement.

Treasury regulations provide that:

•	if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

•	if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you cannot satisfy the portfolio interest requirements described above, payments of interest will be subject to the 30% United States withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a U.S. person, except as otherwise provided by an applicable tax treaty. If you are a foreign corporation, you may be required to pay a branch profits tax on the earnings and profits that are effectively connected to the conduct of your trade or business in the United States.

Sale, Exchange or other Disposition of Notes.  You generally will not have to pay U.S. federal income tax on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes, unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met;

•	you are subject to tax provisions applicable to certain United States expatriates; or

•	the gain is effectively connected with your conduct of a U.S. trade or business.

If you are engaged in a trade or business in the United States and gain with respect to your notes is effectively connected with the conduct of that trade or business, you generally will be subject to U.S. income tax on a net basis on the gain. In addition, if you are a foreign corporation, you may be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, as adjusted for certain items.

U.S. Federal Estate Tax.  If you are an individual and are not a U.S. citizen or a resident of the United States, as specially defined for U.S. federal estate tax purposes, at the time of your death, your notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death (1) you owned actually or constructively 10% or more of the total combined voting power of all our classes of stock entitled to vote or (2) interest on the notes is effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting.  Backup withholding will not apply to payments of principal or interest made by us or our paying agent, in its capacity as such, to you if you have provided the required certification that you are a non-U.S. holder as described in “— U.S. Federal Withholding Tax” above, and provided that neither we nor our paying agent have actual knowledge that you are a U.S. holder, as described in “— U.S. Holders” above. We or our paying agent may, however, report payments of interest on the notes.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a U.S. person, as defined in the Internal Revenue Code;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

U.S. Federal Income and Estate Taxation of Holders of Our Warrants

Exercise of Warrants.  You will not generally recognize gain or loss upon the exercise of a warrant. Your basis in the debt securities, preferred stock, depositary shares or common stock, as the case may be, received upon the exercise of the warrant will be equal to the sum of your adjusted tax basis in the warrant and the exercise price paid. Your holding period in the debt securities, preferred stock, depositary shares or common stock, as the case may be, received upon the exercise of the warrant will not include the period during which the warrant was held by you.

Expiration of Warrants.  Upon the expiration of a warrant, you will recognize a capital loss in an amount equal to your adjusted tax basis in the warrant.

Sale or Exchange of Warrants.  Upon the sale or exchange of a warrant to a person other than us, you will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the warrant. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the warrant was held for more than one year. Upon the sale of the warrant to us, the Internal Revenue Service may argue that you should recognize ordinary income on the sale. You are advised to consult your own tax advisors as to the consequences of a sale of a warrant to us.

Potential Legislation or Other Actions Affecting Tax Consequences

Current and prospective securities holders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

Internet Access to Our SEC Filings

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as well as our proxy statements and other materials that are filed with, or furnished to, the Securities and Exchange Commission are made available, free of charge, on the Internet at www.hcreit.com, as soon as reasonably practicable after they are filed with, or furnished to, the Securities and Exchange Commission.

Item 6.	Selected Financial Data

The following selected financial data for the five years ended December 31, 2007 are derived from our audited consolidated financial statements (in thousands, except per share data):

	Year Ended December 31,
	2003	2004	2005	2006	2007

Operating Data
Revenues(1)	$160,048	$204,711	$244,342	$294,067	$463,769
Expenses:
Interest expense(1)	42,244	58,484	68,642	86,195	128,554
Depreciation and amortization(1)	36,442	54,897	65,220	82,703	139,595
Property operating expenses	—	—	—	1,106	37,134
Other expenses(1)(2)	17,274	20,391	20,073	30,259	43,630
Impairment of assets	2,792	314	0	0	0
Loss (gain) on extinguishment of debt	0	0	21,484	0	(1,081)

Total expenses	98,752	134,086	175,419	200,263	347,832
Income before minority interests	61,296	70,625	68,923	93,804	115,937
Minority interests	0	0	0	(13)	(238)

Income from continuing operations(1)	61,296	70,625	68,923	93,791	115,699
Income from discontinued operations, net(1)	21,444	14,746	15,363	8,959	25,703

Net income	82,740	85,371	84,286	102,750	141,402
Preferred stock dividends	9,218	12,737	21,594	21,463	25,130
Preferred stock redemption charge	2,790	0	0	0	0

Net income available to common stockholders	$70,732	$72,634	$62,692	$81,287	$116,272

Other Data
Average number of common shares outstanding:
Basic	43,572	51,544	54,110	61,661	78,861
Diluted	44,201	52,082	54,499	62,045	79,409
Per Share Data
Basic:
Income from continuing operations available to common stockholders	$1.13	$1.12	$0.87	$1.17	$1.15
Discontinued operations, net	0.49	0.29	0.28	0.15	0.33

Net income available to common stockholders*	$1.62	$1.41	$1.16	$1.32	$1.47

Diluted:
Income from continuing operations available to common stockholders	$1.12	$1.11	$0.87	$1.17	$1.14
Discontinued operations, net	0.49	0.28	0.28	0.14	0.32

Net income available to common stockholders*	$1.60	$1.39	$1.15	$1.31	$1.46

Cash distributions per common share	$2.34	$2.385	$2.46	$2.8809	$2.2791

*	Amounts may not sum due to rounding

(1)	In accordance with FASB Statement No. 144, we have reclassified the income and expenses attributable to the properties sold subsequent to January 1, 2002 through September 30, 2008 and attributable to the properties held for sale at September 30, 2008, to discontinued operations for all periods presented. See Note 16 to our audited consolidated financial statements.

(2)	Other expenses include loan expense, provision for loan losses and general and administrative expenses.

	December 31,
	2003	2004	2005	2006	2007

Balance Sheet Data
Net real estate investments	$1,992,446	$2,441,972	$2,849,518	$4,122,893	$5,012,620
Total assets	2,184,088	2,552,171	2,972,164	4,280,610	5,213,856
Total long-term obligations	1,014,541	1,192,958	1,500,818	2,198,001	2,704,668
Total liabilities and minority interests	1,034,409	1,216,892	1,541,408	2,301,817	2,809,500
Total redeemable preferred stock	120,761	283,751	276,875	338,993	330,243
Total stockholders’ equity	1,149,679	1,335,279	1,430,756	1,978,793	2,404,356

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is based primarily on the consolidated financial statements of Health Care REIT, Inc. for the periods presented and should be read together with the notes thereto. Other important factors are identified in “Item 1 — Business” above and “Item 1A — Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2007.

Executive Overview

Business

Health Care REIT, Inc. is an equity real estate investment trust that invests in the full spectrum of senior housing and health care real estate. Founded in 1970, we were the first REIT to invest exclusively in health care properties. The following table summarizes our portfolio as of December 31, 2007:

	Investments	Percentage of	Revenues(1)	Percentage of	Number of	# Beds/Units	Investment per	Operators/
Type of Property	(in thousands)	Investments	(in thousands)	Revenues	Properties	or Sq. Ft.	metric(2)	Tenants	States

Independent living/CCRCs	$777,349	15%	$45,502	9%	62	7,509 units	$157,564 per unit	21	22
Assisted living facilities	1,043,467	21%	114,961	23%	206	12,750 units	98,087 per unit	24	33
Skilled nursing facilities	1,592,035	32%	159,033	32%	227	30,647 beds	52,752 per bed	21	28
Medical office buildings	1,248,264	25%	112,317	23%	121	5,032,333 sq. ft.	276 per sq. ft.	913	18
Specialty care facilities	358,911	7%	25,484	5%	22	1,541 beds	248,321 per bed	11	10
Interest income			25,823	5%
Other income			10,035	3%

Totals	$5,020,026	100%	$493,155	100%	638

(1)	Revenues include gross revenues and revenues from discontinued operations for the year ended December 31, 2007.

(2)	Investment per metric was computed by using the total investment amount of $5,820,723,000 which includes real estate investments and unfunded construction commitments for which initial funding has commenced which amounted to $5,020,026,000 and $800,697,000, respectively.

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest across the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

Substantially all of our revenues and sources of cash flows from operations are derived from operating lease rentals and interest earned on outstanding loans receivable. These items represent our primary source of liquidity to fund distributions and are dependent upon our obligors’ continued ability to make contractual rent and interest payments to us. To the extent that our obligors experience operating difficulties and are unable to generate sufficient cash to make payments to us, there could be a material adverse impact on our consolidated results of operations, liquidity and/or financial condition. To mitigate this risk, we monitor our investments through a variety of methods determined by the type of property and operator/tenant. Our asset management process includes review of monthly financial statements for each property, periodic review of obligor credit, periodic property inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks. Through these asset management and research efforts, we are typically able to intervene at an early stage to address payment risk, and in so doing, support both the collectibility of revenue and the value of our investment.

In addition to our asset management and research efforts, we also structure our investments to help mitigate payment risk. Operating leases and loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and loans are generally cross-defaulted and cross-collateralized with other loans, operating leases or agreements between us and the obligor and its affiliates.

For the year ended December 31, 2007, rental income and interest income represented 93% and 5%, respectively, of total gross revenues (including discontinued operations). Substantially all of our operating leases are designed with either fixed or contingent escalating rent structures. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectibility assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period. Our yield on loans receivable depends upon a number of factors, including the stated interest rate, the average principal amount outstanding during the term of the loan and any interest rate adjustments.

Depending upon the availability and cost of external capital, we anticipate investing in additional properties. New investments are generally funded from temporary borrowings under our unsecured line of credit arrangement, internally generated cash and the proceeds from sales of real property. Our investments generate internal cash from rent and interest receipts and principal payments on loans receivable. Permanent financing for future investments, which replaces funds drawn under the unsecured line of credit arrangement, is expected to be provided through a combination of public and private offerings of debt and equity securities and the incurrence or assumption of secured debt. We believe our liquidity and various sources of available capital are sufficient to fund operations, meet debt service obligations (both principal and interest), make dividend distributions and finance future investments.

Depending upon market conditions, we believe that new investments will be available in the future with spreads over our cost of capital that will generate appropriate returns to our stockholders. We expect to complete gross new investments of $900,000,000 to $1,200,000,000 in 2008, including acquisitions of $500,000,000 to $700,000,000 and funded new development of $400,000,000 to $500,000,000. We anticipate the sale of real property and the repayment of loans receivable totaling approximately $100,000,000 to $200,000,000 during 2008. It is possible that additional loan repayments or sales of real property may occur in the future. To the extent that loan repayments and real property sales exceed new investments, our revenues and cash flows from operations could be adversely affected. We expect to reinvest the proceeds from any loan repayments and real property sales in new investments. To the extent that new investment requirements exceed our available cash on-hand, we expect to borrow under our unsecured line of credit arrangement. At December 31, 2007, we had $30,269,000 of cash and cash equivalents and $843,000,000 of available borrowing capacity under our unsecured line of credit arrangement. Our investment activity may exceed our borrowing capacity under our unsecured line of credit. To the extent that we are unable to issue equity or debt securities to provide additional capital, we may not be able to fund all of our potential investments, which could have an adverse effect on our revenues and cash flows from operations.

Key Transactions in 2007

We completed the following key transactions during the year ended December 31, 2007:

•	our Board of Directors increased our quarterly dividend to $0.66 per share, which represents a two cent increase from the quarterly dividend of $0.64 paid for 2006. The dividend declared for the quarter ended December 31, 2007 represented the 147th consecutive dividend payment;

•	we completed $1,189,472,000 of gross investments offset by $125,905,000 of investment payoffs;

•	we completed a public offering of 6,325,000 shares of common stock with net proceeds to the Company of approximately $265,294,000 in April 2007;

•	we issued $400,000,000 of 4.75% convertible senior unsecured notes due July 2027 with net proceeds to the company of approximately $388,943,000 in July 2007;

•	we closed on a $1,150,000,000 unsecured revolving credit facility in August 2007 to replace our $700,000,000 facility which was scheduled to mature in July 2009 and our $40,000,000 facility which was scheduled to mature in May 2008. Among other things, the new facility provides us with additional financial flexibility and borrowing capacity, extends our agreement to August 2011 and reduces our incremental borrowing cost from 80 basis points to 60 basis points over LIBOR based on our then current ratings; and

•	we completed a public offering of 3,500,000 shares of common stock with net proceeds to the Company of approximately $147,139,000 in December 2007.

Windrose Medical Properties Trust Merger

As discussed in our Annual Report on Form 10-K/A for the year ended December 31, 2006, we completed our merger with Windrose Medical Properties Trust on December 20, 2006. These operations are the principal component of our medical office building segment. The results of operations for this segment represent the primary change in our consolidated results of operations from the prior year. Allocation of the purchase price has been finalized. See Note 2 to our consolidated financial statements for additional information.

Rendina/Paramount Acquisition

In May 2007, we completed the acquisition of 17 medical office buildings and Paramount Real Estate Services, a property management company, from affiliates of Rendina Companies. The results of operations for these properties and Paramount have been included in our consolidated results of operations from the date of acquisition. Allocation of the purchase price has been finalized. See Note 2 to our consolidated financial statements for additional information.

Key Performance Indicators, Trends and Uncertainties

We utilize several key performance indicators to evaluate the various aspects of our business. These indicators are discussed below and relate to operating performance, credit strength and concentration risk. Management uses these key performance indicators to facilitate internal and external comparisons to our historical operating results and in making operating decisions.

Operating Performance.  We believe that net income available to common stockholders (“NICS”) is the most appropriate earnings measure. Another useful supplemental measure of our operating performance includes funds from operations (“FFO”); however, this supplemental measure is not defined by U.S. generally accepted accounting principals (“U.S. GAAP”). Please refer to the section entitled “Non-GAAP Financial Measures” for further discussion of FFO and for a reconciliation of FFO to NICS. This earnings measure and its relative per share amount is widely used by investors and analysts in the valuation, comparison and investment recommendations of REITs. The following table reflects the recent historical trends of our operating performance measures (in thousands, except per share data):

	Year Ended
	December 31,	December 31,	December 31,
	2005	2006	2007

Net income available to common stockholders	$62,692	$81,287	$116,272
Funds from operations	144,293	177,580	251,117
Per share data (fully diluted):
Net income available to common stockholders	$1.15	$1.31	$1.46
Funds from operations	2.65	2.86	3.16

Credit Strength.  We measure our credit strength both in terms of leverage ratios and coverage ratios. Our leverage ratios include debt to book capitalization, debt to undepreciated book capitalization and debt to market capitalization. The leverage ratios indicate how much of our balance sheet capitalization is related to total debt. Our coverage ratios include interest coverage ratio and fixed charge coverage ratio. The coverage ratios indicate our ability to service interest and fixed charges (interest plus preferred dividends and secured debt principal amortizations). We expect to maintain capitalization ratios and coverage ratios sufficient to maintain investment grade ratings with Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings. The coverage ratios are based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) which is discussed in further detail, and reconciled to net income, below in “Non-GAAP Financial Measures.” Leverage ratios and coverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, investment recommendations and rating of companies. The following table reflects the recent historical trends for our credit strength measures:

	Year Ended
	December 31,		December 31,		December 31,
	2005		2006		2007

Debt to book capitalization ratio	51%		53%		53%
Debt to undepreciated book capitalization ratio	47%		49%		48%
Debt to market capitalization ratio	40%		39%		39%
Interest coverage ratio	3.06	x	2.97	x	2.91	x
Fixed charge coverage ratio	2.37	x	2.39	x	2.38	x

Concentration Risk.  We evaluate our concentration risk in terms of asset mix, investment mix, customer mix and geographic mix. Concentration risk is a valuable measure in understanding what portion of our investments could be at risk if certain sectors were to experience downturns. Asset mix measures the portion of our investments that are real property. In order to qualify as an equity REIT, at least 75% of our real estate investments must be real property whereby each property, which includes the land, buildings, improvements, intangibles and related rights, is owned by us and leased to an operator pursuant to a long-term operating lease. Investment mix measures the portion of our investments that relate to our various property types. Customer mix measures the portion of our investments that relate to our top five customers. Geographic mix measures the portion of our investments that relate to our top five states. The following table reflects our recent historical trends of concentration risk:

	December 31,	December 31,	December 31,
	2005	2006	2007

Asset mix:
Real property	93%	95%	92%
Loans receivable	7%	5%	8%
Investment mix:
Assisted living facilities	34%	25%	21%
Skilled nursing facilities	44%	34%	32%
Independent/CCRC	15%	13%	15%
Medical office buildings		22%	25%
Specialty care facilities	7%	6%	7%
Customer mix:
Emeritus Corporation	13%	9%	7%
Signature Healthcare LLC			6%
Brookdale Senior Living Inc		7%	5%
Life Care Centers of America, Inc.	7%	6%	5%
Senior Living Communities, LLC			4%
Home Quality Management, Inc.		6%
Merrill Gardens L.L.C.	7%	4%
Southern Assisted Living, Inc.	7%
Commonwealth Communities Holdings LLC	7%
Remaining portfolio	59%	68%	73%
Geographic mix:
Florida	14%	17%	15%
Texas	8%	11%	13%
Massachusetts	13%	8%	7%
California	7%	7%	7%
Tennessee			6%
Ohio		6%
North Carolina	8%
Remaining portfolio	50%	51%	52%

We evaluate our key performance indicators in conjunction with current expectations to determine if historical trends are indicative of future results. Our expected results may not be achieved and actual results may differ materially from our expectations. Management regularly monitors various economic and other factors to develop strategic and tactical plans designed to improve performance and maximize our competitive position. Our ability to achieve our financial objectives is dependent upon our ability to effectively execute these plans and to appropriately respond to emerging economic and company-specific trends. Please refer to “Item 1A — Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2007 for further discussion.

Portfolio Update

Investment Properties

Payment coverage of the operators in our investment property portfolio continues to improve. Our overall payment coverage is at 1.99 times and represents an increase of six basis point from 2006 and seven basis points from 2005. The following table reflects our recent historical trends of portfolio coverage. Coverage data reflects the 12 months ended for the periods presented. CBMF represents the ratio of our customers’ earnings before interest, taxes, depreciation, amortization, rent and management fees to contractual rent or interest due us. CAMF represents the ratio of our customers’ earnings before interest, taxes, depreciation, amortization, and rent (but after imputed management fees) to contractual rent or interest due us.

	September 30, 2005				September 30, 2006				September 30, 2007
	CBMF		CAMF		CBMF		CAMF		CBMF		CAMF

Independent living/CCRCs	1.43	x	1.21	x	1.41	x	1.21	x	1.47	x	1.26	x
Assisted living facilities	1.52	x	1.30	x	1.54	x	1.33	x	1.57	x	1.35	x
Skilled nursing facilities	2.18	x	1.61	x	2.17	x	1.55	x	2.25	x	1.65	x
Specialty care facilities	3.36	x	2.77	x	2.88	x	2.34	x	2.72	x	2.16	x

Weighted averages	1.92	x	1.53	x	1.93	x	1.50	x	1.99	x	1.55	x

Medical Office Buildings

The primary performance measure for our medical office buildings is net operating income (“NOI”) as discussed below in Non-GAAP Financial Measures. At December 31, 2007, we had 121 medical office buildings. Our consolidated financial results for the year ended December 31, 2006 include twelve days of revenues and expenses due to the Windrose merger completed on December 20, 2006. The following table summarizes and reconciles our net operating income, including discontinued operations, for the periods indicated (in thousands):

		Property	Net
	Total	Operating	Operating
	Revenues	Expenses	Income

Year ended December 31, 2006:
Medical office buildings	$3,247	$1,115	$2,132

Year ended December 31, 2007:
Medical office buildings	$112,111	$37,475	$74,636

Corporate Governance

Maintaining investor confidence and trust has become increasingly important in today’s business environment. Our Board of Directors and management are strongly committed to policies and procedures that reflect the highest level of ethical business practices. Our corporate governance guidelines provide the framework for our business operations and emphasize our commitment to increase stockholder value while meeting all applicable legal requirements. The Board of Directors adopted and annually reviews its Corporate Governance Guidelines. These guidelines meet the listing standards adopted by the New York Stock Exchange and are available on the Internet at www.hcreit.com and from us upon written request sent to the Senior Vice President — Administration and Corporate Secretary, Health Care REIT, Inc., One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio, 43603-1475.

Liquidity and Capital Resources

Sources and Uses of Cash

Our primary sources of cash include rent and interest receipts, borrowings under our unsecured line of credit arrangement, public and private offerings of debt and equity securities, proceeds from the sales of real property and principal payments on loans receivable. Our primary uses of cash include dividend distributions, debt service payments (including principal and interest), real property acquisitions, loan advances and general and administrative expenses. These sources and uses of cash are reflected in our Consolidated Statements of Cash Flows and are discussed in further detail below.

The following is a summary of our sources and uses of cash flows (dollars in thousands):

			One Year			One Year		Two Year
	Year Ended		Change		Year Ended	Change		Change
	Dec. 31, 2005	Dec. 31, 2006	$	%	Dec. 31, 2007	$	%	$	%

Cash and cash equivalents at beginning of period	$19,763	$36,237	$16,474	83%	$36,216	$(21)	0%	$16,453	83%
Cash provided from (used in) operating activities	194,417	216,446	22,029	11%	263,883	47,437	22%	69,466	36%
Cash provided from (used in) investing activities	(449,069)	(560,815)	(111,746)	25%	(885,336)	(324,521)	58%	(436,267)	97%
Cash provided from (used in) financing activities	271,126	344,348	73,222	27%	615,506	271,158	79%	344,380	127%

Cash and cash equivalents at end of period	$36,237	$36,216	$(21)	0%	$30,269	$(5,947)	(16)%	$(5,968)	(16)%

Operating Activities.  The increases in net cash provided from operating activities are primarily attributable to increases in net income, excluding depreciation and amortization, stock-based compensation and net straight-line rental income. Net income and the provisions for depreciation and amortization increased primarily as a result of net new investments in properties owned by us. See the discussion of investing activities below for additional details. To the extent that we acquire or dispose of additional properties in the future, our net income and provisions for depreciation and amortization will change accordingly.

The following is a summary of our straight-line rent (dollars in thousands):

	Year Ended		One Year Change		Year Ended	One Year Change		Two Year Change
	Dec. 31, 2005	Dec. 31, 2006	$	%	Dec. 31, 2007	$	%	$	%

Gross straight-line rental income	$13,142	$9,432	$(3,710)	(28)%	$17,029	$7,597	81%	$3,887	30%
Cash receipts due to real property sales	(9,384)	(3,544)	5,840	(62)%	(4,527)	(983)	28%	4,857	(52)%
Prepaid rent receipts	(4,485)	(17,017)	(12,532)	279%	(12,942)	4,075	(24)%	(8,457)	189%
Amortization related to above/below market leases, net	0	60	60	n/a	792	732	1,220%	792	n/a

	$(727)	$(11,069)	$(10,342)	1,423%	$352	$11,421	n/a	$1,079	n/a

Gross straight-line rental income represents the non-cash difference between contractual cash rent due and the average rent recognized pursuant to Statement of Financial Accounting Standards No. 13 Accounting for Leases (“SFAS 13”) for leases with fixed rental escalators, net of collectibility reserves, if any. This amount is positive in the first half of a lease term (but declining every year due to annual increases in cash rent due) and is negative in the second half of a lease term. The increase in gross straight-line rental income is primarily due to an increase in the number of our leases with fixed annual increases resulting primarily from the Windrose merger completed in December 2006 and the Rendina/Paramount acquisition completed in May 2007. The change in prepaid rent cash receipts is primarily attributable to cash received upon renegotiation of a lease in connection to the acquisition of Commonwealth Communities Holdings LLC by Kindred Healthcare, Inc. in February 2006.

Investing Activities.  The changes in net cash used in investing activities are primarily attributable to the Windrose merger and net changes in loans receivable and real property investments. The following is a summary of our investment and disposition activities (dollars in thousands):

	Year Ended
	December 31, 2005		December 31, 2006(1)		December 31, 2007(2)
	Facilities	Amount	Facilities	Amount	Facilities	Amount

Real property acquisitions:
Independent/CCRC	11	$230,225	5	$56,417	1	$43,000
Assisted living	4	47,660	8	77,600	4	36,233
Skilled nursing	45	262,084	18	148,955	8	122,875
Medical office		0		0	28	381,134
Specialty care	5	51,000		0	1	11,923
Land parcels		0		10,250		8,928

Total acquisitions	65	590,969	31	293,222	42	604,093
Less:
Assumed debt		(22,309)		(25,049)		(166,188)
Assumed other assets/(liabilities), net		0		0		(2,432)

Cash disbursed for acquisitions		568,660		268,173		435,473
Additions to CIP		8,790		149,843		295,102
Capital improvements to existing properties		21,841		11,167		39,976

Total cash invested in real property		599,291		429,183		770,551
Real property dispositions:
Assisted living	15	90,485	12	58,479	10	59,694
Skilled nursing		0	3	7,827	7	23,055
Independent/CCRC		0	1	3,095	1	11,919
Specialty care		0		0		0
Land parcels		840		486		3,646

Proceeds from real property sales	15	91,325	16	69,887	18	98,314

Net cash investments in real property	50	$507,966	15	$359,296	24	$672,237

Advances on loans receivable:
Investments in new loans		$26,554		$75,209		$205,770
Draws on existing loans		13,833		11,781		30,124

Total investments in loans		40,387		86,990		235,894
Receipts on loans receivable:
Loan payoffs		82,379		65,002		42,028
Principal payments on loans		16,259		17,253		10,318

Total principal receipts on loans		98,638		82,255		52,346

Net cash advances/(receipts) on loans receivable		$(58,251)		$4,735		$183,548

(1)	2006 excludes the Windrose merger.

(2)	2007 includes the Rendina/Paramount acquisition.

The investment in Windrose during 2006 primarily represented $183,139,000 of cash provided to Windrose to extinguish secured debt and cash used to pay advisory fees, lender consents and other merger-related costs totaling $15,023,000. These cash uses were offset by $15,591,000 of cash assumed from Windrose on the merger effective date. The investment in Rendina/Paramount primarily represented cash consideration of $141,967,000 offset by $4,000 of cash assumed from Paramount.

Financing Activities.  The changes in net cash provided from or used in financing activities are primarily attributable to changes related to our debt, common stock issuances, preferred stock issuances and cash distributions to stockholders.

The following is a summary of our senior unsecured note issuances (dollars in thousands):

Date Issued	Maturity Date	Interest Rate	Face Amount	Net Proceeds

April 2005	May 2015	5.875%	$250,000	$246,859
November 2005	June 2016	6.200%	$300,000	$297,194

2005 Totals			$550,000	$544,053

November 2006	December 2006	4.750%	$345,000	$337,517

July 2007	July 2027	4.750%	$400,000	$388,943

In May 2005, we redeemed all of our outstanding $50,000,000 8.17% senior unsecured notes due March 2006, we completed a public tender offer for $57,670,000 of our outstanding $100,000,000 7.625% senior unsecured notes due March 2008, and we redeemed $122,500,000 of our outstanding $175,000,000 7.5% senior unsecured notes due August 2007. In connection with that extinguishment, we recorded a $20,662,000 loss on extinguishment of debt. During the year ended December 31, 2005, we paid off mortgages with outstanding balances of $72,309,000 and average interest rates of 7.481%. In August 2007, we repaid $52,500,000 of 7.5% senior unsecured notes at maturity. During the year ended December 31, 2007, we paid off mortgages with outstanding balances of $29,797,000 and average interest rates of 7.338%. In November 2007, we repurchased $50,000,000 liquidation amount of preferred securities of a subsidiary trust and, in December 2007, obtained the satisfaction and discharge of a related $51,000,000 liability of an operating partnership and recorded a $1,081,000 gain on extinguishment of debt.

The change in common stock is primarily attributable to public issuances and common stock issuances related to our dividend reinvestment and stock purchase plan (“DRIP”). The remaining difference in common stock issuances is primarily due to issuances pursuant to stock incentive plans.

The following is a summary of our common stock issuances (dollars in thousands, except per share amounts):

Date Issued	Shares Issued	Average Price	Gross Proceeds	Net Proceeds

November 2005 public issuance	3,000,000	$34.15	$102,450	$100,977
2005 DRIP	1,546,959	$34.59	53,505	53,505
2005 Options	380,108	$23.38	8,889	8,889

2005 Totals	4,927,067		$164,844	$163,371

April 2006 public issuance	3,222,800	$36.00	$116,021	$109,748
2006 DRIP	1,876,377	$36.34	68,184	68,184
2006 Options	226,961	$22.62	5,133	5,133

2006 Totals	5,326,138		$189,338	$183,065

April 2007 public issuance	6,325,000	$44.01	$278,363	$265,294
December 2007 public issuance	3,500,000	$42.14	147,490	147,139
2007 DRIP	1,626,000	$41.81	67,985	67,985
2007 Options	401,630	$27.82	11,175	11,175

2007 Totals	11,852,630		$505,013	$491,593

In order to qualify as a REIT for federal income tax purposes, we must distribute at least 90% of our taxable income (including 100% of capital gains) to our stockholders. The increases in dividends are primarily attributable to increases in outstanding common and preferred stock shares as discussed above and increases in our annual common stock dividend per share and the payment of a prorated dividend of $0.3409 in December 2006 in conjunction with the Windrose merger.

The following is a summary of our dividend payments (in thousands, except per share amounts):

	Year Ended
	December 31, 2005		December 31, 2006		December 31, 2007
	Per Share	Amount	Per Share	Amount	Per Share	Amount

Common Stock	$2.46	$132,548	$2.8809	$178,365	$2.2791	$182,969
Series D Preferred Stock	1.96875	7,875	1.96875	7,875	1.96875	7,875
Series E Preferred Stock	1.50	375	1.50	112	1.50	112
Series F Preferred Stock	1.90625	13,344	1.90625	13,344	1.90625	13,344
Series G Preferred Stock		0	0.0625	132	1.875	3,799

Totals		$154,142		$199,828		$208,099

Off-Balance Sheet Arrangements

We have an outstanding letter of credit issued for the benefit of certain insurance companies that provide workers’ compensation insurance to one of our tenants. Our obligation to provide the letter of credit terminates in 2009. At December 31, 2007, our obligation under the letter of credit was $2,350,000.

We have an outstanding letter of credit issued for the benefit of certain insurance companies that provide liability and property insurance to one of our tenants. Our obligation to provide the letter of credit terminates in 2013. At December 31, 2007, our obligation under the letter of credit was $1,000,000.

We have an outstanding letter of credit issued for the benefit of a village in Illinois that secures the completion and installation of certain public improvements by one of our tenants in connection with the development of a facility. Our obligation to provide the letter of credit terminates in 2010. At December 31, 2007, our obligation under the letter of credit was $679,320.

We have an outstanding letter of credit issued for the benefit of a municipality in Pennsylvania in connection with the completion and installation of certain facility improvements by one of our subsidiaries. The improvements are expected to be completed in 2009. At December 31, 2007, our obligation under the letter of credit was $485,810.

We are exposed to various market risks, including the potential loss arising from adverse changes in interest rates. We may or may not elect to use financial derivative instruments to hedge interest rate exposure. These decisions are principally based on the general trend in interest rates at the applicable dates, our perception of the future volatility of interest rates and our relative levels of variable rate debt and variable rate investments. As of December 31, 2007, we participated in two forward-starting interest rate swap agreements related to our debt arrangements. Our interest rate swaps are discussed below in “Results of Operations.”

Contractual Obligations

The following table summarizes our payment requirements under contractual obligations as of December 31, 2007 (in thousands):

	Payments Due by Period
Contractual Obligations	Total	2008	2009-2010	2011-2012	Thereafter

Unsecured line of credit arrangement	$307,000	$0	$0	$307,000	$0
Senior unsecured notes(1)	1,887,330	42,330	0	250,000	1,595,000
Secured debt(1)	506,973	27,941	69,232	74,482	335,318
Contractual interest obligations	1,419,740	158,722	302,172	267,810	691,036
Capital lease obligations	0	0	0	0	0
Operating lease obligations	54,993	3,148	5,896	5,423	40,526
Purchase obligations	826,318	456,905	369,413	0	0
Other long-term liabilities	4,190	112	788	3,290	0

Total contractual obligations	$5,006,544	$689,158	$747,501	$908,005	$2,661,880

(1)	Amounts represent principal amounts due and do not reflect unamortized premiums/discounts or other fair value adjustments as reflected on the balance sheet.

At December 31, 2007, we had an unsecured credit arrangement with a consortium of seventeen banks providing for a revolving line of credit in the amount of $1,150,000,000, which is scheduled to expire on August 5, 2011 (with the ability to extend for one year at our discretion if we are in compliance with all covenants). Borrowings under the agreement are subject to interest payable in periods no longer than three months at either the agent bank’s prime rate of interest or the applicable margin over LIBOR interest rate, at our option (4.6% at December 31, 2007). The applicable margin is based on our ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services and was 0.6% at December 31, 2007. In addition, we pay a facility fee annually to each bank based on the bank’s commitment under the revolving credit facility. The facility fee depends on our ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services and was 0.15% at December 31, 2007. We also pay an annual agent’s fee of $50,000. Principal is due upon expiration of the agreement. At December 31, 2007, we had $307,000,000 outstanding under the unsecured line of credit arrangement and estimated total contractual interest obligations of $61,329,000. Contractual interest obligations are estimated based on the assumption that the balance of $307,000,000 at December 31, 2007 is constant until maturity at interest rates in effect at December 31, 2007.

We have $1,887,330,000 of senior unsecured notes principal outstanding with fixed annual interest rates ranging from 4.75% to 8.0%, payable semi-annually. Total contractual interest obligations on senior unsecured notes totaled $1,171,437,000 at December 31, 2007. Additionally, we have mortgage loans with total outstanding principal of $506,973,000, collateralized by owned properties, with fixed annual interest rates ranging from 4.89% to 8.21%, payable monthly. The carrying values of the properties securing the mortgage loans totaled $969,543,000 at December 31, 2007. Total contractual interest obligations on mortgage loans totaled $186,974,000 at December 31, 2007.

At December 31, 2007, we had operating lease obligations of $54,993,000 relating primarily to ground leases at certain of our properties and office space leases.

Purchase obligations are comprised of unfunded construction commitments and contingent purchase obligations. At December 31, 2007, we had outstanding construction financings of $313,709,000 for leased properties and were committed to providing additional financing of approximately $800,697,000 to complete construction. At December 31, 2007, we had contingent purchase obligations totaling $25,621,000. These contingent purchase obligations primarily relate to deferred acquisition fundings and capital improvements. Deferred acquisition fundings are contingent upon a tenant satisfying certain conditions in the lease. Upon funding, amounts due from the tenant are increased to reflect the additional investment in the property.

Other long-term liabilities relate to our Supplemental Executive Retirement Plan (“SERP”) and certain non-compete agreements. We have a SERP, a non-qualified defined benefit pension plan, which provides certain executive officers with supplemental deferred retirement benefits. The SERP provides an opportunity for participants to receive retirement benefits that cannot be paid under our tax-qualified plans because of the restrictions imposed by ERISA and the Internal Revenue Code of 1986, as amended. Benefits are based on compensation and length of service and the SERP is unfunded. No contributions by the Company are anticipated for the 2008 fiscal year. Benefit payments are expected to total $3,290,000 during the next five fiscal years and no benefit payments are expected to occur during the succeeding five fiscal years. We use a December 31 measurement date for the SERP. The accrued liability on our balance sheet for the SERP was $1,915,000 at December 31, 2007 ($1,597,000 at December 31, 2006).

In connection with the Windrose merger, we entered into consulting agreements with Fred S. Klipsch and Frederick L. Farrar, which expire in December 2008 and may be terminated at any time by the consultant. Each consultant has agreed not to compete with the Company for a period of two years following termination or expiration of the agreement. In exchange for complying with the covenant not to compete, Messers. Klipsch and Farrar will receive eight quarterly payments of $75,000 and $37,500, respectively, with the first payment to be made on the date of termination or expiration of the agreement.

Capital Structure

As of December 31, 2007, we had stockholders’ equity of $2,404,356,000 and a total outstanding debt balance of $2,704,668,000, which represents a debt to total book capitalization ratio of 53%. Our ratio of debt to market capitalization was 39% at December 31, 2007. For the twelve months ended December 31, 2007, our interest coverage ratio was 2.91 to 1.00. For the twelve months ended December 31, 2007, our fixed charge coverage ratio was 2.38 to 1.00. Also, at December 31, 2007, we had $30,269,000 of cash and cash equivalents and $843,000,000 of available borrowing capacity under our unsecured line of credit arrangement.

Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions. As of December 31, 2007, we were in compliance with all of the covenants under our debt agreements. Please refer to the section entitled “Non-GAAP Financial Measures” for further discussion. None of our debt agreements contain provisions for acceleration which could be triggered by our debt ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services. However, under our unsecured line of credit arrangement, these ratings on our senior unsecured notes are used to determine the fees and interest payable.

As of February 15, 2008, our senior unsecured notes were rated Baa2 (stable), BBB- (positive) and BBB (stable) by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings, respectively. We plan to manage the company to maintain investment grade status with a capital structure consistent with our current profile. Any downgrades in terms of ratings or outlook by any or all of the noted rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.

On May 12, 2006, we filed an open-ended automatic or “universal” shelf registration statement with the Securities and Exchange Commission covering an indeterminate amount of future offerings of debt securities, common stock, preferred stock, depositary shares, warrants and units. As of February 15, 2008, we had an effective registration statement on file in connection with our enhanced DRIP program under which we may issue up to 10,760,247 shares of common stock. As of February 15, 2008, 9,481,345 shares of common stock remained available for issuance under this registration statement. Depending upon market conditions, we anticipate issuing securities under our registration statements to invest in additional properties and to repay borrowings under our unsecured line of credit arrangement.

Results of Operations

	Year Ended		One Year Change		Year Ended	One Year Change		Two Year Change
	Dec. 31, 2005	Dec. 31, 2006	$	%	Dec. 31, 2007	$	%	$	%

Net income available to common stockholders	$62,692	$81,287	$18,595	30%	$116,272	$34,985	43%	$53,580	85%
Funds from operations	144,293	177,580	33,287	23%	251,117	73,537	41%	106,824	74%
EBITDA	254,731	300,485	45,754	18%	433,495	133,010	44%	178,764	70%

The components of the changes in revenues, expenses and other items are discussed in detail below. The following is a summary of certain items that impact the results of operations for the year ended December 31, 2007:

•	$1,750,000 ($0.02 per diluted share) of one-time acquisition finders’ fees;

•	$1,081,000 ($0.01 per diluted share) of net gains on extinguishments of debt;

•	$1,457,000 ($0.02 per diluted share) of additional compensation costs related to accelerated vesting requirements of certain stock-based compensation awards;

•	$3,900,000 ($0.05 per diluted share) of additional other income related to the payoff of a warrant equity investment; and

•	$14,437,000 ($0.18 per diluted share) of gains on the sales of real property.

The following is a summary of certain items that impact the results of operations for the year ended December 31, 2006:

•	$5,213,000 ($0.08 per diluted share) of merger-related expenses;

•	$1,287,000 ($0.02 per diluted share) of additional compensation costs related to accelerated vesting requirements of certain stock-based compensation awards; and

•	$1,267,000 ($0.02 per diluted share) of gains on the sales of real property.

The following is a summary of certain items that impact the results of operations for the year ended December 31, 2005:

•	$20,662,000 ($0.38 per diluted share) of net losses on extinguishments of debt;

•	$4,523,000 ($0.08 per diluted share) of additional interest income related to the payoffs of loans that were either on non-accrual or partial accrual and all contractual interest due was received from the borrowers; and

•	$3,227,000 ($0.06 per diluted share) of gains on the sales of real property.

The increase in fully diluted average common shares outstanding is primarily the result of the Windrose merger, public and private common stock offerings and common stock issuances pursuant to our DRIP. The following table represents the changes in outstanding common stock for the period from January 1, 2005 to December 31, 2007 (in thousands):

	Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2006	2007	Totals

Beginning balance	52,925	58,125	73,192	52,925
Windrose merger	0	9,679	0	9,679
Public offerings	3,000	3,223	9,825	16,048
DRIP issuances	1,547	1,877	1,626	5,050
Preferred stock conversions	210	0	212	422
Option exercises	380	227	402	1,009
Other issuances	63	61	239	363

Ending balance	58,125	73,192	85,496	85,496

Average number of common shares outstanding:
Basic	54,110	61,661	78,861
Diluted	54,499	62,045	79,409

Revenues were comprised of the following (dollars in thousands):

	Year Ended		One Year Change		Year Ended	One Year Change		Two Year Change
	Dec. 31, 2005	Dec. 31, 2006	$	%	Dec. 31, 2007	$	%	$	%

Rental income	$215,801	$271,314	$55,513	26%	$427,911	$156,597	58%	$212,110	98%
Interest income	23,993	18,829	(5,164)	(22)%	25,823	6,994	37%	1,830	8%
Other income	4,548	3,924	(624)	(14)%	10,035	6,111	156%	5,487	121%

Totals	$244,342	$294,067	$49,725	20%	$463,769	$169,702	58%	$219,427	90%

The increase in gross revenues is primarily attributable to increased rental income resulting from the acquisitions of new properties from which we receive rent. See the discussion of investing activities in “Liquidity and Capital Resources” above for further information. Certain of our leases contain annual rental escalators that are contingent upon changes in the Consumer Price Index and/or changes in the gross operating revenues of the tenant’s properties. These escalators are not fixed, so no straight-line rent is recorded; however, rental income is recorded based on the contractual cash rental payments due for the period. If gross operating revenues at our facilities and/or the Consumer Price Index do not increase, a portion of our revenues may not continue to increase. Sales of real property would offset revenue increases and, to the extent that they exceed new acquisitions, could result in decreased revenues. Our leases could renew above or below current rent rates, resulting in an increase or decrease in rental income.

Interest income decreased in 2006 primarily due to recognition of additional interest income of approximately $4,523,000 in 2005. The additional interest income related to the payoffs of loans that were either on non-accrual or partial accrual and all contractual interest was received from the borrowers. Interest income increased in 2007 primarily due to an increase in loans receivable.

Expenses were comprised of the following (dollars in thousands):

	Year Ended		One Year		Year Ended			Two Year
	Dec. 31,	Dec. 31,	Change		Dec. 31,	One Year Change		Change
	2005	2006	$	%	2007	$	%	$	%

Interest expense	$68,642	$86,195	$17,553	26%	$128,554	$42,359	49%	$59,912	87%
Property operating expenses	—	1,106	1,106	n/a	37,134	36,028	3,258%	37,134	n/a
Depreciation and amortization	65,220	82,703	17,483	27%	139,595	56,892	69%	74,375	114%
General and administrative	16,163	26,004	9,841	61%	37,653	11,649	45%	21,490	133%
Loan expense	2,710	3,255	545	20%	5,977	2,722	84%	3,267	121%
Loss (gain) on extinguishment of debt	21,484	0	(21,484)	(100)%	(1,081)	(1,081)	n/a	(22,565)	n/a
Provision for loan losses	1,200	1,000	(200)	(17)%	0	(1,000)	(100)%	(1,200)	(100)%

Totals	$175,419	$200,263	$24,844	14%	$347,832	$147,569	74%	$172,413	98%

The increase in total expenses is primarily attributable to increases in interest expense, property operating expenses, the provisions for depreciation and amortization and general and administrative expenses. The increases in interest expense are primarily due to higher average borrowings and changes in the amount of capitalized interest offsetting interest expense. If we borrow under our unsecured line of credit arrangement, issue additional senior unsecured notes or assume additional secured debt, our interest expense will increase.

The following is a summary of our interest expense (dollars in thousands):

	Year Ended		One Year		Year Ended	One Year		Two Year
	Dec. 31,	Dec. 31,	Change		Dec. 31,	Change		Change
	2005	2006	$	%	2007	$	%	$	%

Senior unsecured notes	$63,080	$80,069	$16,989	27%	$101,618	$21,549	27%	$38,538	61%
Secured debt	11,769	9,529	(2,240)	(19)%	28,543	19,014	200%	16,774	143%
Unsecured lines of credit	9,413	11,397	1,984	21%	15,652	4,255	37%	6,239	66%
Subsidiary trust liability	0	112	112	n/a	3,104	2,992	2,671%	3,104	n/a
Capitalized interest	(665)	(4,470)	(3,805)	572%	(12,526)	(8,056)	180%	(11,861)	1,784%
SWAP losses (savings)	(972)	197	1,169	n/a	(89)	(286)	n/a	883	(91)%
Discontinued operations	(13,983)	(10,639)	3,344	(24)%	(7,748)	2,891	(27)%	6,235	(45)%

Totals	$68,642	$86,195	$17,553	26%	$128,554	$42,359	49%	$59,912	87%

The change in interest expense on senior unsecured notes is due to the net effect and timing of issuances and extinguishments. In May 2005, we redeemed all of our outstanding $50,000,000 8.17% senior unsecured notes due March 2006, we completed a public tender offer for $57,670,000 of our outstanding $100,000,000 7.625% senior unsecured notes due March 2008, and we redeemed $122,500,000 of our outstanding $175,000,000 7.5% senior unsecured notes due August 2007. In connection with that extinguishment, we recorded a $20,662,000 loss on extinguishment of debt. In August 2007, we repaid $52,500,000 of 7.5% senior unsecured notes at maturity. The following is a summary of our senior unsecured notes activity (dollars in thousands):

	Year Ended December 31, 2005		Year Ended December 31, 2006		Year Ended December 31, 2007
		Weighted Average		Weighted Average		Weighted Average
	Amount	Interest Rate	Amount	Interest Rate	Amount	Interest Rate

Beginning balance	$875,000	7.181%	$1,194,830	6.566%	$1,539,830	6.159%
Debt issued	550,000	6.052%	345,000	4.750%	400,000	4.750%
Debt extinguished	(230,170)	7.677%	0		(52,500)	7.500%

Ending balance	$1,194,830	6.566%	$1,539,830	6.159%	$1,887,330	5.823%

Monthly averages	$961,469	6.829%	$1,244,445	6.494%	$1,704,253	5.991%

The change in interest expense on secured debt is due to the net effect and timing of assumptions, extinguishments and principal amortizations. The following is a summary of our secured debt activity (dollars in thousands):

	Year Ended December 31, 2005		Year Ended December 31, 2006		Year Ended December 31, 2007
		Weighted Average		Weighted Average		Weighted Average
	Amount	Interest Rate	Amount	Interest Rate	Amount	Interest Rate

Beginning balance	$160,225	7.508%	$107,540	7.328%	$378,400	6.406%
Debt assumed	22,309	6.561%	273,893	6.053%	166,331	5.808%
Debt extinguished	(72,309)	7.481%	0		(29,797)	7.338%
Principal payments	(2,685)	7.584%	(3,033)	7.226%	(7,961)	6.334%

Ending balance	107,540	7.328%	$378,400	6.406%	$506,973	6.113%

Monthly averages	$156,027	7.452%	$144,512	7.021%	$456,795	6.204%

The change in interest expense on unsecured lines of credit arrangements is due primarily to changes in average amounts outstanding and fluctuating variable interest rates. The following is a summary of our unsecured lines of credit arrangements (dollars in thousands):

	Year Ended December 31,
	2005	2006	2007

Balance outstanding at December 31	$195,000	$225,000	$307,000
Maximum amount outstanding at any month end	318,000	276,000	434,000
Average amount outstanding (total of daily principal balances divided by days in year)	181,232	164,905	234,392
Weighted average interest rate (actual interest expense divided by average borrowings outstanding)	5.19%	6.91%	6.68%

At December 31, 2006, we had $51,000,000 of trust preferred liability principal outstanding with a fixed annual interest rate of 7.22%. On November 6, 2007, we purchased all $50,000,000 of the outstanding trust preferred securities at par for the purpose of unwinding this financing arrangement and, in December 2007, surrendered these securities and the related $1,000,000 liquidation amount of common securities for cancellation, resulting in the satisfaction and discharge of this $51,000,000 liability. In connection with this transaction, we recorded a $1,081,000 gain on extinguishment of debt. Please see Note 8 to our consolidated financial statements for additional information.

We capitalize certain interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. Capitalized interest for the years ended December 31, 2005, 2006 and 2007 totaled $665,000, $4,470,000 and $12,526,000, respectively.

On May 6, 2004, we entered into two interest rate swap agreements (the “2004 Swaps”) for a total notional amount of $100,000,000 to hedge changes in fair value attributable to changes in the LIBOR swap rate of $100,000,000 of fixed rate debt with a maturity date of November 15, 2013. The 2004 Swaps were treated as fair-

value hedges for accounting purposes and we utilized the short-cut method to assess effectiveness. The 2004 Swaps were with highly rated counterparties in which we received a fixed rate of 6.0% and paid a variable rate based on six-month LIBOR plus a spread. On September 12, 2007, we terminated the 2004 Swaps and we received a $2,125,000 cash settlement. The unamortized amount of this settlement at December 31, 2007 was $1,973,000 and is recorded as an adjustment to the hedged item. This amount will be amortized to interest expense over the life of the hedged debt using the effective interest method. For the years ended December 31, 2005, 2006 and 2007, we generated $972,000 of savings, $197,000 of losses and $89,000 of savings, respectively, related to the 2004 Swaps that were recorded as adjustments of interest expense.

On July 2, 2007, we entered into two forward-starting interest rate swaps, with an aggregate notional amount of $200,000,000 that were designated as cash flow hedges of the variability in forecasted interest payments attributable to changes in the LIBOR swap rate, on long-term fixed rate debt forecasted to be issued in 2007. The 2007 Swaps have the economic effect of fixing $200,000,000 of our debt at 4.913% for five years. The 2007 Swaps were settled on July 17, 2007, which was the date that the forecasted debt was priced. The cash settlement value of these contracts at July 17, 2007, was $733,000. This amount represented the effective portion of the hedges as there was no hedge ineffectiveness. Therefore, the $733,000 settlement value was deferred in accumulated other comprehensive income (“AOCI”) and will be amortized to interest expense using the effective interest method. The unamortized amount of AOCI related to these contracts at December 31, 2007 is $668,000. For the year ended December 31, 2007, we reclassified $65,000 out of AOCI as a reduction of interest expense.

On September 12, 2007, we entered into two forward-starting interest rate swaps (the “September 2007 Swaps”) for a total notional amount of $250,000,000 to hedge 10 years of interest payments associated with a long-term borrowing that is expected to occur in 2008. The September 2007 Swaps each have an effective date of September 12, 2008 and a maturity date of September 12, 2018. We expect to settle the 2007 Swaps when the debt is priced. The September 2007 Swaps have the economic effect of fixing $250,000,000 of our future debt at 4.469% plus a credit spread for 10 years. The September 2007 Swaps have been designated as cash flow hedges and we expect the 2007 Swaps to be highly effective at offsetting changes in cash flows of interest payments on $250,000,000 of our future debt due to changes in the LIBOR swap rate. Therefore, effective changes in the fair value of the September 2007 Swaps will be recorded in AOCI and reclassified to interest expense when the hedged forecasted transactions affect earnings (as interest payments are made on the expected debt issuance). The ineffective portion of the changes in fair value will be recorded directly in earnings. At December 31, 2007, the September 2007 Swaps were reported at their fair value of $7,990,000 and are included in other liabilities and AOCI.

As discussed in our Annual Report on Form 10-K/A for the year ended December 31, 2006, we completed our merger with Windrose Medical Properties Trust on December 20, 2006. These operations are the principal component of our property operating expenses from the date of acquisition. There was no similar activity in the prior periods. In addition to a full year of operations for the Windrose properties, we acquired 28 medical office buildings during the year ended December 31, 2007.

Depreciation and amortization increased primarily as a result of additional investments in properties owned directly by us. See the discussion of investing activities in “Liquidity and Capital Resources” above for additional details. To the extent that we acquire or dispose of additional properties in the future, our provision for depreciation and amortization will change accordingly.

General and administrative expenses as a percentage of revenues (including revenues from discontinued operations) for the year ended December 31, 2007, were 7.64%, as compared with 8.26% and 5.89% for the same periods in 2006 and 2005. The increase from 2005 to 2006 is directly attributable to $5,213,000 of merger-related expenses and $1,287,000 of accelerated stock-based compensation expenses. The increase from 2006 to 2007 is primarily related to the Windrose merger completed on December 20, 2006, the Paramount acquisition completed in May 2007, $1,750,000 of acquisition finders’ fees paid during the three months ended June 30, 2007 and costs associated with our initiatives to attract and retain appropriate personnel to achieve our business objectives. During the quarter ended June 30, 2007, we recorded $1,750,000 of one-time acquisition finders’ fees paid to former Windrose management in connection with the closing of the Rendina/Paramount transaction. These fees relate to services rendered prior to the consummation of the Windrose merger in December 2006. Due to the recipients’ current employment status with the company, the fees have been expensed as compensation rather than included in the purchase price of the acquisition, as is typical with such fees.

Loan expense represents the amortization of deferred loan costs incurred in connection with the issuance and amendments of debt. The change in loan expense is primarily due to costs associated with the issuance of $345,000,000 of senior unsecured convertible notes in November and December 2006, costs related to the assumption of secured debt in connection with the Windrose merger in December 2006, the issuance of $400,000,000 of senior unsecured convertible notes in July 2007 and costs associated with the extension and expansion of our unsecured line of credit in August 2007.

As a result of our quarterly evaluations, we concluded that the allowance for loan losses at December 31, 2006 remained appropriate as of December 31, 2007. The provision for loan losses is related to our critical accounting estimate for the allowance for loan losses and is discussed below in “Critical Accounting Policies.”

Other items were comprised of the following (dollars in thousands):

	Year Ended		One Year Change		Year Ended	One Year Change		Two Year Change
	Dec. 31, 2005	Dec. 31, 2006	$	%	Dec. 31, 2007	$	%	$	%

Minority interests	$0	(13)	(13)	n/a	$(238)	$(225)	1,731%	$(238)	n/a
Gain (loss) on sales of properties	3,227	1,267	(1,960)	(61)%	14,437	13,170	1,039%	11,210	347%
Discontinued operations, net	12,136	7,692	(4,444)	(37)%	11,266	3,574	46%	(870)	(7)%
Preferred dividends	(21,594)	(21,463)	131	(1)%	(25,130)	(3,667)	17%	(3,536)	16%

Totals	$(6,231)	$(12,517)	$(6,286)	101%	$335	$12,852	n/a	$6,566	n/a

During the year ended December 31, 2007, we sold ten assisted living facilities, one independent living facility, seven skilled nursing facilities and one parcel of land with carrying values of $83,877,000 for a net gain of $14,437,000. During the nine months ended September 30, 2008, we sold 20 assisted living facilities, two independent living facilities, three skilled nursing facilities, one specialty care facility, one medical office building and one parcel of land. Also, at September 30, 2008, we had ten assisted living facilities held for sale. These properties generated $11,266,000 of income after deducting depreciation and interest expense from rental revenue for the year ended December 31, 2007. All properties sold subsequent to January 1, 2005 through September 30, 2008 and attributable to assets held for sale at September 30, 2008 generated $7,692,000 and $12,136,000 of income after deducting general and administrative expenses, depreciation and interest expense from rental revenue for the years ended December 31, 2006 and 2005, respectively. Please refer to Note 16 to our consolidated financial statements for further discussion.

The increase in preferred dividends is primarily due to the increase in average outstanding preferred shares. The following is a summary of our preferred stock activity:

	Year Ended December 31, 2005		Year Ended December 31, 2006		Year Ended December 31, 2007
		Weighted Average		Weighted Average		Weighted Average
	Shares	Dividend Rate	Shares	Dividend Rate	Shares	Dividend Rate

Beginning balance	11,350,045	7.663%	11,074,989	7.704%	13,174,989	7.672%
Shares issued	0		2,100,000	7.500%	0
Shares converted	(275,056)	6.000%	0		(295,800)	7.500%

Ending balance	11,074,989	7.704%	13,174,989	7.672%	12,879,189	7.676%

Monthly averages	11,245,073	7.679%	11,236,527	7.701%	13,129,481	7.672%

In conjunction with the acquisition of Windrose Medical Properties Trust in December 2006, we issued 2,100,000 shares of 7.5% Series G Cumulative Convertible Preferred Stock. These shares have a liquidation value of $25.00 per share. Dividends are payable quarterly in arrears. The preferred stock, which has no stated maturity, may be redeemed by us at a redemption price of $25.00 per share, plus accrued and unpaid dividends on such shares to the redemption date, on or after June 30, 2010. Each Series G Preferred Share is convertible by the holder into our common stock at a conversion price of $34.93, equivalent to a conversion rate of 0.7157 common shares per Series G Preferred Share. These shares were recorded at $29.58 per share, which was deemed to be the fair value at the date of issuance. During the year ended December 31, 2007, certain holders of our Series G Preferred Stock converted 295,800 shares into 211,702 shares of our common stock, leaving 1,804,200 of such shares outstanding at December 31, 2007.

Non-GAAP Financial Measures

We believe that net income available to common stockholders, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider FFO to be a useful supplemental measure of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

EBITDA stands for earnings before interest, taxes, depreciation and amortization. We believe that EBITDA, along with net income and cash flow provided from operating activities, is an important supplemental measure because it provides additional information to assess and evaluate the performance of our operations. We primarily utilize EBITDA to measure our interest coverage ratio, which represents EBITDA divided by total interest, and our fixed charge coverage ratio, which represents EBITDA divided by fixed charges. Fixed charges include total interest, secured debt principal amortization and preferred dividends.

A covenant in our line of credit arrangement contains a financial ratio based on a definition of EBITDA that is specific to that agreement. Failure to satisfy this covenant could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition. Due to the materiality of this debt agreement and the financial covenant, we have disclosed Adjusted EBITDA, which represents EBITDA as defined above and adjusted for stock-based compensation expense, provision for loan losses and gain/loss on extinguishment of debt. We use Adjusted EBITDA to measure our adjusted fixed charge coverage ratio, which represents Adjusted EBITDA divided by fixed charges on a trailing twelve months basis. Fixed charges include total interest (excluding capitalized interest), secured debt principal amortization and preferred dividends. Our covenant requires an adjusted fixed charge ratio of at least 1.75 times.

Net operating income (“NOI”) is used to evaluate the operating performance of our properties. We define NOI as rental revenues, including tenant reimbursements, less property level operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments, interest expense and discontinued operations. We believe NOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. We use NOI to make decisions about resource allocations and to assess the property level performance of our properties.

In April 2002, the Financial Accounting Standards Board issued Statement No. 145 that requires gains and losses on extinguishment of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement No. 4. We adopted the standard effective January 1, 2003. We have properly reflected the $21,484,000, or $0.39 per diluted share, of losses on extinguishment of debt for the year ended December 31, 2005 and the $1,081,000, or $0.01 per diluted share, of gains on extinguishment of debt for the year ended December 31, 2007. These amounts have not been added back for the calculations of FFO, EBITDA or Adjusted EBITDA.

Other than Adjusted EBITDA, our supplemental measures are financial measures that are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Management uses these financial measures to facilitate internal and external comparisons to our historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management. Adjusted EBITDA is used solely to determine our compliance with a financial covenant of our line of credit arrangement and is not being presented for use by investors for any other purpose. None of our supplemental measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.

The table below reflects the reconciliation of FFO to net income available to common stockholders, the most directly comparable U.S. GAAP measure, for the periods presented. The provisions for depreciation and amortization includes provisions for depreciation and amortization from discontinued operations. Amounts are in thousands except for per share data.

	Year Ended
	December 31,	December 31,	December 31,
	2005	2006	2007

FFO Reconciliation:
Net income available to common stockholders	$62,692	$81,287	$116,272
Depreciation and amortization	84,828	97,564	149,626
Loss (gain) on sales of properties	(3,227)	(1,267)	(14,437)
Minority interests	0	(4)	(344)

Funds from operations	$144,293	$177,580	$251,117
Average common shares outstanding:
Basic	54,110	61,661	78,861
Diluted	54,499	62,045	79,409
Per share data:
Net income available to common stockholders
Basic	$1.16	$1.32	$1.47
Diluted	1.15	1.31	1.46
Funds from operations
Basic	$2.67	$2.88	$3.18
Diluted	2.65	2.86	3.16

The table below reflects the reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable U.S. GAAP measure, for the periods presented. Interest expense and the provisions for depreciation and amortization include discontinued operations. Tax expense represents income-based taxes. Amortization represents the amortization of deferred loan expenses. Adjusted EBITDA represents EBITDA as adjusted below for items pursuant to covenant provisions of our unsecured lines of credit arrangements. Dollars are in thousands.

	Year Ended
	December 31,		December 31,		December 31,
	2005		2006		2007

EBITDA Reconciliation:
Net income	$84,286		$102,750		$141,402
Interest expense	82,625		96,834		136,302
Tax expense/(benefit)	282		82		188
Depreciation and amortization	84,828		97,564		149,626
Amortization of deferred loan expenses	2,710		3,255		5,977

EBITDA	254,731		300,485		433,495
Stock-based compensation expense	2,948		6,980		7,050
Provision for loan losses	1,200		1,000		0
Loss/(gain) on extinguishment of debt, net	20,662		0		(1,081)

EBITDA - adjusted	$279,541		$308,465		$439,464
Interest Coverage Ratio:
Interest expense	$82,625		$96,834		$136,302
Capitalized interest	665		4,470		12,526

Total interest	83,290		101,304		148,828
EBITDA	$254,731		$300,485		$433,495

Interest coverage ratio	3.06	x	2.97	x	2.91	x
EBITDA - adjusted	$279,541		$308,465		$439,464

Interest coverage ratio - adjusted	3.36	x	3.04	x	2.95	x
Fixed Charge Coverage Ratio:
Total interest	$83,290		$101,304		$148,828
Secured debt prinicipal amortization	2,685		3,033		7,961
Preferred dividends	21,594		21,463		25,130

Total fixed charges	107,569		125,800		181,919
EBITDA	$254,731		$300,485		$433,495

Fixed charge coverage ratio	2.37	x	2.39	x	2.38	x
EBITDA - adjusted	$279,541		$308,465		$439,464

Fixed charge coverage ratio - adjusted	2.60	x	2.45	x	2.42x

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions. Management considers an accounting estimate or assumption critical if:

•	the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimates and assumptions on financial condition or operating performance is material.

Management has discussed the development and selection of its critical accounting policies with the Audit Committee of the Board of Directors and the Audit Committee has reviewed the disclosure presented below relating to them. Management believes the current assumptions and other considerations used to estimate amounts reflected in our consolidated financial statements are appropriate and are not reasonably likely to change in the future. However, since these estimates require assumptions to be made that were uncertain at the time the estimate was made, they bear the risk of change. If actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations, liquidity and/or financial condition. Please refer to Note 1 of our audited consolidated financial statements for further information on significant accounting policies that impact us. There were no material changes to these policies in 2007.

The following table presents information about our critical accounting policies, as well as the material assumptions used to develop each estimate:

Nature of Critical	Assumptions/
Accounting Estimate	Approach Used

Allowance for Loan Losses
We maintain an allowance for loan losses in accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended, and SEC Staff Accounting Bulletin No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues. The allowance for loan losses is maintained at a level believed adequate to absorb potential losses in our loans receivable. The determination of the allowance is based on a quarterly evaluation of all outstanding loans. If this evaluation indicates that there is a greater risk of loan charge-offs, additional allowances or placement on non-accrual status may be required. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due as scheduled according to the contractual terms of the original loan agreement. Consistent with this definition, all loans on non-accrual are deemed impaired. To the extent circumstances improve and the risk of collectibility is diminished, we will return these loans to full accrual status.	The determination of the allowance is based on a quarterly evaluation of all outstanding loans, including general economic conditions and estimated collectibility of loan payments and principal. We evaluate the collectibility of our loans receivable based on a combination of factors, including, but not limited to, delinquency status, historical loan charge-offs, financial strength of the borrower and guarantors and value of the underlying property.

As a result of our quarterly evaluation, we concluded that the allowance for loan losses at December 31, 2006 remained appropriate as of December 31, 2007, resulting in an allowance for loan losses of $7,406,000 relating to loans with outstanding balances of $113,886,000. Also at December 31, 2007, we had a loan with an outstanding balance of $799,000 on non-accrual status.

Business Combinations
Substantially all of the properties owned by us are leased under operating leases and are recorded at cost. The cost of our real property is allocated to land, buildings, improvements and intangibles in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.	We compute depreciation and amortization on our properties using the straight-line method based on their estimated useful lives which range from 15 to 40 years for buildings and five to 15 years for improvements. Lives for intangibles are based on the remaining term of the underlying leases.

For the twelve months ended December 31, 2007, we recorded $118,969,000, $16,287,000 and $14,370,000 as provisions for depreciation and amortization relating to buildings, improvements and intangibles, respectively, including amounts reclassified as discontinued operations. The average useful life of our buildings, improvements and intangibles was 32.0 years, 12.2 years and 4.7 years, respectively, for the year ended December 31, 2007.

Impairment of Long-Lived Assets
We review our long-lived assets for potential impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. An impairment charge must be recognized when the carrying value of a long-lived asset is not recoverable. The carrying value is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that a permanent impairment of a long-lived asset has occurred, the carrying value of the asset is reduced to its fair value and an impairment charge is recognized for the difference between the carrying value and the fair value.	The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if there are indicators of impairment. These indicators may include anticipated operating losses at the property level, the tenant’s inability to make rent payments, a decision to dispose of an asset before the end of its estimated useful life and changes in the market that may permanently reduce the value of the property. If indicators of impairment exist, then the undiscounted future cash flows from the most likely use of the property are compared to the current net book value. This analysis requires us to determine if indicators of impairment exist and to estimate the most likely stream of cash flows to be generated from the property during the period the property is expected to be held.

We did not record any impairment charges for the year ended December 31, 2007.

Nature of Critical	Assumptions/
Accounting Estimate	Approach Used

Fair Value of Derivative Instruments
The valuation of derivative instruments is accounted for in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS133”), as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS133, as amended, requires companies to record derivatives at fair market value on the balance sheet as assets or liabilities.	The valuation of derivative instruments requires us to make estimates and judgments that affect the fair value of the instruments. Fair values for our derivatives are estimated by a third party consultant, which utilizes pricing models that consider forward yield curves and discount rates. Such amounts and the recognition of such amounts are subject to significant estimates which may change in the future. At December 31, 2007, we participated in two forward-starting interest rate swap agreements. At December 31, 2007, the swaps were reported at their fair value of $7,990,000 and are included in other liabilities and accumulated other comprehensive income.

Revenue Recognition
Revenue is recorded in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases, and SEC Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, as amended (“SAB104”). SAB104 requires that revenue be recognized after four basic criteria are met. These four criteria include persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectibility. If the collectibility of revenue is determined incorrectly, the amount and timing of our reported revenue could be significantly affected. Interest income on loans is recognized as earned based upon the principal amount outstanding subject to an evaluation of collectibility risk. Substantially all of our operating leases contain fixed and/or contingent escalating rent structures. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectibility assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period.	We evaluate the collectibility of our revenues and related receivables on an on-going basis. We evaluate collectibility based on assumptions and other considerations including, but not limited to, the certainty of payment, payment history, the financial strength of the investment’s underlying operations as measured by cash flows and payment coverages, the value of the underlying collateral and guaranties and current economic conditions.

If our evaluation indicates that collectibility is not reasonably assured, we may place an investment on non-accrual or reserve against all or a portion of current income as an offset to revenue.

For the twelve months ended December 31, 2007, we recognized $25,823,000 of interest income and $457,297,000 of rental income, including discontinued operations. Cash receipts on leases with deferred revenue provisions were $17,469,000 as compared to gross straight-line rental income recognized of $17,029,000 for the twelve months ended December 31, 2007. At December 31, 2007, our straight-line receivable balance was $52,756,000, net of reserves totaling $1,152,000. Also at December 31, 2007, we had a loan with an outstanding balance of $799,000 on non-accrual status.

Impact of Inflation

During the past three years, inflation has not significantly affected our earnings because of the moderate inflation rate. Additionally, our earnings are primarily long-term investments with fixed rates of return. These investments are mainly financed with a combination of equity, senior unsecured notes and borrowings under our unsecured lines of credit arrangements. During inflationary periods, which generally are accompanied by rising interest rates, our ability to grow may be adversely affected because the yield on new investments may increase at a slower rate than new borrowing costs. Presuming the current inflation rate remains moderate and long-term interest rates do not increase significantly, we believe that inflation will not impact the availability of equity and debt financing for us.

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Health Care REIT, Inc.

We have audited the accompanying consolidated balance sheets of Health Care REIT, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedules listed in Item 15(a) (2) of the Annual Report on Form 10-K for the year ended December 31, 2007. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health Care REIT, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 9 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Health Care REIT, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2008 (not included herein) expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Toledo, Ohio
February 27, 2008,
except for Notes 2, 16 and 18, as to which the date is October 31, 2008

HEALTH CARE REIT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands)

ASSETS
Real estate investments:
Real property owned
Land and land improvements	$447,029	$386,693
Buildings and improvements	4,224,955	3,659,065
Acquired lease intangibles	131,312	84,082
Real property held for sale, net of accumulated depreciation	0	14,796
Construction in progress	313,709	138,222

	5,117,005	4,282,858
Less accumulated depreciation and amortization	(478,373)	(347,007)

Total real property owned	4,638,632	3,935,851
Loans receivable	381,394	194,448
Less allowance for losses on loans receivable	(7,406)	(7,406)

	373,988	187,042

Net real estate investments	5,012,620	4,122,893
Other assets:
Equity investments	1,408	4,700
Deferred loan expenses	30,499	20,657
Cash and cash equivalents	30,269	36,216
Receivables and other assets	139,060	96,144

	201,236	157,717

Total assets	$5,213,856	$4,280,610

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Borrowings under unsecured lines of credit arrangements	$307,000	$225,000
Senior unsecured notes	1,890,192	1,541,814
Secured debt	507,476	378,972
Liability to subsidiary trust issuing preferred securities	0	52,215
Accrued expenses and other liabilities	95,145	101,588

Total liabilities	2,799,813	2,299,589
Minority interests	9,687	2,228
Stockholders’ equity:
Preferred stock, $1.00 par value:	330,243	338,993
Authorized — 50,000,000 shares
Issued and outstanding — 12,879,189 in 2007 and 13,174,989 in 2006 at liquidation preference
Common stock, $1.00 par value:	85,412	73,152
Authorized — 225,000,000 shares
Issued — 85,600,333 shares in 2007 and 73,272,052 shares in 2006
Outstanding — 85,496,164 shares in 2007 and 73,192,128 shares in 2006
Capital in excess of par value	2,370,037	1,873,811
Treasury stock	(3,952)	(2,866)
Cumulative net income	1,074,255	932,853
Cumulative dividends	(1,446,959)	(1,238,860)
Accumulated other comprehensive income	(7,381)	(135)
Other equity	2,701	1,845

Total stockholders’ equity	2,404,356	1,978,793

Total liabilities and stockholders’ equity	$5,213,856	$4,280,610

See accompanying notes

HEALTH CARE REIT, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share data)

Revenues:
Rental income	$427,911	$271,314	$215,801
Interest income	25,823	18,829	23,993
Other income	10,035	3,924	4,548

	463,769	294,067	244,342
Expenses:
Interest expense	128,554	86,195	68,642
Property operating expenses	37,134	1,106	—
Depreciation and amortization	139,595	82,703	65,220
General and administrative	37,653	26,004	16,163
Loan expense	5,977	3,255	2,710
Loss (gain) on extinguishment of debt	(1,081)	0	21,484
Provision for loan losses	0	1,000	1,200

	347,832	200,263	175,419

Income before minority interests	115,937	93,804	68,923
Minority interests	(238)	(13)	0

Income from continuing operations	115,699	93,791	68,923
Discontinued operations:
Gain (loss) on sales of properties	14,437	1,267	3,227
Income from discontinued operations, net	11,266	7,692	12,136

	25,703	8,959	15,363

Net income	141,402	102,750	84,286
Preferred stock dividends	25,130	21,463	21,594

Net income available to common stockholders	$116,272	$81,287	$62,692

Average number of common shares outstanding:
Basic	78,861	61,661	54,110
Diluted	79,409	62,045	54,499
Earnings per share:
Basic:
Income from continuing operations available to common stockholders	$1.15	$1.17	$0.87
Discontinued operations, net	0.33	0.15	0.28

Net income available to common stockholders*	$1.47	$1.32	$1.16

Diluted:
Income from continuing operations available to common stockholders	$1.14	$1.17	$0.87
Discontinued operations, net	0.32	0.14	0.28

Net income available to common stockholders*	$1.46	$1.31	$1.15

*	Amounts may not sum due to rounding

See accompanying notes

HEALTH CARE REIT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							Accumulated
			Capital in				Other
	Preferred	Common	Excess of	Treasury	Cumulative	Cumulative	Comprehensive	Other
	Stock	Stock	Par Value	Stock	Net Income	Dividends	Income	Equity	Total
	(In thousands, except per share data)

Balances at December 31, 2004	$283,751	$52,860	$1,139,723	$(1,286)	$745,817	$(884,890)	$1	$(697)	$1,335,279
Comprehensive income:
Net income					84,286				84,286
Other comprehensive income:
Unrealized loss on equity investments							(1)		(1)

Total comprehensive income									84,285

Amounts related to issuance of common stock from dividend reinvestment and stock incentive plans, net of forfeitures		1,980	62,105	(768)					63,317
Restricted stock amortization								728	728
Option compensation expense								312	312
Proceeds from issuance of common stock		3,000	97,977						100,977
Conversion of preferred stock	(6,876)	210	6,666						0
Cash dividends:
Common stock-$2.46 per share						(132,548)			(132,548)
Preferred stock, Series D-$1.96875 per share						(7,875)			(7,875)
Preferred stock, Series E-$1.50 per share						(375)			(375)
Preferred stock, Series F-$1.90625 per share						(13,344)			(13,344)

Balances at December 31, 2005	276,875	58,050	1,306,471	(2,054)	830,103	(1,039,032)	0	343	1,430,756
Comprehensive income:
Net income					102,750				102,750

Total comprehensive income									102,750

Adjustment to adopt SFAS 158							(135)		(135)
Amounts related to issuance of common stock from dividend reinvestment and stock incentive plans, net of forfeitures		2,200	75,081	(812)				(85)	76,384
Option compensation expense								1,066	1,066
Shares issued in Windrose Medical Properties Trust merger	62,118	9,679	386,255						458,052
Net proceeds from sale of common stock		3,223	106,525						109,748
SFAS 123(R) reclassification			(521)					521	0
Cash dividends:
Common stock-$2.8809 per share						(178,365)			(178,365)
Preferred stock, Series D-$1.96875 per share						(7,875)			(7,875)
Preferred stock, Series E-$1.50 per share						(112)			(112)
Preferred stock, Series F-$1.90625 per share						(13,344)			(13,344)
Preferred stock, Series G-$0.0625 per share						(132)			(132)

Balances at December 31, 2006	338,993	73,152	1,873,811	(2,866)	932,853	(1,238,860)	(135)	1,845	1,978,793
Net income					141,402				141,402
Other comprehensive income:
Unrealized loss on equity investments							(192)		(192)
Unrecognized actuarial gain/(loss)							140		140
Cash flow hedge activity							(7,194)		(7,194)

Total comprehensive income									134,156

Amounts related to issuance of common stock from dividend reinvestment and stock incentive plans, net of forfeitures		2,223	85,080	(1,086)				(250)	85,967
Conversion of preferred stock	(8,750)	212	8,538						0
Option compensation expense								1,106	1,106
Net proceeds from sale of common stock		9,825	402,608						412,433
Cash dividends:
Common stock-$2.2791 per share						(182,969)			(182,969)
Preferred stock, Series D-$1.96875 per share						(7,875)			(7,875)
Preferred stock, Series E-$1.50 per share						(112)			(112)
Preferred stock, Series F-$1.90625 per share						(13,344)			(13,344)
Preferred stock, Series G-$1.875 per share						(3,799)			(3,799)

Balances at December 31, 2007	$330,243	$85,412	$2,370,037	$(3,952)	$1,074,255	$(1,446,959)	$(7,381)	$2,701	$2,404,356

See accompanying notes

HEALTH CARE REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Operating activities
Net income	$141,402	$102,750	$84,286
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	149,626	97,564	84,828
Other amortization expenses	6,018	3,090	3,935
Stock-based compensation expense	7,050	6,980	2,948
Capitalized interest	(12,526)	(4,470)	(665)
Provision for loan losses	0	1,000	1,200
Minority interests share of earnings	238	13	0
Loss (gain) on extinguishment of debt, net	(1,081)	0	20,662
Gain on investment	(3,900)	0	0
Amortization of above/below market leases, net	(792)	(60)	0
Rental income less than (in excess of) cash received	440	11,129	727
Loss (gain) on sales of properties	(14,437)	(1,267)	(3,227)
Increase (decrease) in accrued expenses and other liabilities	(3,253)	5,810	(3,375)
Decrease (increase) in receivables and other assets	(4,902)	(6,093)	3,098

Net cash provided from (used in) operating activities	263,883	216,446	194,417
Investing activities
Investment in real property	(631,209)	(429,183)	(599,291)
Investment in loans receivable	(235,894)	(86,990)	(40,387)
Other investments, net of payments	(22,998)	(11,761)	328
Principal collected on loans receivable	52,346	82,255	98,638
Investment in Windrose, net of cash assumed	0	(182,571)	0
Investment in Rendina/Paramount, net of cash assumed	(141,963)	0	0
Proceeds from sales of properties	98,314	69,887	91,325
Other	(3,932)	(2,452)	318

Net cash provided from (used in) investing activities	(885,336)	(560,815)	(449,069)
Financing activities
Net increase (decrease) under unsecured lines of credit arrangements	82,000	30,000	44,000
Proceeds from derivative transactions	2,858	0	0
Proceeds from issuance of senior unsecured notes	388,943	337,517	544,053
Payments to extinguish senior unsecured notes	(52,500)	0	(250,832)
Payments to extinguish liability to subsidiary trust issuing preferred securities	(50,000)	0	0
Principal payments on secured debt	(37,758)	(3,033)	(74,994)
Net proceeds from the issuance of common stock	491,593	182,069	165,062
Contributions by minority interests	2,865	0	0
Distributions to minority interests	(419)	0	0
Decrease (increase) in deferred loan expense	(3,977)	(2,377)	(2,021)
Cash distributions to stockholders	(208,099)	(199,828)	(154,142)

Net cash provided from (used in) financing activities	615,506	344,348	271,126

Increase (decrease) in cash and cash equivalents	(5,947)	(21)	16,474
Cash and cash equivalents at beginning of year	36,216	36,237	19,763

Cash and cash equivalents at end of year	$30,269	$36,216	$36,237

Supplemental cash flow information — interest paid	$116,044	$94,461	$85,123

Supplemental schedule of non-cash activities:
Assets and liabilities assumed from real property acquisitions:
Secured debt	$19,731	$25,049	$22,309
Other liabilities	3,597	0	0
Other assets	712	0	0
Assets and liabilities assumed from business combinations:
Real estate investments	$285,302	$975,660	0
Other assets acquired	10,050	22,526	0
Secured debt	146,457	249,424	0
Liability to subsidiary trust issuing preferred securities	0	52,217	0
Other liabilities	6,932	40,025	0
Minority interests	0	6,989	0
Issuance of common stock	0	396,846	0
Issuance of preferred stock	0	62,118	0

See accompanying notes

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Accounting Policies and Related Matters

Industry

We are an equity real estate investment trust that invests across the full spectrum of senior housing and health care real estate including skilled nursing facilities, independent living facilities/continuing care retirement communities, assisted living facilities, hospitals, long-term acute care hospitals and medical office buildings.

Principles of Consolidation

The consolidated financial statements include our accounts, the accounts of our wholly-owned subsidiaries and the accounts of our majority owned and controlled joint ventures. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recorded in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases, and SEC Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, as amended (“SAB 104”). SAB 104 requires that revenue be recognized after four basic criteria are met. These four criteria include persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectibility. Interest income on loans is recognized as earned based upon the principal amount outstanding subject to an evaluation of collectibility risk. Substantially all of our operating leases contain either fixed or contingent escalating rent structures. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectibility assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period.

Cash and Cash Equivalents

Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less.

Restricted Cash

Restricted cash, a component of other assets, primarily consists of amounts held by lenders to provide future payments for real estate taxes, insurance, tenant and capital improvements. Additionally, restricted cash includes amounts held in escrow relating to acquisitions we are entitled to receive over a period of time as outlined in the escrow agreement. Restricted cash balances as of December 31, 2007 and 2006 were $17,575,000 and $9,972,000, respectively.

Real Estate Loans Receivable

Real estate loans receivable consist of mortgage loans and other real estate loans. Interest income on loans is recognized as earned based upon the principal amount outstanding subject to an evaluation of collectibility risks. The loans are primarily collateralized by a first, second or third mortgage lien, a leasehold mortgage on, or an assignment of the partnership interest in, the related properties, corporate guaranties and/or personal guaranties.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate to absorb potential losses in our loans receivable. The determination of the allowance is based on a quarterly evaluation of these loans, including general economic conditions and estimated collectibility of loan payments. We evaluate the collectibility of our loans

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

receivable based on a combination of factors, including, but not limited to, delinquency status, historical loan charge-offs, financial strength of the borrower and guarantors and value of the underlying collateral. If such factors indicate that there is greater risk of loan charge-offs, additional allowances or placement on non-accrual status may be required. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due as scheduled according to the contractual terms of the original loan agreement. Consistent with this definition, all loans on non-accrual are deemed impaired. At December 31, 2007, we had loans with outstanding balances of $799,000 on non-accrual status ($10,529,000 at December 31, 2006). To the extent circumstances improve and the risk of collectibility is diminished, we will return these loans to full accrual status. While a loan is on non-accrual status, any cash receipts are applied against the outstanding principal balance.

Real Property Owned

Real property developed by us is recorded at cost, including the capitalization of construction period interest. The cost of real property acquired is allocated to net tangible and identifiable intangible assets based on their respective fair values in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Substantially all of the properties owned by us are leased under operating leases and are recorded at cost. These properties are depreciated on a straight-line basis over their estimated useful lives which range from 15 to 40 years for buildings and five to 15 years for improvements.

The remaining purchase price is allocated among identifiable intangible assets primarily consisting of the above or below market component of in-place leases and the value of in-place leases. The value allocable to the above or below market component of the acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in acquired lease intangibles and below market leases are included in other liabilities in the balance sheet and are amortized to rental income over the remaining terms of the respective leases.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors. The estimated aggregate amortization expense for acquired lease intangibles is expected to be recognized over a weighted average period of 28.4 years and is as follows for the periods indicated (dollars in thousands):

2008	$15,448
2009	10,552
2010	9,230
2011	7,319
2012	5,675
Thereafter	64,798

Totals	$113,022

The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if facts and circumstances suggest that the assets may be impaired or that the depreciable life may need to be changed. We consider external factors relating to each asset. If these external factors and the projected undiscounted cash

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

flows of the asset over the remaining depreciation period indicate that the asset will not be recoverable, the carrying value may be reduced to the estimated fair market value.

Capitalization of Construction Period Interest

We capitalize interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the balance outstanding during the construction period using the rate of interest which approximates our cost of financing. We capitalized interest costs of $12,526,000, $4,470,000, and $665,000 during 2007, 2006 and 2005, respectively, related to construction of real property owned by us. Our interest expense reflected in the consolidated statements of income has been reduced by the amounts capitalized.

Deferred Loan Expenses

Deferred loan expenses are costs incurred by us in connection with the issuance, assumption and amendments of debt arrangements. We amortize these costs over the term of the debt using the straight-line method, which approximates the effective interest method.

Equity Investments

Equity investments at December 31, 2007 consist of an investment in a public company that has a readily determinable fair market value. We classify this equity investment as available-for-sale and, accordingly, record this investment at its fair market value with unrealized gains and losses included in accumulated other comprehensive income, a separate component of stockholders’ equity. This investment represents a minimal ownership interest in the company. Equity investments at December 31, 2006 consisted of investments in private companies where we did not have the ability to exercise influence and were accounted for under the cost method. Under the cost method of accounting, investments in private companies are carried at cost and are adjusted only for other-than-temporary declines in fair value, distributions of earnings and additional investments. These investments represented a minimal ownership interest in these companies. Additionally, in connection with the Windrose merger, we assumed a $1,000,000 investment in an unconsolidated subsidiary that holds trust preferred securities and is accounted for under the cost method.

Segment Reporting

We report consolidated financial statements in accordance with Financial Accounting Standards Board Statement No. 131, Disclosure about Segments of an Enterprise and Related Information. Segments are based on our method of internal reporting which classifies operations by leasing activities. Our segments include investment properties and medical office buildings. See Note 18 for additional information.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income includes amounts related to our cash flow hedge activity, unrealized gains or losses on our equity investments and unrecognized actuarial gains/losses from the adoption of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment of FASB Statements No. 87, 88, 106 and 132(R) on December 31, 2006.

Fair Value of Derivative Instruments

We are exposed to various market risks, including the potential loss arising from adverse changes in interest rates. We may elect to use financial derivative instruments to hedge interest rate exposure. These decisions are principally based on our policy to match our variable rate investments with comparable borrowings, but are also based on the general trend in interest rates at the applicable dates and our perception of the future volatility of interest rates. Derivatives are recorded at fair market value on the balance sheet as assets or liabilities.

On May 6, 2004, we entered into two interest rate swap agreements (the “2004 Swaps”) for a total notional amount of $100,000,000 to hedge changes in fair value attributable to changes in the LIBOR swap rate of $100,000,000 of fixed rate debt with a maturity date of November 15, 2013. The 2004 Swaps were treated as fair-

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value hedges for accounting purposes and we utilized the short-cut method to assess effectiveness. The 2004 Swaps were with highly rated counterparties in which we received a fixed rate of 6.0% and paid a variable rate based on six-month LIBOR plus a spread. On September 12, 2007, we terminated the 2004 Swaps and we received a $2,125,000 cash settlement. The unamortized amount of this settlement at December 31, 2007 was $1,973,000 and is recorded as an adjustment to the hedged item. This amount will be amortized to interest expense over the life of the hedged debt using the effective interest method. For the year ended December 31, 2007, we generated $89,000 of savings related to the 2004 Swaps that was recorded as a reduction of interest expense. For the year ended December 31, 2006, we incurred $197,000 of losses related to the 2004 Swaps that was recorded as an addition to interest expense. For the year ended December 31, 2005, we generated $972,000 of savings related to the 2004 Swaps that was recorded as a reduction of interest expense.

On July 2, 2007, we entered into two forward-starting interest rate swaps (the “July 2007 Swaps”), with an aggregate notional amount of $200,000,000 that were designated as cash flow hedges of the variability in forecasted interest payments attributable to changes in the LIBOR swap rate, on long-term fixed rate debt forecasted to be issued in 2007. The July 2007 Swaps have the economic effect of fixing $200,000,000 of our debt at 4.913% for five years. The July 2007 Swaps were settled on July 17, 2007, which was the date that the forecasted debt was priced. The cash settlement value of these contracts at July 17, 2007, was $733,000. This amount represented the effective portion of the hedges as there was no hedge ineffectiveness. Therefore, the $733,000 settlement value was deferred in accumulated other comprehensive income (“AOCI”) and will be amortized to interest expense using the effective interest method. The unamortized amount of AOCI related to these contracts at December 31, 2007 is $668,000. For the year ended December 31, 2007, we reclassified $65,000 out of AOCI as a reduction of interest expense.

On September 12, 2007, we entered into two forward-starting interest rate swaps (the “September 2007 Swaps”) for a total notional amount of $250,000,000 to hedge 10 years of interest payments associated with a long-term borrowing that is expected to occur in 2008. The September 2007 Swaps each have an effective date of September 12, 2008 and a maturity date of September 12, 2018. We expect to settle the 2007 Swaps when the debt is priced. The September 2007 Swaps have the economic effect of fixing $250,000,000 of our future debt at 4.469% plus a credit spread for 10 years. The September 2007 Swaps have been designated as cash flow hedges and we expect the 2007 Swaps to be highly effective at offsetting changes in cash flows of interest payments on $250,000,000 of our future debt due to changes in the LIBOR swap rate. Therefore, effective changes in the fair value of the September 2007 Swaps will be recorded in AOCI and reclassified to interest expense when the hedged forecasted transactions affect earnings (as interest payments are made on the expected debt issuance). The ineffective portion of the changes in fair value will be recorded directly in earnings. At December 31, 2007, the September 2007 Swaps were reported at their fair value of $7,990,000 and are included in other liabilities and AOCI.

The valuation of derivative instruments requires us to make estimates and judgments that affect the fair value of the instruments. Fair values for our derivatives are estimated by a third party consultant, which utilizes pricing models that consider forward yield curves and discount rates. Such amounts and the recognition of such amounts are subject to significant estimates that may change in the future.

Earnings Per Share

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of shares outstanding for the period adjusted for non-vested shares of restricted stock. The computation of diluted earnings per share is similar to basic earnings per share, except that the number of shares is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

Federal Income Tax

No provision has been made for federal income taxes since we have elected to be treated as a real estate investment trust under the applicable provisions of the Internal Revenue Code, and we believe that we have met the

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

requirements for qualification as such for each taxable year. Our taxable REIT subsidiaries are subject to federal, state and local income taxes. See Note 12.

New Accounting Standards

On January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes. The Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The Interpretation prescribes guidance for recognizing, measuring, reporting and disclosing a tax position taken or expected to be taken in a tax return. The adoption of the Interpretation did not have a material impact on our financial position or results of operations.

In September 2006, the FASB also issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 will be effective for fiscal year 2008. Adoption of SFAS 157 is not expected to have a material impact on our financial position, although additional disclosures may be required.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits companies to elect to measure certain eligible items at fair value. Subsequent unrealized gains and losses on those items will be reported in earnings. Upfront costs and fees related to those items will be reported in earnings as incurred and not deferred. SFAS 159 will be effective for fiscal year 2008. If a company elects to apply the provisions of SFAS 159 to eligible items existing at that date, the effect of the remeasurement to fair value will be reported as a cumulative effect adjustment to the opening balance of retained earnings. Retrospective application will not be permitted. We are currently assessing whether we will elect to use the fair value option for any eligible items.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations (“SFAS 141(R)”) and Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 141(R) will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. Early adoption is prohibited for both standards. The provisions of SFAS 141(R) and SFAS 160, effective on January 1, 2009, are to be applied prospectively.

Reclassifications

Certain amounts in prior years have been reclassified to conform to the current year presentation.

2.	Business Combinations

Windrose Medical Properties Trust Merger

As discussed in our Annual Report on Form 10-K/A for the year ended December 31, 2006, we completed our merger with Windrose Medical Properties Trust on December 20, 2006. These operations are the principal component of our medical office building segment (see Note 18). During the year ended December 31, 2007, we finalized the purchase price allocation for the Windrose merger, as required by Statement of Financial Accounting Standards No. 141, Business Combinations. The updated purchase price allocation reflects reallocations between identifiable tangible and intangible assets. However, these adjustments did not have a significant impact on our consolidated results of operations.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the updated purchase price calculation and the allocation to assets acquired and liabilities assumed, based upon their estimated fair values (in thousands):

Common stock	$396,846
Preferred stock	62,118
Cash consideration	183,139
Assumed debt	301,641
Assumed liabilities and minority interests	26,034
Acquisition costs	29,139

Purchase price	998,917
Merger-related expenses	5,213
Capitalized equity issuance costs	912

Net purchase price	$992,792

Land and land improvements	$126,079
Buildings and improvements	774,634
Acquired lease intangibles	42,595
Above market lease intangibles	32,352
Cash and cash equivalents	15,587
Receivables and other assets	22,526

Total assets acquired	1,013,773
Below market lease intangibles	20,981

Net purchase price	992,792
Secured debt	249,424
Liability to subsidiary trust issuing preferred securities	52,217
Accrued expenses and other liabilities	19,044

Total liabilities assumed	320,685
Minority interests	6,989

Net assets acquired	$665,118

The following pro forma consolidated results of operations have been prepared as if the acquisition of Windrose had occurred as of January 1, 2005 (in thousands, except per share data):

	Year Ended December 31,
	2006	2005
	(unaudited)
Revenues	$416,311	$358,350
Income from continuing operations available to common stockholders	62,481	38,095
Income from continuing operations available to common stockholders per share — basic	0.88	0.60
Income from continuing operations available to common stockholders per share — diluted	0.87	0.59

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Rendina/Paramount Acquisition

In May 2007, we completed the acquisition of 17 medical office buildings and Paramount Real Estate Services, a property management company, from affiliates of Rendina Companies. The results of operations for these properties and Paramount have been included in our consolidated results of operations from the date of acquisition. Allocation of the purchase price has been finalized. The following table presents the updated purchase price calculation and the allocation to assets acquired and liabilities assumed, based upon their estimated fair values (in thousands):

Cash consideration	$141,967
Assumed debt	146,457
Assumed liabilities and minority interests	3,410

Net purchase price	$291,834

Land and land improvements	$6,657
Buildings and improvements	228,004
Acquired lease intangibles	33,474
Above market lease intangibles	17,167
Cash and cash equivalents	4
Receivables and other assets	10,050

Total assets acquired	295,356
Below market lease intangibles	3,522

Net purchase price	291,834
Secured debt	146,457
Accrued expenses and other liabilities	3,410

Total liabilities assumed	149,867

Net assets acquired	$141,967

3.	Real Estate Loans Receivable

The following is a summary of real estate loans receivable (in thousands):

	December 31,
	2007	2006

Mortgage loans	$143,091	$177,615
Other real estate loans	238,303	16,833

Totals	$381,394	$194,448

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of mortgage loans at December 31, 2007:

Final	Number		Principal
Payment	of		Amount at	Carrying
Due	Loans	Payment Terms	Inception	Amount
			(In thousands)

2008	5	Monthly payments from $7,886 to $71,447, including interest from 15.21% to 19.26%	$16,140	$17,722
2009	5	Monthly payments from $11,830 to $169,818, including interest from 9.63% to 19.26%	38,972	28,108
2010	2	Monthly payments from $14,222 to $19,761, including interest from 9.00% to 19.00%	4,623	4,768
2011	2	Monthly payments from $21,047 to $24,735, including interest from 19.00% to 19.26%	5,827	6,084
2012	3	Monthly payments from $24,922 to $130,949, including interest from 7.00% to 19.26%	28,741	19,169
2013	2	Monthly payments from $21,654 to $25,351, including interest from 7.25% to 11.63%	6,516	6,136
2015	1	Monthly payments of $489, including interest of 9.00%	65	65
2020	2	Monthly payments from $41,282 to $312,198, including interest of 10.14%	38,500	37,942
2022	1	Monthly payments of $180,542, including interest of 9.38%	23,097	23,097

		Totals	$162,481	$143,091

4.	Allowance for Loan Losses

The following is a summary of the allowance for loan losses (in thousands):

	Year Ended December 31,
	2007	2006	2005

Balance at beginning of year	$7,406	$6,461	$5,261
Provision for loan losses	0	1,000	1,200
Charge-offs	0	(55)	0

Balance at end of year	$7,406	$7,406	$6,461

The following is a summary of our loan impairments (in thousands):

	December 31,
	2007	2006	2005

Balance of impaired loans at year end	$799	$10,529	$16,770
Allowance for loan losses	7,406	7,406	6,461

Balance of impaired loans not reserved(1)	$0	$3,123	$10,309

Average impaired loans for the year	$5,664	$13,650	$26,344
Interest recognized on impaired loans	0	2,495	2,391

(1)	At December 31, 2007, the allowance for loan losses exceeds the balance of impaired loans. See Note 1 for additional information.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Real Property Owned

The following table summarizes certain information about our real property owned as of December 31, 2007 (dollars in thousands):

			Building,		Accumulated
	Number of		Intangibles &	Gross	Depreciation
	Properties	Land	Improvements	Investment	and Amortization

Assisted Living Facilities:
Arizona	4	$2,100	$17,563	$19,663	$2,903
California	9	8,920	53,399	62,319	8,868
Colorado	1	940	3,721	4,661	606
Connecticut	5	8,030	36,800	44,830	5,481
Delaware	1	560	21,220	21,780	1,795
Florida	12	5,487	59,753	65,240	16,034
Georgia	2	1,080	3,688	4,768	560
Idaho	3	1,125	14,875	16,000	1,781
Illinois	3	7,077	15,300	22,377	404
Indiana	2	220	5,520	5,740	998
Kansas	1	600	10,590	11,190	912
Kentucky	1	490	7,610	8,100	922
Louisiana	1	1,100	10,161	11,261	4,106
Maryland	2	870	9,155	10,025	1,197
Massachusetts	7	8,160	62,481	70,641	6,549
Mississippi	2	1,080	13,465	14,545	1,878
Montana	3	1,460	14,772	16,232	2,072
Nevada	3	1,820	25,126	26,946	4,055
New Jersey	2	740	7,447	8,187	1,203
New York	4	2,400	40,447	42,847	2,273
North Carolina	41	15,863	181,381	197,244	28,640
Ohio	7	3,294	30,985	34,279	7,611
Oklahoma	15	1,784	22,890	24,674	7,406
Oregon	3	1,167	11,099	12,266	2,424
Pennsylvania	2	2,234	13,409	15,643	1,848
South Carolina	2	642	7,308	7,950	1,098
Tennessee	4	1,526	11,989	13,515	1,890
Texas	29	10,226	120,612	130,838	16,062
Utah	2	1,420	12,842	14,262	1,791
Virginia	4	2,300	40,785	43,085	3,863
Washington	9	6,880	49,235	56,115	3,630
Wisconsin	7	5,010	54,634	59,644	2,077
Construction in progress	12	0	0	61,576	0

	205	106,605	990,262	1,158,443	142,937

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Building,		Accumulated
	Number of		Intangibles &	Gross	Depreciation
	Properties	Land	Improvements	Investment	and Amortization

Skilled Nursing Facilities:
Alabama	7	$2,520	$36,990	$39,510	$5,202
Arizona	2	1,870	15,978	17,848	1,002
Colorado	4	3,460	31,246	34,706	3,529
Connecticut	6	2,700	22,354	25,054	1,216
Florida	42	23,312	280,502	303,814	40,908
Georgia	3	2,650	14,932	17,582	1,842
Idaho	2	1,410	13,279	14,689	3,922
Illinois	4	1,110	24,700	25,810	9,414
Indiana	7	2,034	37,829	39,863	6,661
Kansas	1	1,120	8,360	9,480	504
Kentucky	10	3,015	65,432	68,447	6,520
Louisiana	7	783	34,717	35,500	2,333
Maryland	2	840	14,760	15,600	872
Massachusetts	20	17,390	205,347	222,737	30,526
Mississippi	11	1,625	52,651	54,276	9,025
Missouri	3	1,247	23,827	25,074	6,999
Nevada	1	182	2,503	2,685	802
New Hampshire	1	340	4,360	4,700	310
New Jersey	1	1,850	3,050	4,900	380
Ohio	21	12,000	195,506	207,506	19,648
Oklahoma	3	1,464	21,884	23,348	3,156
Oregon	1	300	5,316	5,616	1,611
Pennsylvania	4	3,179	21,414	24,593	5,668
Tennessee	22	8,730	122,604	131,334	21,143
Texas	19	11,296	144,670	155,966	8,988
Utah	1	991	6,850	7,841	416
Virginia	5	4,321	38,482	42,803	1,951
Construction in progress	2	0	0	9,593	0

	212	111,739	1,449,543	1,570,875	194,548
Independent Living / CCRC Facilities:
Arizona	1	950	9,087	10,037	1,843
California	7	17,960	123,544	141,504	6,234
Colorado	2	7,629	29,128	36,757	933
Florida	4	9,772	108,840	118,612	12,596
Georgia	3	3,256	24,759	28,015	10,001
Idaho	1	550	14,740	15,290	2,093
Illinois	1	670	6,780	7,450	1,152
Indiana	2	750	31,325	32,075	799
Kansas	1	1,400	11,000	12,400	282
Missouri	1	510	5,490	6,000	143
Nevada	1	1,144	10,831	11,975	4,718
New York	1	1,510	9,490	11,000	1,513
North Carolina	2	3,120	20,309	23,429	1,081
South Carolina	4	7,190	64,072	71,262	4,113
Texas	2	5,670	16,620	22,290	3,624
Washington	1	620	4,780	5,400	535
Construction in progress	9	0	0	194,834	0

	43	62,701	490,795	748,330	51,660

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Building,		Accumulated
	Number of		Intangibles	Gross	Depreciation
	Properties	Land	& Improvements	Investment	and Amortization

Medical Office Buildings:
Alabama	5	$2,902	$43,949	$46,851	$1,847
Alaska	1	217	30,476	30,693	898
Arizona	3	2,724	77,243	79,967	4,185
California	7	7,545	123,943	131,488	5,396
Colorado	1	877	6,711	7,588	28
Florida	27	42,052	262,530	304,582	12,918
Georgia	15	17,507	75,992	93,499	4,351
Illinois	3	4,762	13,557	18,319	710
Missouri	1	336	17,247	17,583	435
Nevada	9	16,804	103,891	120,695	4,197
New Jersey	3	6,404	24,252	30,656	981
New York	7	4,009	60,501	64,510	2,119
North Carolina	10	7,788	18,196	25,984	1,557
Ohio	1	610	7,419	8,029	323
Oklahoma	1	132	12,829	12,961	285
South Carolina	1	171	18,282	18,453	605
Tennessee	7	10,824	67,356	78,180	2,325
Texas	17	13,426	181,308	194,734	8,035
Construction in progress	2	0	0	14,688	0

	121	139,090	1,145,682	1,299,460	51,195
Specialty Care Facilities:
Illinois	1	3,650	19,325	22,975	4,819
Indiana	1	170	8,232	8,402	0
Louisiana	1	1,928	10,483	12,411	414
Massachusetts	3	3,375	62,101	65,476	23,279
Ohio	1	3,020	27,445	30,465	3,590
Oklahoma	2	3,149	9,879	13,028	617
Texas	7	6,902	121,851	128,753	5,281
Wisconsin	1	4,700	20,669	25,369	33
Construction in progress	3	0	0	33,018	0

	20	26,894	279,985	339,897	38,033

Total Real Property Owned	601	$447,029	$4,356,267	$5,117,005	$478,373

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2007, future minimum lease payments receivable under operating leases are as follows (in thousands):

2008	$435,393
2009	428,090
2010	424,569
2011	411,215
2012	395,895
Thereafter	2,486,023

Totals	$4,581,185

We purchased $0, $11,204,000 and $3,908,000 of real property that had previously been financed by the Company with loans in 2007, 2006 and 2005, respectively. Additionally, $132,028,000, $24,330,000 and $29,238,000 of completed construction projects were placed in service and began earning rent during the years ended December 31, 2007, 2006 and 2005, respectively. We acquired properties which included the assumption of mortgages totaling $166,188,000, $274,473,000 and $22,309,000 in 2007, 2006 and 2005, respectively. Certain of our acquisitions included deferred acquisition payments totaling $0, $2,000,000 and $18,125,000 for 2007, 2006 and 2005, respectively. These non-cash activities are appropriately not reflected in the accompanying statements of cash flows. See the accompanying statement of cash flows for non-cash investing activity related to the Windrose merger.

At December 31, 2007, 2006 and 2005, we had $0, $14,796,000 and $11,912,000, respectively, related to assets held for sale. See Note 16 for further discussion of discontinued operations.

6.	Concentration of Risk

As of December 31, 2007, long-term care facilities, which include skilled nursing, independent living/continuing care retirement communities and assisted living facilities, comprised 68% (72% at December 31, 2006) of our real estate investments and were located in 38 states. The following table summarizes certain information about our customer concentration as of December 31, 2007 (dollars in thousands):

	Number of	Total	Percent of
	Properties	Investment	Investment(1)

Concentration by investment:
Emeritus Corporation	50	$355,147	7%
Signature Healthcare LLC	34	325,744	6%
Brookdale Senior Living, Inc	84	258,990	5%
Life Care Centers of America, Inc	25	255,168	5%
Senior Living Communities, LLC	8	187,437	4%
Remaining portfolio	437	3,637,540	73%

Totals	638	$5,020,026	100%

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Number of	Total	Percent of
	Properties	Revenue(2)	Revenue(3)

Concentration by revenue(4):
Emeritus Corporation	50	$39,546	8%
Brookdale Senior Living, Inc	84	37,791	8%
Home Quality Management, Inc	35	24,512	5%
Life Care Centers of America, Inc	25	23,854	5%
Tara Cares, LLC	33	18,982	4%
Remaining portfolio	411	338,435	68%
Other income	n/a	10,035	2%

Totals	638	$493,155	100%

(1)	Investments with top five customers comprised 32% of total investments at December 31, 2006.

(2)	Revenues include gross revenues and revenues from discontinued operations for the year ended December 31, 2007.

(3)	Revenues from top five customers were 43% and 43% for the years ended December 31, 2006 and 2005, respectively.

(4)	All of our top five customers are in our investment properties segment.

7.	Borrowings Under Line of Credit Arrangement and Related Items

At December 31, 2007, we had an unsecured credit arrangement with a consortium of seventeen banks providing for a revolving line of credit in the amount of $1,150,000,000, which is scheduled to expire on August 5, 2011 (with the ability to extend for one year at our discretion if we are in compliance with all covenants). Borrowings under the agreement are subject to interest payable in periods no longer than three months at either the agent bank’s prime rate of interest or the applicable margin over LIBOR interest rate, at our option (4.6% at December 31, 2007). The applicable margin is based on our ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services and was 0.6% at December 31, 2007. In addition, we pay a facility fee annually to each bank based on the bank’s commitment under the revolving credit facility. The facility fee depends on our ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services and was 0.15% at December 31, 2007. We also pay an annual agent’s fee of $50,000. Principal is due upon expiration of the agreement.

The following information relates to aggregate borrowings under the unsecured lines of credit arrangements (dollars in thousands):

	Year Ended December 31,
	2007	2006	2005

Balance outstanding at December 31	$307,000	$225,000	$195,000
Maximum amount outstanding at any month end	$434,000	$276,000	$318,000
Average amount outstanding (total of daily principal balances divided by days in year)	$234,392	$164,905	$181,232
Weighted average interest rate (actual interest expense divided by average borrowings outstanding)	6.68%	6.91%	5.19%

8.	Senior Unsecured Notes and Secured Debt

We have $1,890,192,000 of senior unsecured notes with annual interest rates ranging from 4.75% to 8.00%. The carrying amounts of the senior unsecured notes represent the par value of $1,887,330,000 adjusted for any unamortized premiums or discounts and other basis adjustments related to hedging the debt with derivative instruments. See Note 1 for further discussion regarding derivative instruments.

In July 2007, we issued $400,000,000 of 4.75% senior unsecured convertible notes due July 2027, generating net proceeds of $388,943,000. The notes will be convertible, in certain circumstances, into cash and, if applicable,

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares of our common stock at an initial conversion rate of 20.0000 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $50.00 per share. In general, upon conversion, the holder of each note would receive, in respect of the conversion value of such note, cash up to the principal amount of such note and common stock for the note’s conversion value in excess of such principal amount.

We have mortgage loans totaling $507,476,000, collateralized by owned properties, with annual interest rates ranging from 4.89% to 8.21%. The carrying amounts of the mortgages represent the par value of $506,973,000 adjusted for any unamortized fair value adjustments. The carrying values of the properties securing the mortgage loans totaled $969,543,000 at December 31, 2007.

In November 2007, we repurchased $50,000,000 in aggregate liquidation amount of preferred securities that had been issued by Windrose Capital Trust  I, a subsidiary trust, on March 24, 2006. In December 2007, we surrendered these securities for cancellation along with $1,000,000 liquidation amount of common securities of this trust, which resulted in the satisfaction and discharge in 2007 of $51,000,000 in aggregate principal amount of junior subordinated notes issued by an operating partnership due March 30, 2036. In connection with this transaction, we recorded a $1,081,000 gain on extinguishment of debt.

Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions.

At December 31, 2007, the annual principal payments on these debt obligations are as follows (in thousands):

	Senior	Mortgage
	Unsecured Notes	Loans	Totals

2008	$42,330	$27,941	$70,271
2009	0	53,752	53,752
2010	0	15,480	15,480
2011	0	52,641	52,641
2012	250,000	21,841	271,841
Thereafter	1,595,000	335,318	1,930,318

Totals	$1,887,330	$506,973	$2,394,303

9.	Stock Incentive Plans

Our 2005 Long-Term Incentive Plan authorizes up to 2,200,000 shares of common stock to be issued at the discretion of the Compensation Committee of the Board of Directors. The 2005 Plan replaced the 1995 Stock Incentive Plan and the Stock Plan for Non-Employee Directors. The options granted to officers and key salaried employees under the 1995 Plan continue to vest through 2016 and expire ten years from the date of grant. Our non-employee directors, officers and key salaried employees are eligible to participate in the 2005 Plan. The 2005 Plan allows for the issuance of, among other things, stock options, restricted stock, deferred stock units and dividend equivalent rights.

Vesting periods for options, deferred stock units and restricted shares generally range from three years for non-employee directors to five years for officers and key employees. Options expire ten years from the date of the grant. We granted 223,000, 98,000 and 85,000 restricted shares during 2007, 2006 and 2005, respectively, including 11,000, 13,000 and 16,000 shares to non-employee directors in 2007, 2006 and 2005, respectively. Expense, which is recognized as the shares vest based on the market value at the date of the award, totaled $7,050,000, $6,980,000 and $2,948,000, in 2007, 2006 and 2005, respectively.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Option Award Activity

The following table summarizes information about stock option activity for the periods indicated (shares in thousands):

	Year Ended December 31,
	2007		2006		2005
	Number	Weighted Average	Number	Weighted Average	Number	Weighted Average
Stock Options	of Shares	Exercise Price	of Shares	Exercise Price	of Shares	Exercise Price

Options at beginning of year	917	$30.79	685	$26.87	1,015	$24.86
Options granted	124	45.73	460	32.42	60	34.88
Options exercised	(402)	27.82	(227)	22.24	(380)	22.84
Options terminated	(2)	39.72	(1)	36.50	(10)	25.24

Options at end of year	637	$35.54	917	$30.79	685	$26.87

Options exercisable at end of year	256	$32.26	462	$28.83	257	$23.16
Weighted average fair value of options granted during the year		$8.31		$5.26		$12.48

Option Valuation Assumptions

The fair value of each option grant is estimated on the date of grant using a Black-Scholes-Merton option pricing model with the following weighted-average assumptions:

	2007	2006	2005

Dividend yield(1)	5.6%	6.79%	6.88%
Expected volatility	19.9%	20.3%	22.8%
Risk-free interest rate	4.74%	4.35%	4.25%
Expected life (in years)	5	5	7
Weighted-average fair value(1)	$8.31	$5.26	$12.48

(1)	Certain options granted to employees include dividend equivalent rights. The fair value of options with DERs also includes the net present value of projected future dividend payments over the expected life of the option discounted at the dividend yield rate. In 2005, substantially all options granted included DERs, while in 2006, approximately 19.5% of options granted included DERs, and in 2007, approximately 25.2% of options granted included DERs.

The following table summarizes information about stock options outstanding at December 31, 2007 (options in thousands):

	Options Outstanding			Options Exercisable
			Weighted
Range of Per		Weighted	Average		Weighted
Share Exercise	Number	Average	Remaining	Number	Average
Prices	Outstanding	Exercise Price	Contract Life	Exercisable	Exercise Price

$16-$20	8	$16.81	3.0	9	$16.81
$20-$30	125	25.77	5.7	66	25.72
$30-$40	381	35.85	8.2	181	35.34
$40 +	123	45.73	10.0	0	n/a

Totals	637	$35.54	8.0	256	$32.26

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and the quoted price of our common stock for the options that were in-the-money at December 31, 2007. During the years ended December 31, 2007, 2006 and 2005, the aggregate intrinsic value of options exercised under our stock incentive plans was $6,600,000, $3,140,000 and $4,705,000, respectively, determined as of the date of option exercise. Cash received from option exercises under our stock incentive plans for the years ended December 31, 2007, 2006 and 2005 was $17,775,000, $4,872,000 and $8,690,000.

As of December 31, 2007, there was approximately $2,524,000 of total unrecognized compensation cost related to unvested stock options granted under our stock incentive plans. That cost is expected to be recognized over a weighted average period of three years. As of December 31, 2007, there was approximately $11,146,000 of total unrecognized compensation cost related to unvested restricted stock granted under our stock incentive plans. That cost is expected to be recognized over a weighted average period of three years.

The following table summarizes information about non-vested stock incentive awards as of December 31, 2007 and changes for the year ended December 31, 2007:

	Stock Options		Restricted Stock
	Number of	Weighted Average	Number of	Weighted Average
	Shares	Grant Date	Shares	Grant Date
	(000’s)	Fair Value	(000’s)	Fair Value

Non-vested at December 31, 2006	478	$5.35	248	$34.07
Vested	(218)	3.78	(120)	35.21
Granted	124	8.31	272	44.66
Terminated	(2)	7.63	(2)	28.84

Non-vested at December 31, 2007	382	$7.20	398	$40.99

We adopted the fair value-based method of accounting for share-based payments effective January 1, 2003 using the prospective method described in Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Currently, we use the Black-Scholes-Merton option pricing model to estimate the value of stock option grants and expect to continue to use this acceptable option valuation model. Because we adopted Statement No. 123 using the prospective transition method (which applied only to awards granted, modified or settled after the adoption date of Statement No. 123), compensation cost for some previously granted awards that were not recognized under Statement No. 123 will now be recognized effective with the adoption of Statement No. 123(R) on January 1, 2006. In addition, we previously amortized compensation cost for share-based payments to the date that the awards became fully vested or to the expected retirement date, if sooner. Effective with the adoption of Statement No. 123(R), we began recognizing compensation cost to the date the awards become fully vested or to the retirement eligible date, if sooner. Compensation cost totaled $7,050,000 and $6,980,000 for the years ended December 31, 2007 and 2006, respectively.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on net income available to common stockholders for the year ended December 31, 2005 if we had applied the fair value recognition provisions of Statement 123 to stock-based compensation for options granted since 1995 but prior to adoption at January 1, 2003 (in thousands, except per share data):

Numerator:
Net income available to common stockholders — as reported	$62,692
Deduct: Additional stock-based employee compensation expense determined under fair value based method for all awards	181

Net income available to common stockholders — pro forma	$62,511

Denominator:
Basic weighted average shares — as reported and pro forma	54,110
Effect of dilutive securities:
Employee stock options — pro forma	0
Non-vested restricted shares	208

Dilutive potential common shares	208

Diluted weighted average shares — pro forma	54,318

Net income available to common stockholders per share — as reported
Basic	$1.16

Diluted	$1.15

Net income available to common stockholders per share — pro forma
Basic	$1.16

Diluted	$1.15

10.	Other Equity

Other equity consists of the following (in thousands):

	December 31,
	2007	2006	2005

Accumulated compensation expense related to stock options	$2,701	$1,845	$864
Unamortized restricted stock	0	0	(521)

Totals	$2,701	$1,845	$343

Other equity consists of accumulated option compensation expense which represents the amount of amortized compensation costs related to stock options awarded to employees and directors subsequent to January 1, 2003. Expense, which is recognized as the options vest based on the market value at the date of the award, totaled $1,106,000, $1,066,000 and $312,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Unamortized restricted stock represented the unamortized value of restricted stock granted to employees and non-employee directors prior to January 1, 2003. Expense related to these grants, which is recognized as the shares vest based on the market value at the date of the award, totaled $521,000 and $728,000 for the years ended December 31, 2006 and 2005, respectively.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Preferred Stock

In July 2003, we closed a public offering of 4,000,000 shares of 7.875% Series D Cumulative Redeemable Preferred Stock. These shares have a liquidation value of $25.00 per share. Dividends are payable quarterly in arrears. The preferred stock, which has no stated maturity, may be redeemed by us at a redemption price of $25.00 per share, plus accrued and unpaid dividends on such shares to the redemption date, on or after July 9, 2008.

In September 2003, we issued 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock as partial consideration for an acquisition of assets by the Company, with the shares valued at $26,500,000 for such purposes. The shares were issued to Southern Assisted Living, Inc. and certain of its stockholders without registration in reliance upon the federal statutory exemption of Section 4(2) of the Securities Act of 1933, as amended. The shares have a liquidation value of $25.00 per share. Dividends are payable quarterly in arrears. The preferred stock, which has no stated maturity, may be redeemed by us at a redemption price of $25.00 per share, plus accrued and unpaid dividends on such shares to the redemption date, on or after August 15, 2008. The preferred shares are convertible into common stock at a conversion price of $32.66 per share at any time. During the year ended December 31, 2005, certain holders of our Series E Preferred Stock converted 275,056 shares into 210,541 shares of our common stock, leaving 74,989 of such shares outstanding at December 31, 2007 and 2006.

In September 2004, we closed a public offering of 7,000,000 shares of 7.625% Series F Cumulative Redeemable Preferred Stock. These shares have a liquidation value of $25.00 per share. Dividends are payable quarterly in arrears. The preferred stock, which has no stated maturity, may be redeemed by us at a redemption price of $25.00 per share, plus accrued and unpaid dividends on such shares to the redemption date, on or after September 14, 2009.

In conjunction with the acquisition of Windrose Medical Properties Trust in December 2006, we issued 2,100,000 shares of 7.5% Series G Cumulative Convertible Preferred Stock. These shares have a liquidation value of $25.00 per share. Dividends are payable quarterly in arrears. The preferred stock, which has no stated maturity, may be redeemed by us at a redemption price of $25.00 per share, plus accrued and unpaid dividends on such shares to the redemption date, on or after June 30, 2010. Each Series G Preferred Share is convertible by the holder into our common stock at a conversion price of $34.93, equivalent to a conversion rate of 0.7157 common shares per Series G Preferred Share. The Series G Preferred Shares require cumulative distributions. During the year ended December 31, 2007, certain holders of our Series G Preferred Stock converted 295,800 shares into 211,702 shares of our common stock, leaving 1,804,200 of such shares outstanding at December 31, 2007.

12.	Income Taxes and Distributions

To qualify as a real estate investment trust for federal income tax purposes, 90% of taxable income (including 100% of capital gains) must be distributed to stockholders. Real estate investment trusts that do not distribute a certain amount of current year taxable income in the current year are also subject to a 4% federal excise tax. The main differences between undistributed net income for federal income tax purposes and financial statement purposes are the recognition of straight-line rent for reporting purposes, differing useful lives and depreciation and amortization methods for real property and the provision for loan losses for reporting purposes versus bad debt expense for tax purposes.

Cash distributions paid to common stockholders, for federal income tax purposes, are as follows:

	Year Ended December 31,
	2007	2006	2005

Per Share:
Ordinary income	$1.8295	$1.7461	$1.266
Return of capital	0.3596	1.1348	1.194
1250 gains	0.0900	0.0000	0.000

Totals	$2.2791	$2.8809	$2.460

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Commitments and Contingencies

We have an outstanding letter of credit issued for the benefit of certain insurance companies that provide workers’ compensation insurance to one of our tenants. Our obligation to provide the letter of credit terminates in 2009. At December 31, 2007, our obligation under the letter of credit was $2,350,000.

We have an outstanding letter of credit issued for the benefit of certain insurance companies that provide liability and property insurance to one of our tenants. Our obligation to provide the letter of credit terminates in 2013. At December 31, 2007, our obligation under the letter of credit was $1,000,000.

We have an outstanding letter of credit issued for the benefit of a village in Illinois that secures the completion and installation of certain public improvements by one of our tenants in connection with the development of a facility. Our obligation to provide the letter of credit terminates in 2010. At December 31, 2007, our obligation under the letter of credit was $679,320.

We have an outstanding letter of credit issued for the benefit of a municipality in Pennsylvania in connection with the completion and installation of certain facility improvements by one of our subsidiaries. The improvements are expected to be completed in 2009. At December 31, 2007, our obligation under the letter of credit was $485,810.

At December 31, 2007, we had outstanding construction financings of $313,709,000 for leased properties and were committed to providing additional financing of approximately $800,697,000 to complete construction. At December 31, 2007, we had contingent purchase obligations totaling $25,621,000. These contingent purchase obligations primarily relate to deferred acquisition fundings and capital improvements. Deferred acquisition fundings are contingent upon an operator satisfying certain conditions such as payment coverage and value tests. Amounts due from the tenant are increased to reflect the additional investment in the property.

At December 31, 2007, we had operating lease obligations of $54,993,000 relating to certain ground leases and Company office space. We incurred rental expense relating to our Company office space of $678,000, $939,000 and $283,000 for the years ended December 31, 2007, 2006 and 2005, respectively. Regarding the property leases, we have sublease agreements with certain of our operators that require the operators to reimburse us for our monthly operating lease obligations. At December 31, 2007, aggregate future minimum rentals to be received under these noncancelable subleases totaled $12,756,000.

At December 31, 2007, future minimum lease payments due under operating leases are as follows (in thousands):

2008	$3,148
2009	3,031
2010	2,865
2011	2,681
2012	2,742
Thereafter	40,526

Totals	$54,993

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	Year Ended December 31,
	2007	2006	2005

Numerator for basic and diluted earnings per share — net income available to common stockholders	$116,272	$81,287	$62,692

Denominator for basic earnings per share — weighted average shares	78,861	61,661	54,110
Effect of dilutive securities:
Employee stock options	150	136	181
Non-vested restricted shares	398	248	208

Potentially dilutive common shares	548	384	389

Denominator for diluted earnings per share — adjusted weighted average shares	79,409	62,045	54,499

Basic earnings per share	$1.47	$1.32	$1.16

Diluted earnings per share	$1.46	$1.31	$1.15

The diluted earnings per share calculation excludes the dilutive effect of 123,000, 0 and 112,000 options for 2007, 2006 and 2005, respectively, because the exercise price was greater than the average market price. The Series E Cumulative Convertible and Redeemable Preferred Stock was not included in the calculations for 2007, 2006 and 2005 as the effect of the conversions was anti-dilutive. The $345,000,000 Convertible Senior Notes due December 2026 and the Series G Cumulative Convertible Preferred Stock were not included in the calculation for 2007 and 2006 as the effect of the conversion was anti-dilutive. The $400,000,000 Convertible Senior Notes due July 2027 were not included in the calculation for 2007 as the effect of the conversion was anti-dilutive.

15.	Disclosure about Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Mortgage Loans and Other Real Estate Loan Receivable — The fair value of mortgage loans and other real estate loans receivable is generally estimated by discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Cash and Cash Equivalents — The carrying amount approximates fair value.

Equity Investments — Equity investments are recorded at their fair market value.

Borrowings Under Unsecured Lines of Credit Arrangements — The carrying amount of the unsecured line of credit arrangement approximates fair value because the borrowings are interest rate adjustable.

Senior Unsecured Notes — The fair value of the senior unsecured notes payable was estimated based on publicly available trading prices.

Secured Debt — The fair value of all secured debt is estimated by discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest Rate Swap Agreements — Our interest rate swap agreements are recorded as assets or liabilities on the balance sheet at fair market value. Fair market value is estimated by a third party consultant, which utilizes pricing models that consider forward yield curves and discount rates.

The carrying amounts and estimated fair values of our financial instruments are as follows (in thousands):

	December 31, 2007		December 31, 2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial Assets:
Mortgage loans receivable	$143,091	$149,144	$177,615	$180,537
Other real estate loans receivable	238,303	239,951	16,833	16,833
Equity investments(1)	1,408	1,408	4,700	4,700
Cash and cash equivalents	30,269	30,269	36,216	36,216
Interest rate swap agreements	(7,990)	(7,990)	902	902
Financial Liabilities:
Borrowings under unsecured lines of credit arrangements	$307,000	$307,000	$225,000	$225,000
Senior unsecured notes(2)	1,890,192	1,902,031	1,541,814	1,575,532
Secured debt	507,476	515,989	378,972	378,972
Trust preferred liability	n/a	n/a	52,215	52,215

(1)	Equity investments at December 31, 2006 were accounted for under the cost method which was a reasonable approximation of fair value. See Note 1 for additional information.

(2)	The Company previously used a discounted cash flow model to estimate the fair value of senior unsecured notes and reported a fair value estimate of $1,895,672,000 in its Form 10-K for the year ended December 31, 2006.

16.	Discontinued Operations

During the years ended December 31, 2007, 2006 and 2005, we sold properties with carrying values of $83,877,000, $75,789,000 and $88,098,000 for net gains of $14,437,000, $1,267,000 and $3,227,000, respectively. During the nine months ended September 30, 2008, we sold 20 assisted living facilities, two independent living facilities, three skilled nursing facilities, one specialty care facility, one medical office building and one parcel of land for net gains of $130,813,000. Also, at September 30, 2008, we had ten assisted living facilities held for sale. In accordance with Statement No. 144, we have reclassified the income and expenses attributable to these properties to discontinued operations. Expenses include an allocation of interest expense based on property carrying values and our weighted average cost of debt. The following illustrates the reclassification impact of Statement No. 144 as a result of classifying the properties as discontinued operations (in thousands):

	Year Ended December 31,
	2007	2006	2005

Revenues:
Rental Income	$29,386	$34,321	$46,813
Expenses:
Interest expense	7,748	10,639	13,983
Property operating expenses	341	9	—
Depreciation and amortization	10,031	14,861	19,608
General and administrative	0	1,120	1,086

Income (loss) from discontinued operations, net	$11,266	$7,692	$12,136

17.	Retirement Arrangements

Under the retirement plan and trust (the “401(k) Plan”), eligible employees may make contributions, and we may make matching contributions and a profit sharing contribution. Our contributions to the 401(k) Plan totaled $441,000, $413,000 and $337,000 in 2007, 2006 and 2005, respectively.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We have a Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined benefit pension plan, which provides certain executive officers with supplemental deferred retirement benefits. The SERP provides an opportunity for participants to receive retirement benefits that cannot be paid under our tax-qualified plans because of the restrictions imposed by ERISA and the Internal Revenue Code of 1986, as amended. Benefits are based on compensation and length of service and the SERP is unfunded. No contributions by the Company are anticipated for the 2008 fiscal year. Benefit payments are expected to total $3,290,000 during the next five fiscal years and no benefit payments are expected to occur during the succeeding five fiscal years. We use a December 31 measurement date for the SERP. The accrued liability on our balance sheet for the SERP was $1,915,000 at December 31, 2007 ($1,597,000 at December 31, 2006).

The following tables provide a reconciliation of the changes in the SERP’s benefit obligations and a statement of the funded status for the periods indicated (in thousands):

	Year Ended December 31,
	2007	2006

Reconciliation of benefit obligation:
Obligation at January 1	$1,597	$1,255
Service cost	362	352
Interest cost	96	72
Actuarial (gain)/loss	(140)	(82)

Obligation at December 31	$1,915	$1,597

	December 31,
	2007	2006

Funded status:
Funded status at December 31	$(1,915)	$(1,597)
Unrecognized (gain)/loss	0	0

Prepaid/(accrued) benefit cost	$(1,915)	$(1,597)

The accrued benefit cost increased $135,000 during 2006 as a result of adopting SFAS 158. See Note 1 for additional information.

The following table shows the components of net periodic benefit costs for the periods indicated (in thousands):

	Year Ended December 31,
	2007	2006

Service cost	$362	$352
Interest cost	96	72
Net actuarial loss	0	8

Net periodic benefit cost	$458	$432

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides information for the SERP, which has an accumulated benefit in excess of plan assets (in thousands):

	December 31,
	2007	2006

Projected benefit obligation	$1,915	$1,597
Accumulated benefit obligation	1,420	1,121
Fair value of assets	n/a	n/a

The following table reflects the weighted-average assumptions used to determine the benefit obligations and net periodic benefit cost for the SERP:

	Benefit		Net Periodic Benefit Cost
	Obligations		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Discount rate	6.00%	6.00%	6.00%	5.75%
Rate of compensation increase	4.25%	4.25%	4.25%	4.00%
Expected long-term return on plan assets	n/a	n/a	n/a	n/a

18.	Segment Reporting

We invest in senior housing and health care real estate. We evaluate our business and make resource allocations on our two business segments — investment properties and medical office buildings. Under the investment property segment, we invest in senior housing and health care real estate through acquisition and financing of primarily single tenant properties. Properties acquired are primarily leased under triple-net leases and we are not involved in the management of the property. Our primary investment property types include skilled nursing facilities, assisted living facilities, independent living/continuing care retirement communities and specialty care facilities. Under the medical office building segment, our properties are typically leased under gross leases, modified gross leases or triple-net leases, to multiple tenants, and generally require a certain level of property management. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 1). There are no intersegment sales or transfers. We evaluate performance based upon net operating income of the combined properties in each segment.

Non-segment revenue consists mainly of revenues from our Development Services Group (“DSG”), interest income on non-real estate investments and other income. Non-segment assets consist of DSG and corporate assets including cash, accounts receivable and deferred financing costs among others. Non-property specific revenues and expenses are not allocated to individual segments in determining net operating income.

During the three months ended March 31, 2008, we changed the name of the operating properties segment to medical office buildings and reclassified certain assets and related revenues. Four specialty care facilities that were formerly classified as operating properties have been reclassified to investment properties. Accordingly, we have reclassified the relevant amounts herein to be consistent with the new classification. Additionally, we have reclassified certain non-segment/corporate assets and revenues to be included in the related business segments to be consistent with the new classification.

Summary information for the reportable segments during the years ended December 31, 2007 and 2006 is as follows (in thousands):

					Property	Net	Real Estate
	Rental	Interest	Other	Total	Operating	Operating	Depreciation/	Interest	Total
	Income(1)	Income	Income	Revenues	Expenses	Income(2)	Amortization	Expense	Assets

Year ended December 31, 2007:
Investment Properties	$345,683	$25,823	$8,010	$379,516	$0	$379,516	$103,236	$8,763	$3,864,296
Medical Office Buildings	111,614	0	497	112,111	37,475	74,636	46,390	22,884	1,276,330
Non-segment/Corporate	0	0	1,528	1,528	0	1,528	0	104,655	73,230

	$457,297	$25,823	$10,035	$493,155	$37,475	$455,680	$149,626	$136,302	$5,213,856

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Property	Net	Real Estate
	Rental	Interest	Other	Total	Operating	Operating	Depreciation/	Interest	Total
	Income(1)	Income	Income	Revenues	Expenses	Income(2)	Amortization	Expense	Assets

Year ended December 31, 2006:
Investment Properties	$302,388	$18,829	$3,262	$324,479	$0	$324,479	$96,452	$9,041	$3,297,871
Medical Office Buildings	3,247	0	0	3,247	1,115	2,132	1,112	600	915,722
Non-segment/Corporate	0	0	662	662	0	662	0	87,193	67,017

	$305,635	$18,829	$3,924	$328,388	$1,115	$327,273	$97,564	$96,834	$4,280,610

(1)	Includes amounts from discontinued operations.

(2)	Net operating income (“NOI”) is used to evaluate the operating performance of our properties. We define NOI as total revenues, including tenant reimbursements, less property level operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments, interest expense and discontinued operations. We believe NOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. We use NOI to make decisions about resource allocations and to assess the property level performance of our properties.

All assets, revenues and expenses for the year ended December 31, 2005 were attributable to our investment property segment.

19.	Quarterly Results of Operations (Unaudited)

The following is a summary of our unaudited quarterly results of operations for the years ended December 31, 2007 and 2006 (in thousands, except per share data):

	Year Ended December 31, 2007
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter(2)

Revenues — as reported	$112,645	$119,252	$125,076	$133,532
Discontinued operations	(7,738)	(6,989)	(6,331)	(5,678)

Revenues — as adjusted(1)	$104,907	$112,263	$118,745	$127,854

Net income available to common stockholders	$23,356	$25,620	$24,529	$42,767

Net income available to common stockholders per share:
Basic	$0.32	$0.32	$0.30	$0.52
Diluted	0.32	0.32	0.30	0.52

	Year Ended December 31, 2006
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter(3)

Revenues — as reported	$77,413	$80,176	$80,745	$87,787
Discontinued operations	(8,840)	(8,863)	(7,675)	(6,676)

Revenues — as adjusted(1)	$68,573	$71,313	$73,070	$81,111

Net income available to common stockholders	$19,645	$22,668	$21,480	$17,494

Net income available to common stockholders per share:
Basic	$0.34	$0.37	$0.34	$0.27
Diluted	0.34	0.37	0.34	0.27

(1)	In accordance with FASB Statement No. 144, we have reclassified the income attributable to the properties sold subsequent to January 1, 2002 through September 30, 2008 and attributable to the properties held for sale at September 30, 2008 to discontinued operations. See Note 16.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	The increase in net income and amounts per share are primarily attributable to gains on sales of real property ($11,662,000), additional other income related to the payoff of a warrant equity investment ($3,900,000) and gains on extinguishment of debt ($1,081,000).

(3)	The decrease in net income and amounts per share are primarily attributable to costs associated with the Windrose merger ($5,213,000) and the write-off of a straight-line rent receivable ($5,143,000), offset by the favorable impact of prior period adjustments resulting from reassessment of straight-line rent revenue recognition policies ($3,266,000).

HEALTH CARE REIT, INC.

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2007

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
				(Dollars in thousands)

Assisted Living Facilities:
Alhambra, CA	$0	$420	$2,534	$0	$420	$2,534	$481	1999	1999
Amarillo, TX	0	390	5,100	0	390	5,100	437	2004	1996
Asheboro, NC(3)	3,472	290	5,032	166	290	5,198	608	2003	1998
Asheville, NC	0	204	3,490	0	204	3,490	899	1999	1999
Asheville, NC	0	280	1,955	351	280	2,306	307	2003	1992
Auburn, MA(1)	0	1,050	7,950	0	1,050	7,950	959	2003	1997
Azusa, CA	0	570	3,141	0	570	3,141	624	1998	1988
Baltimore, MD	0	510	4,515	0	510	4,515	615	2003	1999
Bartlesville, OK	0	100	1,380	0	100	1,380	472	1996	1995
Beaumont, TX	0	520	6,050	0	520	6,050	546	2004	1997
Bellevue, WI	0	1,740	18,260	0	1,740	18,260	729	2006	2004
Bellingham, WA	0	300	3,200	0	300	3,200	372	2003	1994
Bradenton, FL	0	252	3,298	0	252	3,298	1,146	1996	1995
Bradenton, FL	0	100	1,700	942	100	2,642	1,039	1999	1996
Brandon, FL	0	860	7,140	0	860	7,140	796	2003	1990
Bremerton, WA	0	390	2,210	94	390	2,304	58	2006	1999
Burlington, NC	0	280	4,297	707	280	5,004	583	2003	2000
Burlington, NC(3)	2,736	460	5,467	0	460	5,467	658	2003	1997
Butte, MT	0	550	3,957	43	550	4,000	778	1998	1999
Canton, OH	0	300	2,098	0	300	2,098	543	1998	1998
Cape Coral, FL	0	530	3,281	0	530	3,281	529	2002	2000
Cary, NC	0	1,500	4,350	986	1,500	5,336	1,244	1998	1996
Cedar Hill, TX	0	171	1,490	0	171	1,490	481	1997	1996
Chapel Hill, NC	0	354	2,646	783	354	3,429	495	2002	1997
Chelmsford, MA(2)	8,765	1,040	10,951	0	1,040	10,951	1,235	2003	1997
Chickasha, OK	0	85	1,395	0	85	1,395	470	1996	1996
Chubbuck, ID	0	125	5,375	0	125	5,375	638	2003	1996
Claremore, OK	0	155	1,428	0	155	1,428	456	1996	1996
Clarksville, TN	0	330	2,292	0	330	2,292	587	1998	1998
Cleburne, TX	0	520	5,411	0	520	5,411	74	2006	2007
Coeur D’ Alene, ID	0	530	7,570	0	530	7,570	891	2003	1987
Columbia, TN	0	341	2,295	0	341	2,295	587	1999	1999
Concord, NC(3)	4,587	550	3,921	55	550	3,976	529	2003	1997
Corpus Christi, TX	0	155	2,935	15	155	2,950	1,401	1997	1996
Corpus Christi, TX	0	420	4,796	139	420	4,935	2,761	1996	1997
Danville, VA	0	410	3,954	722	410	4,676	567	2003	1998
Dayton, OH	0	690	2,970	1,428	690	4,398	1,007	2003	1994
DeForest, WI	0	250	5,350	0	250	5,350	106	2007	2006
Desoto, TX	0	205	1,383	0	205	1,383	434	1996	1996
Duncan, OK	0	103	1,347	0	103	1,347	447	1995	1996
Durham, NC	0	1,476	10,659	2,197	1,476	12,856	5,132	1997	1999
Eden, NC(3)	2,975	390	4,877	0	390	4,877	606	2003	1998
Edmond, OK	0	175	1,564	0	175	1,564	509	1995	1996
Elizabeth City, NC	0	200	2,760	2,011	200	4,771	950	1998	1999
Encinitas, CA	0	1,460	7,721	0	1,460	7,721	1,651	2000	2000
Enid, OK	0	90	1,390	0	90	1,390	475	1995	1995
Everett, WA	0	1,400	5,476	0	1,400	5,476	1,312	1999	1999
Fairfield, CA	0	1,460	14,040	0	1,460	14,040	2,307	2002	1998
Fairhaven, MA	0	770	6,230	0	770	6,230	621	2004	1999
Fayetteville, NY	0	410	3,962	500	410	4,462	704	2001	1997
Federal Way, WA	0	540	3,960	0	540	3,960	460	2003	1978
Findlay, OH	0	200	1,800	0	200	1,800	539	1997	1997
Flagstaff, AZ	0	540	4,460	0	540	4,460	531	2003	1999
Florence, NJ	0	300	2,978	0	300	2,978	477	2002	1999
Forest City, NC(3)	3,048	320	4,497	0	320	4,497	560	2003	1999
Fort Worth, TX	0	65	3,790	91	65	3,881	1,884	1996	1984
Fredericksburg, VA(5)	7,151	1,000	20,000	303	1,000	20,303	1,444	2005	1999
Gastonia, NC(3)	4,055	470	6,129	0	470	6,129	731	2003	1998
Gastonia, NC(3)	1,908	310	3,096	22	310	3,118	399	2003	1994
Gastonia, NC(3)	3,844	400	5,029	120	400	5,149	612	2003	1996
Georgetown, TX	0	200	2,100	0	200	2,100	614	1997	1997

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
				(Dollars in thousands)

Grand Terrace, CA	$0	$530	$2,770	$0	$530	$2,770	$282	2004	1982
Greenfield, WI	0	600	6,626	0	600	6,626	74	2006	2006
Greensboro, NC	0	330	2,970	554	330	3,524	438	2003	1996
Greensboro, NC	0	560	5,507	1,013	560	6,520	804	2003	1997
Greenville, NC(3)	3,561	290	4,393	168	290	4,561	533	2003	1998
Greenville, SC	0	310	4,750	0	310	4,750	454	2004	1997
Hagerstown, MD	0	360	4,640	0	360	4,640	582	2003	1999
Hamden, CT	0	1,470	4,530	0	1,470	4,530	854	2002	1998
Hamilton, NJ	0	440	4,469	0	440	4,469	726	2001	1998
Harlingen, TX	0	92	2,057	127	92	2,184	1,001	1997	1989
Hattiesburg, MS	0	560	5,790	0	560	5,790	997	2002	1998
Hemet, CA	0	870	3,405	0	870	3,405	65	2007	1996
Henderson, NV	0	380	9,220	66	380	9,286	2,207	1998	1998
Henderson, NV	0	380	4,360	41	380	4,401	844	1999	2000
Hickory, NC	0	290	987	232	290	1,219	203	2003	1994
High Point, NC	0	560	4,443	793	560	5,236	639	2003	2000
High Point, NC	0	370	2,185	410	370	2,595	339	2003	1999
High Point, NC(3)	2,593	330	3,395	28	330	3,423	422	2003	1994
High Point, NC(3)	2,925	430	4,143	0	430	4,143	506	2003	1998
Highlands Ranch, CO	0	940	3,721	0	940	3,721	606	2002	1999
Hopedale, MA	0	130	8,170	0	130	8,170	633	2005	1999
Houston, TX	0	360	2,640	0	360	2,640	401	2002	1999
Houston, TX	0	360	2,640	0	360	2,640	396	2002	1999
Hutchinson, KS	0	600	10,590	0	600	10,590	912	2004	1997
Jackson, TN	0	540	1,633	3,015	540	4,648	318	2003	1998
Jonesboro, GA	0	460	1,304	0	460	1,304	168	2003	1992
Kalispell, MT	0	360	3,282	0	360	3,282	829	1998	1998
Kenner, LA	0	1,100	10,036	125	1,100	10,161	4,106	1998	2000
Kent, WA	0	940	20,318	0	940	20,318	4	2007	2000
Kirkland, WA(2)	4,798	1,880	4,315	0	1,880	4,315	518	2003	1996
Knoxville, TN	0	314	2,755	0	315	2,754	398	2002	1998
Lake Havasu City, AZ	0	450	4,223	0	450	4,223	992	1998	1999
Lake Havasu City, AZ	0	110	2,244	136	110	2,380	598	1998	1994
Lakeland, FL	0	520	4,580	0	520	4,580	536	2003	1991
Lakewood, NY	0	470	8,530	0	470	8,530	968	2003	1999
Lecanto, FL	0	200	6,900	0	200	6,900	633	2004	1986
Lenoir, NC	0	190	3,748	641	190	4,389	533	2003	1998
Lexington, NC	0	200	3,900	1,015	200	4,915	693	2002	1997
Longview, TX	0	320	4,440	0	320	4,440	405	2004	1997
Longview, TX	0	610	5,520	0	610	5,520	87	2006	2007
Louisville, KY	0	490	7,610	0	490	7,610	922	2003	1997
Lubbock, TX	0	280	6,220	1,660	280	7,880	801	2003	1996
Manassas, VA(2)	3,651	750	7,446	0	750	7,446	854	2003	1996
Mansfield, TX	0	660	5,251	0	660	5,251	84	2006	2007
Margate, FL	0	500	7,303	2,459	500	9,762	4,835	1998	1972
Martinsville, NC	0	349	0	0	349	0	0	2003
Marysville, CA	0	450	4,172	44	450	4,216	822	1998	1999
Matthews, NC(3)	3,719	560	4,738	0	560	4,738	610	2003	1998
McHenry, IL	0	1,632	0	0	1,632	0	0	2006
McHenry, IL	0	3,550	15,300	0	3,550	15,300	404	2006	2004
Menomonee Falls, WI	0	1,020	6,984	0	1,020	6,984	47	2006	2007
Middleburg Heights, OH	0	960	7,780	0	960	7,780	683	2004	1998
Middleton, WI	0	420	4,006	600	420	4,606	630	2001	1991
Midland, TX	0	400	4,930	0	400	4,930	438	2004	1997
Midwest City, OK	0	95	1,385	0	95	1,385	474	1996	1995
Missoula, MT(4)	6,363	550	7,490	0	550	7,490	465	2005	1998
Monroe, NC	0	470	3,681	648	470	4,329	539	2003	2001
Monroe, NC	0	310	4,799	857	310	5,656	663	2003	2000
Monroe, NC(3)	3,295	450	4,021	114	450	4,135	508	2003	1997
Morehead City, NC	0	200	3,104	1,648	200	4,752	936	1999	1999
Moses Lake, WA	0	260	5,940	0	260	5,940	701	2003	1986
Mt. Vernon, WA	0	400	2,200	132	400	2,332	60	2006	2001
Nacogdoches, TX	0	390	5,754	0	390	5,754	79	2006	2007
New York, NY	0	1,440	21,460	976	1,440	22,436	559	2006	1959
Newark, DE	0	560	21,220	0	560	21,220	1,795	2004	1998
Newburyport, MA	0	960	8,290	0	960	8,290	1,272	2002	1999
Norman, OK	0	55	1,484	0	55	1,484	584	1995	1995
North Augusta, SC	0	332	2,558	0	332	2,558	644	1999	1998
North Miami Beach, FL	0	300	5,709	2,006	300	7,715	3,669	1998	1987

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
				(Dollars in thousands)

North Oklahoma City, OK	$0	$87	$1,508	$0	$87	$1,508	$475	1996	1996
Ocean Shores, WA	0	770	1,390	0	770	1,390	146	2004	1996
Ogden, UT	0	360	6,700	0	360	6,700	595	2004	1998
Oklahoma City, OK	0	130	1,350	0	130	1,350	450	1995	1996
Oklahoma City, OK	0	220	2,943	0	220	2,943	681	1999	1999
Oneonta, NY	0	80	5,020	0	80	5,020	43	2007	1996
Ontario, OR	0	90	2,110	0	90	2,110	246	2003	1985
Oshkosh, WI	0	900	3,800	3,687	900	7,487	273	2006	2005
Owasso, OK	0	215	1,380	0	215	1,380	440	1996	1996
Palestine, TX	0	173	1,410	0	173	1,410	451	1996	1996
Palestine, TX	0	180	4,320	0	180	4,320	174	2006	2005
Paris, TX	0	490	5,452	0	490	5,452	423	2005	2006
Paso Robles, CA	0	1,770	8,630	0	1,770	8,630	1,408	2002	1998
Phoenix, AZ	0	1,000	6,500	0	1,000	6,500	782	2003	1999
Pinehurst, NC	0	290	2,690	484	290	3,174	409	2003	1998
Piqua, OH	0	204	1,885	0	204	1,885	513	1997	1997
Pittsburgh, PA	0	1,750	8,572	115	1,750	8,687	671	2005	1998
Pocatello, ID	0	470	1,930	0	470	1,930	252	2003	1991
Ponca City, OK	0	114	1,536	0	114	1,536	520	1995	1995
Portland, OR	0	628	3,585	232	628	3,817	893	1998	1999
Quincy, MA	0	2,690	15,411	0	2,690	15,411	1,218	2004	1999
Reidsville, NC	0	170	3,830	857	170	4,687	671	2002	1998
Reno, NV	0	1,060	11,440	0	1,060	11,440	1,004	2004	1998
Ridgeland, MS(2)	4,637	520	7,675	0	520	7,675	882	2003	1997
Rocky Hill, CT	0	1,460	7,040	0	1,460	7,040	1,202	2002	1998
Rocky Hill, CT	0	1,090	6,710	0	1,090	6,710	819	2003	1996
Romeoville, IL	0	1,895	0	0	1,895	0	0	2006
Roswell, GA	0	620	2,200	184	620	2,384	392	2002	1997
Salem, OR	0	449	5,172	0	449	5,172	1,284	1999	1998
Salisbury, NC(3)	3,570	370	5,697	168	370	5,865	691	2003	1997
Salt Lake City, UT	0	1,060	6,142	0	1,060	6,142	1,196	1999	1986
San Angelo, TX	0	260	8,800	0	260	8,800	757	2004	1997
San Juan Capistrano, CA	0	1,390	6,942	0	1,390	6,942	1,226	2000	2001
Sarasota, FL	0	475	3,175	0	475	3,175	1,104	1996	1995
Sarasota, FL	0	1,190	4,810	0	1,190	4,810	595	2003	1988
Seven Fields, PA	0	484	4,663	59	484	4,722	1,176	1999	1999
Shawnee, OK	0	80	1,400	0	80	1,400	475	1996	1995
Sheboygan, WI	0	80	5,320	0	80	5,320	219	2006	2006
Sherman, TX	0	700	5,220	0	700	5,220	141	2005	2006
Smithfield, NC(3)	3,471	290	5,680	0	290	5,680	691	2003	1998
Statesville, NC	0	150	1,447	266	150	1,713	220	2003	1990
Smithfield, NC(3)	2,842	310	6,183	7	310	6,190	721	2003	1996
Smithfield, NC(3)	2,434	140	3,627	0	140	3,627	445	2003	1999
Staunton, VA	0	140	8,359	0	140	8,359	997	2003	1999
Stillwater, OK	0	80	1,400	0	80	1,400	478	1995	1995
Tewksbury, MA	0	1,520	5,480	0	1,520	5,480	612	2003	1989
Texarkana, TX	0	192	1,403	0	192	1,403	446	1996	1996
Troy, OH	0	200	2,000	0	200	2,000	588	1997	1997
Tyler, TX	0	650	5,267	0	650	5,267	84	2006	2007
Valparaiso, IN	0	112	2,558	0	112	2,558	468	2001	1998
Valparaiso, IN	0	108	2,962	0	108	2,962	530	2001	1999
Vero Beach, FL	0	263	3,187	0	263	3,187	565	2001	1999
Vero Beach, FL	0	296	3,263	0	296	3,263	584	2001	1996
W. Hartford, CT	0	2,650	5,980	0	2,650	5,980	637	2004	1905
Waco, TX	0	180	4,500	0	180	4,500	426	2004	1997
Wake Forest, NC	0	200	3,003	1,742	200	4,745	1,010	1998	1999
Waterford, CT	0	1,360	12,539	0	1,360	12,539	1,968	2002	2000
Waxahachie, TX	0	154	1,429	0	154	1,429	457	1996	1996
Weatherford, TX	0	660	5,261	0	660	5,261	84	2006	2007
Westerville, OH	0	740	8,287	2,736	740	11,023	3,738	1998	2001
Wichita Falls, TX	0	470	3,010	0	470	3,010	297	2004	1997
Wilmington, NC	0	210	2,991	0	210	2,991	736	1999	1999
Winston-Salem, NC	0	360	2,514	459	360	2,973	369	2003	1996

Total Assisted Living Facilities:	90,400	106,604	948,084	42,179	106,605	990,262	142,937
Skilled Nursing Facilities:
Agawam, MA	0	880	16,112	2,135	880	18,247	2,598	2002	1993
Akron, OH	0	290	8,219	491	290	8,710	509	2005	1961

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
				(Dollars in thousands)

Akron, OH	$0	$630	$7,535	$184	$630	$7,719	$322	2006	1915
Alliance, OH(6)	4,954	270	7,723	107	270	7,830	399	2006	1982
Amarillo, TX	0	540	7,260	0	540	7,260	532	2005	1986
Arcadia, LA	0	240	5,460	0	240	5,460	315	2006	2006
Atlanta, GA	0	460	5,540	0	460	5,540	441	2005	1972
Auburndale, FL	0	750	5,950	0	750	5,950	451	2005	1983
Austin, TX	0	730	18,970	0	730	18,970	384	2007	2006
Baltic, OH(6)	4,061	50	8,709	189	50	8,898	439	2006	1983
Baytown, TX	0	450	6,150	0	450	6,150	965	2002	2000
Beachwood, OH	0	1,260	23,478	0	1,260	23,478	3,917	2001	1990
Beattyville, KY	0	100	6,900	0	100	6,900	448	2005	1972
Bernice, LA	0	16	1,017	0	16	1,017	133	2005	1969
Birmingham, AL	0	390	4,902	0	390	4,902	697	2003	1977
Birmingham, AL	0	340	5,734	0	340	5,734	761	2003	1974
Boise, ID	0	810	5,401	0	810	5,401	1,723	1998	1966
Boonville, IN	0	190	5,510	0	190	5,510	879	2002	2000
Bountiful, UT	0	991	6,850	0	991	6,850	416	2005	1987
Boynton Beach, FL	0	980	8,112	0	980	8,112	809	2004	1999
Braintree, MA	0	170	7,157	1,290	170	8,447	4,400	1997	1968
Brandon, MS	0	115	9,549	0	115	9,549	1,286	2003	1963
Bridgewater, NJ	0	1,850	3,050	0	1,850	3,050	380	2004	1970
Brighton, MA	0	240	3,859	2,097	240	5,956	408	2005	1982
Broadview Heights, OH	0	920	12,400	0	920	12,400	2,074	2001	1984
Bunnell, FL	0	260	7,118	0	260	7,118	751	2004	1985
Butler, AL	0	90	3,510	0	90	3,510	399	2004	1960
Byrdstown, TN	0	0	2,414	0	0	2,414	603	2004	1982
Canton, MA	0	820	8,201	263	820	8,464	1,400	2002	1993
Carrollton, TX	0	730	2,770	0	730	2,770	254	2005	1976
Centerville, MA	0	1,490	9,650	3,946	1,490	13,596	968	2004	1982
Cheswick, PA	0	384	6,041	1,293	384	7,334	2,015	1998	1933
Clarksville, TN	0	480	5,020	0	480	5,020	219	2006	1989
Clearwater, FL	0	160	7,218	0	160	7,218	690	2004	1961
Clearwater, FL	0	1,260	2,740	0	1,260	2,740	270	2005	1983
Cleveland, MS	0	0	1,850	0	0	1,850	833	2003	1977
Cleveland, TN	0	350	5,000	122	350	5,122	921	2001	1987
Coeur d’Alene, ID	0	600	7,878	0	600	7,878	2,199	1998	1996
Colorado Springs, CO	0	310	6,290	0	310	6,290	490	2005	1985
Columbia, TN	0	590	3,787	0	590	3,787	592	2003	1974
Columbus, IN	0	530	5,170	1,540	530	6,710	936	2002	2001
Columbus, OH	0	1,070	11,726	1,197	1,070	12,923	693	2005	1968
Columbus, OH(6)	4,652	1,010	4,931	91	1,010	5,022	281	2006	1983
Columbus, OH(6)	10,475	1,860	16,624	1,077	1,860	17,701	855	2006	1978
Corpus Christi, TX	0	307	443	0	307	443	92	2005	1985
Corpus Christi, TX	0	400	1,916	0	400	1,916	172	2005	1985
Dade City, FL	0	250	7,150	0	250	7,150	700	2004	1975
Daytona Beach, FL	0	470	5,930	0	470	5,930	632	2004	1986
Daytona Beach, FL	0	490	5,710	0	490	5,710	631	2004	1961
Daytona Beach, FL	0	1,850	2,650	0	1,850	2,650	271	2005	1964
DeBary, FL	0	440	7,460	0	440	7,460	727	2004	1965
Dedham, MA	0	1,360	9,830	0	1,360	9,830	1,719	2002	1996
Defuniak Springs, FL	0	1,350	10,250	0	1,350	10,250	393	2006	1980
DeLand, FL	0	220	7,080	0	220	7,080	696	2004	1967
Denton, MD	0	390	4,010	0	390	4,010	647	2003	1982
Denver, CO	0	2,530	9,514	0	2,530	9,514	561	2005	1986
Douglasville, GA	0	1,350	7,471	0	1,350	7,471	1,067	2003	1975
Easton, PA	0	285	6,315	0	285	6,315	2,884	1993	1959
Eight Mile, AL	0	410	6,110	0	410	6,110	909	2003	1973
El Paso, TX	0	539	8,961	0	539	8,961	661	2005	1970
El Paso, TX	0	642	3,958	0	642	3,958	350	2005	1969
Elizabethton, TN	0	310	4,604	336	310	4,940	938	2001	1980
Erin, TN	0	440	8,060	134	440	8,194	1,413	2001	1981
Eugene, OR	0	300	5,316	0	300	5,316	1,611	1998	1972
Fairfield, AL	0	530	9,134	0	530	9,134	1,237	2003	1965
Fall River, MA	0	620	5,829	4,857	620	10,686	2,644	1996	1973
Farmerville, LA	0	147	4,087	0	147	4,087	309	2005	1984
Florence, AL	0	320	3,975	0	320	3,975	636	2003	1972
Fort Myers, FL	0	636	6,026	0	636	6,026	2,491	1998	1984
Fort Pierce, FL	0	440	3,560	0	440	3,560	253	2005	1973
Gardnerville, NV	0	182	1,718	785	182	2,503	802	2004	2000

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
				(Dollars in thousands)

Goshen, IN	$0	$210	$6,120	$0	$210	$6,120	$277	2005	2006
Graceville, FL	0	150	13,000	0	150	13,000	485	2006	1980
Grand Prairie, TX	0	574	3,426	0	574	3,426	304	2005	1982
Granite City, IL	0	610	7,143	842	610	7,985	3,287	1998	1973
Granite City, IL	0	400	4,303	707	400	5,010	2,012	1999	1964
Greeneville, TN	0	400	8,290	0	400	8,290	904	2004	1979
Hanover, IN	0	210	4,430	0	210	4,430	456	2004	2000
Hardin, IL	0	50	5,350	135	50	5,485	1,950	2002	1996
Harriman, TN	0	590	8,060	158	590	8,218	1,509	2001	1972
Herculaneum, MO	0	127	10,373	393	127	10,766	3,690	2002	1984
Hilliard, FL	0	150	6,990	0	150	6,990	1,868	1999	1990
Homestead, FL	0	2,750	11,750	0	2,750	11,750	448	2006	1994
Houston, TX	0	600	2,700	0	600	2,700	251	2005	1974
Houston, TX	0	860	18,715	0	860	18,715	127	2007	2006
Houston, TX	0	630	5,970	750	630	6,720	1,008	2002	1995
Huron, OH	0	160	6,088	252	160	6,340	360	2005	1983
Indianapolis, IN	0	75	925	0	75	925	157	2004	1942
Jackson, MS	0	410	1,814	0	410	1,814	301	2003	1968
Jackson, MS	0	0	4,400	0	0	4,400	1,980	2003	1980
Jackson, MS	0	0	2,150	0	0	2,150	968	2003	1970
Jamestown, TN	0	0	6,707	0	0	6,707	1,677	2004	1966
Jefferson City, MO	0	370	6,730	301	370	7,031	2,397	2002	1982
Jefferson, OH	0	80	9,120	0	80	9,120	515	2006	1984
Jonesboro, GA	0	840	1,921	0	840	1,921	335	2003	1992
Kalida, OH	0	480	8,173	0	480	8,173	62	2006	2007
Kent, OH	0	215	3,367	0	215	3,367	1,413	1989	1983
Kissimmee, FL	0	230	3,854	0	230	3,854	382	2004	1972
LaBelle, FL	0	60	4,946	0	60	4,946	532	2004	1986
Lake Placid, FL	0	150	12,850	0	150	12,850	1,286	2004	1984
Lakeland, FL	0	696	4,843	0	696	4,843	2,019	1998	1984
Lee, MA	0	290	18,135	926	290	19,061	2,962	2002	1998
Littleton, MA	0	1,239	2,910	0	1,239	2,910	549	1996	1975
Longview, TX	0	293	1,707	0	293	1,707	176	2005	1971
Longwood, FL	0	480	7,520	0	480	7,520	750	2004	1980
Louisville, KY	0	490	10,010	0	490	10,010	883	2005	1978
Louisville, KY	0	430	7,135	163	430	7,298	1,311	2002	1974
Louisville, KY	0	350	4,675	109	350	4,784	879	2002	1975
Lowell, MA	0	370	7,450	1,012	370	8,462	615	2004	1977
Lufkin, TX	0	416	1,184	0	416	1,184	177	2005	1919
Manchester, NH	0	340	4,360	0	340	4,360	310	2005	1984
Marianna, FL	0	340	8,910	0	340	8,910	331	2006	1997
McComb, MS	0	120	5,786	0	120	5,786	761	2003	1973
Memphis, TN	0	970	4,246	0	970	4,246	650	2003	1981
Memphis, TN	0	480	5,656	0	480	5,656	802	2003	1982
Memphis, TN	0	940	5,963	0	940	5,963	743	2004	1951
Merrillville, IN	0	643	7,084	3,526	643	10,610	3,557	1997	1999
Mesa, AZ	0	940	2,579	0	940	2,579	233	2005	1985
Midwest City, OK	0	470	5,673	0	470	5,673	2,261	1998	1958
Midwest City, OK	0	484	5,516	0	484	5,516	426	2005	1987
Millbury, MA	0	930	4,570	0	930	4,570	540	2004	1972
Mobile, AL	0	440	3,625	0	440	3,625	562	2003	1982
Monteagle, TN	0	310	3,318	0	310	3,318	482	2003	1980
Monterey, TN	0	0	4,195	0	0	4,195	1,049	2004	1977
Monticello, FL	0	140	4,471	0	140	4,471	495	2004	1986
Morgantown, KY	0	380	3,705	0	380	3,705	509	2003	1965
Moss Point, MS	0	120	7,280	0	120	7,280	741	2004	1933
Mountain City, TN	0	220	5,896	660	220	6,556	1,949	2001	1976
Naples, FL	0	550	5,450	0	550	5,450	519	2004	1968
Natchitoches, LA	0	190	4,096	0	190	4,096	294	2005	1975
Needham, MA	0	1,610	13,715	366	1,610	14,081	2,403	2002	1994
New Haven, CT	0	160	4,778	1,134	160	5,912	159	2006	1958
New Haven, IN	0	176	3,524	0	176	3,524	399	2004	1981
New Port Richey, FL	0	624	7,307	0	624	7,307	3,002	1998	1984
North Miami, FL	0	430	3,918	0	430	3,918	530	2004	1968
North Miami, FL	0	440	4,830	0	440	4,830	534	2004	1963
Norwalk, CT	0	410	2,118	2,201	410	4,319	329	2004	1971
Oklahoma City, OK	0	510	10,694	0	510	10,694	469	1998	1979
Ormond Beach, FL	0	0	2,739	73	0	2,812	792	2002	1983
Overland Park, KS	0	1,120	8,360	0	1,120	8,360	504	2005	1970

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
				(Dollars in thousands)

Owensboro, KY	$0	$240	$6,760	$0	$240	$6,760	$542	1993	1966
Owensboro, KY	0	225	13,275	0	225	13,275	971	2005	1964
Owenton, KY	0	100	2,400	0	100	2,400	216	2005	1979
Panama City, FL	0	300	9,200	0	300	9,200	923	2004	1992
Pasadena, TX	0	720	24,080	0	720	24,080	480	2007	2005
Pigeon Forge, TN	0	320	4,180	117	320	4,297	826	2001	1986
Pikesville, MD	0	450	10,750	0	450	10,750	226	2007	1983
Plano, TX	0	1,305	9,095	0	1,305	9,095	687	2005	1977
Plymouth, MA	0	440	6,220	931	440	7,151	539	2004	1968
Port St. Joe, FL	0	370	2,055	0	370	2,055	370	2004	1982
Prospect, CT	0	820	1,441	2,407	820	3,848	255	2004	1970
Pueblo, CO	0	370	6,051	0	370	6,051	1,900	1998	1989
Pueblo, CO	0	250	9,391	0	250	9,391	578	2005	1985
Quincy, FL	0	200	5,333	0	200	5,333	595	2004	1983
Quitman, MS	0	60	10,340	0	60	10,340	991	2004	1976
Rheems, PA	0	200	1,575	0	200	1,575	225	2003	1996
Richmond, VA	0	1,211	2,889	0	1,211	2,889	550	2003	1995
Richmond, VA	0	760	12,640	0	760	12,640	271	2007	1969
Ridgely, TN	0	300	5,700	97	300	5,797	1,024	2001	1990
Ringgold, LA	0	30	4,174	0	30	4,174	289	2005	1984
Rochdale, MA	0	675	11,847	2,024	800	13,746	1,945	2002	1995
Rockledge, FL	0	360	4,117	0	360	4,117	958	2001	1970
Rockwood, TN	0	500	7,116	741	500	7,857	1,423	2001	1979
Rogersville, TN	0	350	3,278	0	350	3,278	478	2003	1980
Royal Palm Beach, FL	0	980	8,320	0	980	8,320	854	2004	1984
Ruleville, MS	0	0	50	0	0	50	23	2003	1978
Ruston, LA	0	130	9,403	0	130	9,403	577	2005	1965
San Antonio, TX	0	560	7,315	0	560	7,315	1,156	2002	2000
San Antonio, TX	0	640	13,360	0	640	13,360	278	2007	2004
Sandwich, MA	0	1,140	11,190	279	1,140	11,469	843	2004	1987
Sarasota, FL	0	560	8,474	0	560	8,474	1,940	1999	2000
Sarasota, FL	0	600	3,400	0	600	3,400	361	2004	1982
Scituate, MA	0	1,740	10,640	0	1,740	10,640	593	2005	1976
Seville, OH	0	230	1,770	0	230	1,770	176	2005	1981
Shelby, MS	0	60	5,340	0	60	5,340	528	2004	1979
Shelbyville, KY	0	630	3,870	0	630	3,870	286	2005	1965
South Boston, MA	0	385	2,002	5,218	385	7,220	1,882	1995	1961
South Pittsburg, TN	0	430	5,628	0	430	5,628	663	2004	1979
Southbridge, MA	0	890	8,110	2,793	890	10,903	958	2004	1976
Spring City, TN	0	420	6,085	2,579	420	8,664	1,468	2001	1987
St. Louis, MO	0	750	6,030	0	750	6,030	914	1995	1994
Starke, FL	0	120	10,180	0	120	10,180	1,013	2004	1990
Staunton, VA	0	310	11,090	0	310	11,090	240	2007	1959
Stuart, FL	0	390	8,110	0	390	8,110	800	2004	1985
Swanton, OH	0	330	6,370	0	330	6,370	574	2004	1950
Tampa, FL	0	830	6,370	0	830	6,370	783	2004	1968
Torrington, CT	0	360	1,261	829	360	2,090	171	2004	1966
Troy, OH	0	470	16,730	0	470	16,730	1,451	2004	1971
Tucson, AZ	0	930	13,399	0	930	13,399	769	2005	1985
Tupelo, MS	0	740	4,092	0	740	4,092	615	2003	1980
Uhrichsville, OH	0	24	6,716	0	24	6,716	351	2006	1977
Venice, FL	0	500	6,000	0	500	6,000	562	2004	1987
Vero Beach, FL	0	660	9,040	1,461	660	10,501	4,189	1998	1984
Wareham, MA	0	875	10,313	1,701	875	12,014	1,817	2002	1989
Warren, OH	0	240	3,810	0	240	3,810	300	2005	1973
Waterbury, CT	0	370	2,166	1,163	370	3,329	86	2006	1972
Webster, TX	0	360	5,940	0	360	5,940	935	2002	2000
West Haven, CT	0	580	1,620	1,235	580	2,855	217	2004	1971
West Palm Beach, FL	0	696	8,037	0	696	8,037	3,820	1998	1984
West Worthington, OH	0	510	5,090	0	510	5,090	285	2006	1980
Westlake, OH	0	1,330	17,928	0	1,330	17,928	3,038	2001	1985
Westlake, OH	0	571	5,411	0	571	5,411	1,635	1998	1957
Westmoreland, TN	0	330	1,822	2,634	330	4,456	806	2001	1994
White Hall, IL	0	50	5,550	670	50	6,220	2,165	2002	1971
Whitemarsh, PA	0	2,310	6,190	0	2,310	6,190	544	2005	1967
Williamsburg, VA	0	1,360	7,440	0	1,360	7,440	162	2007	1970
Williamstown, KY	0	70	6,430	0	70	6,430	475	2005	1987
Winnfield, LA	0	31	6,480	0	31	6,480	417	2005	1964
Woodbridge, VA	0	680	4,423	0	680	4,423	729	2002	1977

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
				(Dollars in thousands)

Worcester, MA	$0	$1,100	$5,400	$2,497	$1,100	$7,897	$739	2004	1962

Total Skilled Nursing Facilities	24,142	111,614	1,384,450	65,218	111,739	1,449,543	194,548
Independent Living Facilities/CCRCs:
Amelia Island, FL	0	3,290	24,310	1,938	3,290	26,248	1,294	2005	1998
Anderson, SC	0	710	6,290	0	710	6,290	770	2003	1986
Atlanta, GA	0	2,059	14,914	0	2,059	14,914	5,729	1997	1999
Aurora, CO	0	2,600	5,906	8,036	2,600	13,942	443	2006	1988
Aurora, CO	0	1,379	0	0	1,379	0	0	2006
Austin, TX	0	880	9,520	0	880	9,520	2,423	1999	1998
Columbia, SC	0	2,120	4,860	2,185	2,120	7,045	802	2003	2000
Denver, CO	0	3,650	14,906	280	3,650	15,186	490	2006	1987
Douglasville, GA	0	90	217	0	90	217	32	2003	1985
Fremont, CA	0	3,400	25,300	0	3,400	25,300	1,335	2005	1987
Gardnerville, NV	0	1,144	10,831	0	1,144	10,831	4,718	1998	1999
Gilroy, CA	0	760	13,880	40	760	13,920	389	2006	2007
Houston, TX	0	4,790	7,100	0	4,790	7,100	1,201	2003	1974
Indianapolis, IN	0	495	6,287	22,565	495	28,852	628	2006	1981
Indianapolis, IN	0	255	2,473	0	255	2,473	171	2006	1981
Lauderhill, FL	0	1,836	25,216	0	1,836	25,216	1,694	2002	1976
Manteca, CA	0	1,300	12,125	0	1,300	12,125	658	2005	1985
Marysville, WA	0	620	4,780	0	620	4,780	535	2003	1998
Mesa, AZ	0	950	9,087	0	950	9,087	1,843	1999	2000
Mount Airy, NC	0	270	6,430	0	270	6,430	340	2005	1998
Naples, FL	0	1,716	17,306	0	1,716	17,306	9,177	1997	1999
Ossining, NY	0	1,510	9,490	0	1,510	9,490	1,513	2002	1967
Pawleys Island, SC	0	1,010	32,590	1,862	1,010	34,452	1,716	2005	1997
Raytown, MO	0	510	5,490	0	510	5,490	143	2006	2000
Rohnert Park, CA	0	6,500	18,700	0	6,500	18,700	1,001	2005	1985
Roswell, GA	0	1,107	9,627	0	1,107	9,627	4,241	1997	1999
Sonoma, CA	0	1,100	18,400	0	1,100	18,400	978	2005	1988
Spartanburg, SC	0	3,350	15,750	535	3,350	16,285	824	2005	1997
Twin Falls, ID	0	550	14,740	0	550	14,740	2,093	2002	1991
Urbana, IL	0	670	6,780	0	670	6,780	1,153	2002	1998
Vacaville, CA	0	900	17,100	0	900	17,100	915	2005	1986
Vallejo, CA	0	4,000	18,000	0	4,000	18,000	958	2005	1989
Vero Beach, FL	0	2,930	40,070	0	2,930	40,070	431	2007	2003
Wichita, KS	0	1,400	11,000	0	1,400	11,000	282	2006	1997
Winston-Salem, NC	0	2,850	13,550	329	2,850	13,879	740	2005	1997

Total Independent Living Facilities/CCRCs	0	62,701	453,025	37,770	62,701	490,795	51,660
Specialty Care Facilities:
Amarillo, TX	0	72	11,928	0	72	11,928	779	2005	1986
Bellaire, TX	0	4,028	45,900	75	4,028	45,975	1,338	2006	2005
Braintree, MA	0	350	13,731	0	300	13,781	4,864	1998	1918
Chicago, IL	0	3,650	7,505	11,820	3,650	19,325	4,819	2002	1979
Corpus Christi, TX	0	77	3,923	0	77	3,923	297	2005	1968
El Paso, TX	0	112	15,888	0	112	15,888	1,027	2005	1994
Ft. Wayne, IN	0	170	8,232	0	170	8,232	0	2006	2006
Lafayette, LA	0	1,928	10,483	0	1,928	10,483	414	2006	1993
Midwest City, OK	0	146	3,854	0	146	3,854	284	2005	1996
New Albany, OH	0	3,020	27,445	0	3,020	27,445	3,590	2002	2003
Plano, TX	0	195	14,805	0	195	14,805	957	2005	1995
San Antonio, TX	0	0	17,303	0	0	17,303	364	2007	2007
Springfield, MA	0	2,100	22,913	160	2,100	23,073	8,715	1996	1952
Stoughton, MA	0	975	25,247	0	975	25,247	9,701	1996	1958
Tulsa, OK	0	3,003	6,025	0	3,003	6,025	332	2006	1992
Waukesha, WI	0	4,700	20,670	0	4,700	20,670	33	2007
Webster, TX	0	2,418	12,028	0	2,418	12,028	519	2006	1991

Total Specialty Care Facilities	0	26,944	267,880	12,055	26,894	279,985	38,033
Medical Office Buildings:
Arcadia, CA(7)	10,676	5,408	23,219	456	5,604	23,479	1,117	2006	1984
Atlanta, GA	0	4,931	18,720	103	4,983	18,771	1,038	2006	1992
Aurora, IL	0	540	9,023	0	540	9,023	334	2006	1996
Aurora, IL	0	2,803	1,711	0	2,803	1,711	220	2006	1989
Austell, GA(7)	4,496	2,223	8,362	0	2,223	8,362	811	2006	1999

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
				(Dollars in thousands)

Bartlett, TN(8)	$8,860	$0	$15,015	$285	$187	$15,113	$398	2007	2004
Bellaire, TX	0	2,972	33,445	10	2,972	33,455	1,106	2006	2005
Birmingham, AL	0	651	39,552	748	651	40,300	1,518	2006	1971
Boca Raton, FL(7)	14,519	109	34,002	237	109	34,239	1,319	2006	1995
Boynton Beach, FL(7)	4,405	0	6,574	390	214	6,750	145	2007	2004
Boynton Beach, FL(7)	4,840	2,048	7,692	0	2,048	7,692	419	2006	1995
Boynton Beach, FL(8)	4,341	2,048	7,403	48	2,048	7,451	345	2006	1997
Boynton Beach, FL(8)	6,484	0	11,235	234	109	11,360	458	2007	1996
Claremore, OK(8)	8,603	0	12,829	132	132	12,829	285	2007	2005
Coral Springs, FL	0	1,598	10,627	85	1,600	10,710	603	2006	1993
Dallas, TX(7)	16,331	137	29,357	27	137	29,384	2,234	2006	1995
Decatur, GA	0	934	1,837	10	934	1,847	335	2006	1971
Delray Beach, FL(7)	14,232	1,882	34,767	194	1,882	34,961	1,712	2006	1985
Denton, TX(8)	12,690	0	19,407	0	0	19,407	352	2007	2005
Durham, NC(7)	6,710	6,814	10,825	399	6,826	11,212	1,092	2006	1980
Durham, NC	0	0	0	10	0	10	0	2006	1980
Edinburg, TX(7)	6,300	431	4,791	0	431	4,791	178	2006	1996
El Paso, TX	0	1,083	6,427	72	1,083	6,499	583	2006	1982
El Paso, TX(7)	10,930	677	17,075	0	677	17,075	689	2006	1997
Fayetteville, GA(7)	3,488	959	7,540	107	959	7,647	362	2006	1999
Franklin, TN	0	2,338	12,138	0	2,338	12,138	276	2007	1988
Frisco, TX(8)	9,739	0	18,635	0	0	18,635	402	2007	2004
Frisco, TX	0	0	15,309	12	0	15,321	331	2007	2004
Germantown, TN	0	3,049	12,456	0	3,049	12,456	454	2006	2002
Glendale, CA(8)	8,771	0	18,558	37	37	18,558	450	2007	2002
Greeley, CO	0	877	6,711	0	877	6,711	28	2007	1997
Jupiter, FL(7)	7,628	2,252	11,415	0	2,252	11,415	488	2006	2001
Jupiter, FL(8)	4,755	0	5,858	2,825	2,825	5,858	159	2007	2004
Lakeway, TX	0	2,801	0	0	2,801	0	0	2007
Lakewood, CA	0	146	14,885	44	146	14,929	566	2006	1993
Las Vegas , NV(7)	6,391	74	15,287	87	74	15,374	711	2006	2000
Las Vegas, NV	0	6,127	0	0	6,127	0	0	2007
Las Vegas, NV(7)	8,347	6,734	54,886	0	6,734	54,886	1,826	2006	1991
Las Vegas, NV(7)	4,728	2,319	4,612	10	2,319	4,622	284	2006	1991
Las Vegas, NV(8)	3,270	0	6,921	429	433	6,917	162	2007	1997
Lawrenceville, GA	0	2,279	10,732	0	2,279	10,732	434	2006	2001
Lawrenceville, GA(7)	2,476	1,054	4,974	0	1,054	4,974	209	2006	2002
Lewisville, TX	0	142	5,030	130	142	5,160	171	2006	1997
Los Alamitos, CA(8)	8,909	0	18,635	39	39	18,635	412	2007	2003
Los Gatos, CA	0	488	22,832	45	488	22,877	1,692	2006	1993
Loxahatchee, FL(7)	3,463	1,340	6,509	0	1,340	6,509	252	2006	1993
Loxahatchee, FL(7)	2,847	1,553	4,694	31	1,562	4,716	157	2006	1994
Loxahatchee, FL	0	1,637	5,048	9	1,646	5,048	163	2006	1997
Middletown, NY	0	1,756	20,364	0	1,756	20,364	1,336	2006	1998
Morrow, GA	0	818	8,064	0	818	8,064	33	2007	1990
Mount Juliet, TN(10)	6,373	1,566	12,885	0	1,566	12,885	33	2007	2005
Nashville , TN	0	1,806	7,165	64	1,806	7,229	420	2006	1986
Niagra Falls, NY	0	1,335	17,702	0	1,335	17,702	448	2007	1990
Ocala, FL	0	885	4,982	0	885	4,982	339	2006	1991
Okatie, SC(8)	8,402	0	18,282	171	171	18,282	605	2007	1998
Orange Village, OH	0	610	7,419	0	610	7,419	323	2007	1985
Palm Bay, FL(7)	2,033	1,476	3,432	52	1,484	3,476	1,031	2006	1997
Palm Springs , CA	0	365	12,396	312	365	12,708	658	2006	1998
Palm Springs, FL(7)	2,917	733	4,078	2	739	4,074	191	2006	1993
Palm Springs, FL	0	1,174	7,834	33	1,182	7,859	491	2006	1997
Palmer, AK(8)	19,980	0	29,705	988	217	30,476	898	2007	2006
Pearland, TX(7)	2,513	781	5,522	0	781	5,522	265	2006	2000
Pearland, TX(7)	1,635	948	4,599	0	948	4,599	269	2006	2002
Pelham, AL	0	915	1,455	11	915	1,466	124	2006	1990
Phoenix, AZ(7)	30,878	1,149	49,586	1	1,149	49,587	3,447	2006	1998
Pineville, NC	0	961	6,974	0	961	6,974	466	2006	1988
Plantation, FL(7)	10,346	8,563	10,666	21	8,563	10,687	571	2006	1997
Plantation, FL(7)	9,654	8,848	9,423	—	8,848	9,423	1,060	2006	1996
Reno, NV	0	1,117	22,090	0	1,117	22,090	1,214	2006	1991
Sacramento, CA(7)	5,161	866	12,756	0	866	12,756	500	2006	1990
San Antonio, TX(7)	6,789	2,050	16,251	67	2,050	16,318	968	2006	1999
St. Louis, MO(8)	8,023	0	17,247	336	336	17,247	435	2007	2001
Suwanee, GA	0	1,776	5,804	4	1,776	5,808	478	2006	1998
Suwanee, GA	0	1,437	4,941	51	1,437	4,992	391	2006	2001

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
				(Dollars in thousands)

Suwanee, GA	$0	$1,046	$4,786	$10	$1,046	$4,796	$260	2006	2003
Tempe, AZ(8)	5,804	0	9,112	1,487	1,487	9,112	346	2007	1996
Tomball, TX(7)	3,074	1,404	5,142	0	1,404	5,142	486	2006	1982
Trussville, AL	0	1,336	2,177	8	1,336	2,185	205	2006	1990
Tucson, AZ(8)	10,814	89	18,339	207	89	18,546	392	2007	2004
Union City, TN	0	1,878	7,535	0	1,878	7,535	744	2006	1999
Voorhees, NJ	0	6,404	24,251	3	6,405	24,253	981	2006	1997
Wellington , Fl(8)	6,689	0	13,697	381	381	13,697	296	2007	2003
Wellington, FL(7)	7,458	107	16,933	0	107	16,933	661	2006	2000
West Palm Beach, FL(7)	7,660	628	14,740	35	628	14,775	559	2006	1993
West Palm Beach, FL(7)	7,075	610	14,618	0	610	14,618	683	2006	1991
West Palm Beach, FL(7)	6,405	950	15,183	151	988	15,296	817	2006	1995
West Seneca, NY(9)	13,519	917	22,435	0	917	22,435	335	2007	1990
Yorkville, IL	0	1,419	2,816	5	1,419	2,821	156	2006	1980

Total Medical Office Building	392,431	132,181	1,140,946	11,645	139,090	1,145,682	51,195
Construction in Progress	0	0	313,709	0	0	313,709	0

Total Investment in Real Property Owned	$506,973	$440,044	$4,508,094	$168,867	$447,029	$4,669,976	$478,373

(1)	In June 2003, three wholly-owned subsidiaries of the Company completed the acquisitions of three assisted living facilities from Emeritus Corporation. The properties were subject to existing mortgage debt of $13,981,000. The three wholly-owned subsidiaries are included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(2)	In September 2003, four wholly-owned subsidiaries of the Company completed the acquisitions of four assisted living facilities from Emeritus Corporation. The properties were subject to existing mortgage debt of $24,291,000. The four wholly-owned subsidiaries are included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(3)	In September 2003, 17 wholly-owned subsidiaries of the Company completed the acquisitions of 17 assisted living facilities from Southern Assisted Living, Inc. The properties were subject to existing mortgage debt of $59,471,000. The 17 wholly-owned subsidiaries are included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(4)	In September 2005, one wholly-owned subsidiary of the Company completed the acquisition of one assisted living facility from Emeritus Corporation. The property was subject to existing mortgage debt of $6,705,000. The wholly-owned subsidiary is included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiary be a separate legal entity wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(5)	In January 2005, one wholly-owned subsidiary of the Company completed the acquisition of one assisted living facility from Emeritus Corporation. The property was subject to existing mortgage debt of $7,875,000. The wholly-owned subsidiary is included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiary be a separate legal entity wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(6)	In March 2006, four wholly-owned subsidiaries of the Company completed the acquisition of four skilled nursing facilities from Provider Services, Inc. The properties was subject to existing mortgage debt of $25,049,000. The wholly-owned subsidiaries are included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(7)	In December 2006, the Company completed the acquisition of Windrose Medical Properties Trust. Certain of the properties were subject to existing mortgage debt of $248,844,000. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries related to the aforementioned properties be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(8)	In May 2007, a wholly-owned subsidiary of the Company completed the acquisition of 17 medical office buildings from Rendina Companies. Certain of the properties were subject to existing mortgage debt of $146,335,000. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries related to the aforementioned properties be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(9)	In August 2007, a wholly-owned subsidiary of the Company completed the acquisition of a medical office building from C06 Holdings, LLC. The property was subject to existing mortgage debt of $13,623,000. The wholly-owned subsidiary is included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiary be a separate legal entity wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(10)	In December 2007, a wholly-owned subsidiary of the Company completed the acquisition of a medical office building from Sports Docs, L.L.C. The property was subject to existing mortgage debt of $6,374,000. The wholly-owned subsidiary is included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiary be a separate legal entity wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

HEALTH CARE REIT, INC.

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Investment in real estate:
Balance at beginning of year	$4,282,858	$2,936,800	$2,409,963
Additions:
Acquisitions	435,473	913,160	568,660
Improvements	333,520	169,811	31,422
Conversions from loans receivable	0	11,204	3,908
Deferred acquisition payments	0	2,000	18,125
Assumed other assets/(liabilities), net	2,432	24,488	0
Assumed debt	166,188	326,690	22,309
SFAS 141 adjustments	2,189	0	0

Total additions	939,802	1,447,353	644,424
Deductions:
Cost of real estate sold	(105,655)	(94,466)	(115,179)
Reclassification of accumulated depreciation for assets held for sale	0	(6,829)	(2,408)

Total deductions	(105,655)	(101,295)	(117,587)

Balance at end of year(1)	$5,117,005	$4,282,858	$2,936,800

Accumulated depreciation:
Balance at beginning of year	$347,007	$274,875	$219,536
Additions:
Depreciation and amortization expenses	149,626	97,638	84,828
Amortization of above market leases	3,518	0	0

Total additions	153,144	97,638	84,828
Deductions:
Sale of properties	(21,778)	(18,677)	(27,081)
Reclassification of accumulated depreciation for assets held for sale	0	(6,829)	(2,408)

Total deductions	(21,778)	(25,506)	(29,489)

Balance at end of year	$478,373	$347,007	$274,875

(1)	The aggregate cost for tax purposes for real property equals $5,110,696,000, $4,049,675,000 and $2,389,766,000 at December 31, 2007, 2006 and 2005, respectively.

HEALTH CARE REIT, INC.

SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE
December 31, 2007

						(In thousands)
							Principal Amount
							of Loans Subject
		Final	Periodic			Carrying	to Delinquent
	Interest	Maturity	Payment	Prior	Face Amount	Amount of	Principal or
Description	Rate	Date	Terms	Liens	of Mortgages	Mortgages	Interest(1)

First mortgage loan relating to	10.14%	09/30/20	Monthly Payments	$0	$34,000	$33,560	$0
two skilled nursing facilities in Florida			$312,198
First mortgage loan relating to	9.380%	04/01/22	Monthly Payments	0	23,097	23,097	0
five skilled nursing facilities in Virginia			$180,542
First mortgage loan relating to	11.73%	09/01/12	Monthly Payments	0	12,700	12,332	0
one skilled nursing facility in Florida			$130,949
First mortgage loan relating to	13.95%	09/07/09	Monthly Payments	0	12,000	11,550	0
one specialty care facility in Massachusetts			$70,744
First mortgage loan relating to	15.21%	07/01/08	Monthly Payments	0	7,400	7,145	0
one skilled nursing facility in Pennsylvania			$71,447
First mortgage loan relating to	9.63%	05/01/09	Monthly Payments	0	18,800	6,949	0
one specialty care facility in California			$169,818
Second mortgage loan realting to	19.26%	09/09/09	Monthly Payments	16,414	5,700	5,700	323
one independent living facility in Massachusetts			$48,165
First mortgage loan realting to	19.26%	12/01/08	Monthly Payments	0	4,895	4,768	111
one independent living facility in Massachusetts			$40,291
First mortgage loan realting to	10.14%	06/30/20	Monthly Payments	0	4,500	4,382	0
one skilled nursing facility in Michigan			$41,282
Six first mortgage loans	From	From	Monthly Payments	0	15,731	15,232	71
relating to three independent	7.00% to	09/1/10 to	from $489
living facilities, one assisted living facility, and seven skilled nursing facilities	19.00%	12/01/15	to $76,514
Six second mortgage loans	From	From	Monthly Payments	15,394	18,442	15,369	254
relating to six independent	19.00% to	05/01/08 to	from $7,886
living facilities	19.26%	01/31/12	to $24,922
Two third mortgage loans	From	From	Monthly Payments	7,392	3,109	3,007	230
relating to two independent	19.00% to	09/01/08 to	from $10,715
living facilities	19.26%	01/01/09	to $11,830

Totals				$39,200	$160,374	$143,091	$989

(1)	Represents allocation of allowance for losses on loans receivable, if applicable.

HEALTH CARE REIT, INC.

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Reconciliation of mortgage loans:
Balance at beginning of year	$177,615	$141,467	$155,266
Additions:
New mortgage loans	55,692	87,563	36,055
Reclass from non real estate loans	1,607	0	0

Total additions	57,299	87,563	36,055
Deductions:
Collections of principal(1)	(19,296)	(40,155)	(45,946)
Conversions to real property	0	(11,204)	(3,908)
Charge-offs	0	(56)	0
Reclass to other real estate loans(2)	(72,527)	0	0

Total deductions	(91,823)	(51,415)	(49,854)

Balance at end of year	$143,091	$177,615	$141,467

(1)	Includes collection of negative principal amortization.

(2)	In 2007, the Company reclassified all loans that did not have a first, second or third mortgage lien to other real estate loans.